      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            GREAT LAKES MERGER TRUST
             (Exact Name of Registrant as Specified in Its Charter)

           MARYLAND                          6798                 36-3844714*
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)
                                   GREAT LAKES MERGER TRUST
                                  823 COMMERCE DRIVE, SUITE
                                             300
                                  OAK BROOK, ILLINOIS 60523
                                        (630) 368-2900

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               RICHARD L. RASLEY
                           EXECUTIVE VICE PRESIDENT,
                        CO-GENERAL COUNSEL AND SECRETARY
                            GREAT LAKES MERGER TRUST
                         823 COMMERCE DRIVE, SUITE 300
                           OAK BROOK, ILLINOIS 60523
                                 (630) 368-2900
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                         ------------------------------
                                   COPIES TO:

                               TIMOTHY J. MELTON
                           JONES, DAY, REAVIS & POGUE
                              77 WEST WACKER DRIVE
                          CHICAGO, ILLINOIS 60601-1692
                                 (312) 782-3939
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
                               AND THE EFFECTIVE
  TIME OF THE MERGER (THE "MERGER") OF GREAT LAKES REIT, INC. AND GREAT LAKES
                                  MERGER TRUST
AS DESCRIBED IN THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 5, 1998 (THE
                        "MERGER AGREEMENT"), ATTACHED AS
     APPENDIX A TO THE PROXY STATEMENT/PROSPECTUS THAT FORMS A PART OF THIS
                            REGISTRATION STATEMENT.
                         ------------------------------

    If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO       AGGREGATE OFFERING      AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED       PRICE PER UNIT      OFFERING PRICE     REGISTRATION FEE
Common Shares of Beneficial Interest,
  $.01 par value per share..................    17,948,471(1)            N.A.          $325,316,037(2)        $95,969(2)

(1) Includes the maximum number of Common Shares of Beneficial Interest to be registered hereunder that may be issuable pursuant to the Merger as described herein. Based upon the number of shares of Common Stock, par value $.01 per share ("Common Stock"), of Great Lakes REIT, Inc. outstanding at the close of business on June 4, 1998, assuming (a) the issuance of 570,356 shares of Common Stock the exercise of all options to purchase shares of Common Stock currently expected to be exercisable prior to July 31, 1998 and
    (b) the issuance of 72,497 shares of Common Stock in exchange for all outstanding limited partnership interests in Great Lakes REIT, L.P. Pursuant to the Merger Agreement, each outstanding share of Common Stock will be converted into the right to receive one Common Share of Beneficial Interest.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

------------------------------

*I.R.S. Employer Identification Number of Great Lakes REIT, Inc., the predecessor to the Registrant prior to the Merger described herein.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             GREAT LAKES REIT, INC.
                               823 COMMERCE DRIVE
                                   SUITE 300
                           OAK BROOK, ILLINOIS 60523
                                 (630) 368-2900

                                 June   , 1998

Dear Fellow Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Great Lakes REIT, Inc. (the "Company"), which will be held at the Hyatt Regency Woodfield Hotel, 1800 East Golf Road, Schaumburg, Illinois on July 17, 1998 at 10:00 a.m., Central Time.

    At the Annual Meeting, you will be asked to consider and vote upon (i) the approval of the merger (the "Merger") of the Company with and into Great Lakes Merger Trust, a Maryland real estate investment trust (the "Trust"), and the Agreement and Plan of Merger, dated as of June 5, 1998 (the "Merger Agreement"), between the Company and the Trust; (ii) a proposal to elect seven directors for terms expiring at the Annual Meeting to be held in 1999; and (iii) such other matters as may properly come before the meeting or any adjournments or postponements thereof. A complete description of the Merger Agreement is set forth in the accompanying Proxy Statement/Prospectus.

    The Merger Agreement provides for the reorganization of the Company from a Maryland corporation into a Maryland real estate investment trust. Pursuant to the Merger, the Trust will be the surviving entity and will be renamed Great Lakes REIT, the separate existence of the Company will terminate and each issued and outstanding share of common stock of the Company (the "Company Common Stock") will be converted into one common share of beneficial interest in the Trust (the "Trust Shares"). We believe that the governance provisions of the Trust, together with the Maryland real estate investment trust statute, afford holders of Trust Shares rights substantially similar to holders of Company Common Stock, with the exception of certain provisions that are designed to protect the Trust's ability to qualify as a real estate investment trust for federal income tax purposes.

    The principal reason for the Merger is to eliminate the obligation to pay substantial franchise taxes each year in the State of Illinois, where 17 of the Company's 37 properties are located. Currently, the State of Illinois does not impose franchise taxes on business entities organized as trusts. As a result, under current law, the Trust will not be liable for the payment of Illinois franchise taxes.

    It is expected that, upon the consummation of the Merger, the Trust Shares will trade on the New York Stock Exchange (the "NYSE") under the GL symbol in the same manner as shares of Company Common Stock currently trade on the NYSE. Detailed information concerning the Merger is set forth in the accompanying Proxy Statement/Prospectus.

    The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement/Prospectus contain information about the Merger and the Annual Meeting, including information about a proposal to elect seven directors for terms expiring at the Annual Meeting to be held in 1999.

    AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS DETERMINED THE MERGER TO BE ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT ALL STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. THE BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE "FOR" EACH OF THE SEVEN DIRECTORS NOMINATED FOR TERMS EXPIRING AT THE ANNUAL MEETING IN 1999.

    It is important that your shares be represented at the Annual Meeting. Therefore, whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

    We encourage you to attend the Annual Meeting in person, but whether you expect to attend the Annual Meeting or not, we urge you to return your proxy card promptly.

                                          Sincerely yours,
                                          Richard A. May
                                          CHAIRMAN OF THE BOARD AND CHIEF
                                          EXECUTIVE OFFICER

                             YOUR VOTE IS IMPORTANT
                   PLEASE COMPLETE, SIGN AND DATE AND RETURN
                            THE ENCLOSED PROXY CARD

                             GREAT LAKES REIT, INC.
                               823 COMMERCE DRIVE
                                   SUITE 300
                           OAK BROOK, ILLINOIS 60523
                                 (630) 368-2900

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 17, 1998

                             ---------------------

TO THE STOCKHOLDERS OF GREAT LAKES REIT, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Great Lakes REIT, Inc., a Maryland corporation (the "Company"), will be held at the Hyatt Regency Woodfield Hotel, 1800 East Golf Road, Schaumburg, Illinois on July 17, 1998 at 10:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve the Merger (as defined below) and the Agreement and Plan of Merger, dated as of June 5, 1998 (the "Merger Agreement"), between the Company and Great Lakes Merger Trust, a Maryland real estate investment trust newly formed by the Company (the "Trust"). The Merger Agreement provides for the reorganization of the Company from a Maryland corporation to a Maryland real estate investment trust by means of the merger (the "Merger") of the Company with and into the Trust (the "Trust Conversion Proposal"). Pursuant to the Merger, the Trust will be the surviving entity and will be renamed Great Lakes REIT, the separate existence of the Company will terminate and each issued and outstanding share of common stock of the Company will be converted into one common share of beneficial interest in the Trust. THE MERGER IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND THE APPENDICES THERETO, WHICH FORM A PART OF THIS NOTICE. A COPY OF THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THE PROXY STATEMENT/ PROSPECTUS.

    2. To consider and vote upon a proposal to elect seven directors for terms expiring at the Annual Meeting in 1999 (the "Director Election Proposal").

    3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

    Only holders of record of Company's common stock at the close of business on June 9, 1998, the record date for the Annual Meeting (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.

    The approval of the Trust Conversion Proposal requires the affirmative vote of the holders of a majority of the shares of the Company's common stock outstanding on the Record Date for the Annual Meeting. The election to the Company's Board of Directors of each of the nominees specified in the Director Election Proposal requires the affirmative vote of a plurality of the votes cast at the Annual Meeting.

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF A PROXY IS SIGNED BUT NO VOTING INSTRUCTIONS ARE INDICATED THEREON, SUCH PROXY WILL BE VOTED "FOR" THE TRUST CONVERSION PROPOSAL AND "FOR" EACH OF THE DIRECTORS NOMINATED PURSUANT TO THE DIRECTOR ELECTION PROPOSAL AS SET FORTH IN THIS NOTICE OF ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW THE PROXY AND VOTE IN PERSON.

    THE COMPANY'S STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                          By Order of the Board of Directors,
                                          Richard L. Rasley
                                          SECRETARY

Oak Brook, Illinois
June   , 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 5, 1998

                             GREAT LAKES REIT, INC.

                                PROXY STATEMENT
                             ---------------------

                            GREAT LAKES MERGER TRUST

                                   PROSPECTUS

    This Proxy Statement/Prospectus is being furnished to the holders of the common stock, par value $.01 per share (the "Company Common Stock"), of Great Lakes REIT, Inc., a Maryland corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Hyatt Regency Woodfield Hotel, 1800 East Golf Road, Schaumburg, Illinois on July 17, 1998 at 10:00 a.m., local time, and at any adjournments or postponements thereof.

    This Proxy Statement/Prospectus also constitutes the prospectus of Great Lakes Merger Trust, a newly formed Maryland real estate investment trust that currently is wholly-owned by the Company (the "Trust"), relating to the Trust Shares (as defined below) into which the outstanding shares of Company Common Stock will be converted in connection with the reorganization of the Company from a Maryland corporation into a Maryland real estate investment trust by means of a merger (the "Merger") of the Company with and into the Trust. Upon consummation of the Merger, the Trust will be the surviving entity and will be renamed Great Lakes REIT. The Merger will be effected pursuant to the Agreement and Plan of Merger, dated as of June 5, 1998 (the "Merger Agreement"), between the Company and the Trust. A copy of the Merger Agreement is attached hereto as Appendix A. Pursuant to the Merger, each issued and outstanding share of Company Common Stock will be converted into one common share of beneficial interest, par value $.01 per share, in the Trust (the "Trust Shares"). In addition, outstanding options and other rights to acquire Company Common Stock will be converted into equivalent rights to acquire Trust Shares.

    The principal reason for the Merger is to eliminate the Company's obligation to pay substantial franchise taxes each year. Illinois franchise tax obligations are imposed on the Company based on the allocation of the Company's paid-in capital in the State of Illinois, where 17 of the Company's current 37 properties are located. In fiscal years 1997, 1996 and 1995, the Company paid $196,723, $33,313 and $49,275, respectively, in Illinois franchise taxes. Currently, the State of Illinois does not impose franchise taxes on business entities organized as trusts and, as a result, the Trust will not be liable for the payment of franchise taxes in the State of Illinois. There is no assurance, however, that the State of Illinois will not amend its laws in the future to treat trusts as corporations liable for the payment of franchise taxes. See "The Merger--Principal Reasons for the Merger."

    Upon consummation of the Merger, it is expected that the Trust Shares will be listed for trading on the New York Stock Exchange (the "NYSE"), where the Company Common Stock is currently listed. See "The Merger-- Terms of the Merger."

    At the Annual Meeting, stockholders will also be asked to consider and vote upon a proposal to elect seven directors for terms expiring at the Annual Meeting in 1999. See "Director Election Proposal."

    The Board of Directors has fixed the close of business on June 9, 1998 as the record date for the determination of stockholders entitled to receive notice of and vote at the Annual Meeting (the "Record Date"). As of the Record Date,
there were         outstanding shares of Company Common Stock. See "Voting and
Proxies."

    This Proxy Statement/Prospectus and the accompanying form of proxy card are
first being mailed to stockholders of the Company on or about June   , 1998.

    This Proxy Statement/Prospectus does not cover any resales of Trust Shares to be received by stockholders of the Company upon consummation of the Merger, and no person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resale.
    THE SECURITIES OF THE TRUST DESCRIBED HEREIN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
      SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

         The date of this Proxy Statement/Prospectus is June   , 1998.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................     2
FORWARD-LOOKING STATEMENTS................................................     3
SUMMARY...................................................................     4
  Date, Time, Place and Purpose of Annual Meeting.........................     4
  Stockholders Entitled to Vote...........................................     4
  Vote Required; No Dissenters' Rights....................................     4
  The Company and the Trust...............................................     4
  The Merger..............................................................     5
  Recommendation of the Board of Directors................................    10
  Distributions and Market Prices of Company Common Stock.................    10
  Unaudited Per Share Data................................................    11
VOTING AND PROXIES........................................................    12
  Matters to Be Considered at the Annual Meeting..........................    12
  Record Date and Outstanding Shares......................................    12
  Voting of Proxies.......................................................    12
  Vote Required...........................................................    12
  Quorum; Abstentions and Broker Non-Votes................................    12
  Solicitation of Proxies and Expenses....................................    13
THE MERGER................................................................    14
  Principal Reason for the Merger.........................................    14
  Terms of the Merger Agreement...........................................    14
  Comparison of Rights of Stockholders of the Company and Shareholders of
    the Trust.............................................................    15
  Limitation of Liability of Shareholders.................................    18
  Limitation of Liability and Indemnification of Trustees and Officers....    18
  Certain Provisions of Maryland Law......................................    19
  Absence of Dissenters' Rights...........................................    21
  Regulatory Requirements.................................................    21
  Accounting Treatment....................................................    21
  Certain Federal Income Tax Consequences of the Merger...................    21
  Stock Certificates......................................................    22
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST IN THE TRUST.................    22
  General.................................................................    22
  Trust Shares............................................................    22
  Trust Preferred Shares..................................................    23
  Restrictions on Transfer................................................    23
  Transfer Agent and Registrar............................................    25
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES...............................    25
  Investment Policies.....................................................    25
  Dispositions............................................................    26
  Financing Policies......................................................    26
  Conflict of Interest Policies...........................................    27
  Policies with Respect to Other Activities...............................    28
FEDERAL INCOME TAX CONSIDERATIONS.........................................    28
  General.................................................................    29
  Taxation of the Trust...................................................    30
  Requirements for Qualification..........................................    31
  Failure to Qualify......................................................    37

                                                                            PAGE
                                                                            ----
  Taxation of Taxable U.S. Shareholders...................................    37
  Taxation of Tax-Exempt Shareholders.....................................    40
  Taxation of Non-U.S. Shareholders.......................................    41
  Tax Aspects of the Trust's Investment in the Operating Partnership......    45
  Partnership Classification..............................................    45
  Income Taxation of the Operating Partnership and Its Partners...........    46
  Other Tax Considerations................................................    48
DIRECTOR ELECTION PROPOSAL................................................    49
  Committees of the Board of Directors....................................    51
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE...................    51
EXECUTIVE COMPENSATION....................................................    52
  Compensation of Directors...............................................    52
  Compensation of Executive Officers......................................    53
  Change in Control Agreements............................................    56
  Limited Purpose Employee Loan Program...................................    57
  Compensation Committee Interlocks and Insider Participation.............    57
  Compensation Committee Report on Executive Compensation.................    57
  Performance Graph.......................................................    60
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............    61
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................    62
  Advisor Relationship....................................................    62
  Consultant Arrangement..................................................    63
  Registration Rights.....................................................    63
  Management Loans........................................................    63
LEGAL MATTERS.............................................................    63
EXPERTS...................................................................    63
OTHER MATTERS.............................................................    64
SHAREHOLDER PROPOSALS.....................................................    64

APPENDICES
  Appendix A  Agreement and Plan of Merger
  Appendix B  Form of Amended and Restated Declaration of Trust
  Appendix C  Form of Trust Bylaws

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates by writing the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The Company Common Stock is listed on the NYSE, and reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The Trust has filed with the Commission a registration statement (the "Registration Statement," which term shall include any amendments thereto) on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Trust Shares to be issued upon the consummation of the Merger pursuant to the Merger Agreement described herein, and this Proxy Statement/Prospectus constitutes the Prospectus of the Trust with respect to such Trust Shares. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. For further information, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED A COPY OF ANY OR ALL OF SUCH DOCUMENTS THAT ARE INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE DOCUMENTS THAT THIS PROXY STATEMENT/PROSPECTUS INCORPORATES). ORAL OR WRITTEN REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO GREAT LAKES REIT, INC., 823 COMMERCE DRIVE, SUITE 300, OAK BROOK, ILLINOIS 60523, TELEPHONE NUMBER (630) 368-2900, ATTENTION: RICHARD L. RASLEY, SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY 10, 1998.

    The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed to be a part hereof:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 Form 10-K");

    2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

    3. The Company's Current Report on Form 8-K/A dated February 6, 1998, filed with the Commission on February 20, 1998; the Company's Current Report on Form 8-K dated April 17, 1998, filed with the Commission on April 20, 1998; the Company's Current Report on Form 8-K dated April 21, 1998, filed with the Commission on April 24, 1998; and the Company's Current Report on Form 8-K dated May 22, 1998, filed with the Commission on June 4, 1998.

    All documents filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date any such document is filed. Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for all purposes of this Proxy Statement/Prospectus to the extent a statement contained in this Proxy Statement/Prospectus or in any subsequently filed document that also is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus. All information appearing in this Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

    No persons have been authorized to give any information or to make any representation with respect to the matters described in this Proxy Statement/Prospectus other than those contained herein or in the documents incorporated by reference herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Trust. This Proxy Statement/ Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Proxy Statement/Prospectus or the affairs of the Company or the Trust since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

                           FORWARD-LOOKING STATEMENTS

    CERTAIN STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, AND THE COMPANY INTENDS THAT SUCH "FORWARD-LOOKING STATEMENTS" BE SUBJECT TO THE SAFE HARBORS CREATED THEREBY. THE WORDS "BELIEVE," "EXPECT" AND "ANTICIPATE" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. IN ADDITION, STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS WITH RESPECT TO ITS SHORT-TERM AND LONG-TERM LIQUIDITY REQUIREMENTS AND RELATED SOURCES ARE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS REFLECT THE COMPANY'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE AND ARE SUBJECT TO MANY UNCERTAINTIES AND FACTORS THAT RELATE TO THE COMPANY'S OPERATIONS AND BUSINESS ENVIRONMENT THAT MAY CAUSE THE ACTUAL RESULTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. EXAMPLES OF SUCH UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, CHANGES IN INTEREST RATES, CHANGES IN THE EQUITY VALUE OF THE COMPANY, INCREASED COMPETITION FOR THE ACQUISITION OF NEW PROPERTIES, AVAILABILITY OF ALTERNATIVE FINANCING SOURCES, UNANTICIPATED EXPENSES AND DELAYS IN ACQUIRING PROPERTIES OR INCREASING OCCUPANCY RATES AND REGIONAL ECONOMIC AND BUSINESS CONDITIONS. THE COMPANY AND THE TRUST DISCLAIM ANY OBLIGATION TO UPDATE ANY SUCH FACTORS OR TO PUBLICLY ANNOUNCE THE RESULT OF ANY REVISIONS TO ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE STATEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, THE APPENDICES AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF COMPANY COMMON STOCK ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO IN THEIR ENTIRETY. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROXY STATEMENT/PROSPECTUS TO THE "COMPANY" REFER TO THE COMPANY AND GREAT LAKES REIT, L.P. (THE "OPERATING PARTNERSHIP"), COLLECTIVELY. THE OPERATING PARTNERSHIP IS THE OWNER OF ALL OF THE PROPERTIES (AS DEFINED HEREIN).

DATE, TIME, PLACE AND PURPOSE OF ANNUAL MEETING

    The Annual Meeting will be held at the Hyatt Regency Woodfield Hotel, 1800 East Golf Road, Schaumburg, Illinois on July 17, 1998 at 10:00 a.m., local time, to (i) approve the Merger and the Merger Agreement, which provide for the reorganization of the Company from a Maryland corporation to a Maryland real estate investment trust (the "Trust Conversion Proposal"), and (ii) elect seven directors for terms expiring at the Annual Meeting to be held in 1999 (the "Director Election Proposal").

STOCKHOLDERS ENTITLED TO VOTE

    The Board of Directors has fixed the close of business on June 9, 1998 as the Record Date for the determination of stockholders entitled to receive notice of and vote at the Annual Meeting. As of the Record Date, the Company had
outstanding and entitled to vote         shares of Company Common Stock. See
"Voting and Proxies."

VOTE REQUIRED; NO DISSENTERS' RIGHTS

    In accordance with the Maryland General Corporation Law, as amended (the "MGCL"), and the Company's charter (the "Charter"), the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon will be necessary for approval of the Trust Conversion Proposal. Under the MGCL, the Company's stockholders will not be entitled to dissenters' rights of appraisal in connection with the Merger. The election to the Company's Board of Directors of each of the nominees specified in the Director Election Proposal will require the affirmative vote of a plurality of the votes cast at the Annual Meeting. See "Voting and Proxies," "The Merger--Comparison of Rights of Stockholders of the Company and Shareholders of the Trust," "--Absence of Dissenters' Rights" and "Director Election Proposal."

THE COMPANY AND THE TRUST

    The Company, a Maryland corporation, is a fully integrated, self-administered and self-managed real estate company focused on acquiring, renovating, owning and operating office properties primarily located in suburban areas within an approximate 500-mile radius of metropolitan Chicago. As of May 31, 1998, the Company owned and operated 37 properties (the "Properties") in the Chicago, Milwaukee, Minneapolis, Detroit, Columbus, Cincinnati and Denver areas (the "Current Markets"). The Properties contain approximately 4.9 million rentable square feet leased to over 500 tenants in a variety of businesses. The Properties primarily consist of Class A and Class B suburban office properties and range in size from 15,000 to 370,000 rentable square feet. The Company has elected to be treated for federal income tax purposes as a real estate investment trust ("REIT"). Certain additional information with respect to the Properties that were owned by the Company as of March 20, 1998 is set forth in the 1997 Form 10-K under the caption "Properties." See "Incorporation of Certain Documents by Reference."

    As the sole general partner of the Operating Partnership, the Company has exclusive power to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions. If the

Merger is consummated, the Trust will become the sole general partner of the Operating Partnership and will have the identical power to manage and conduct the business of the Operating Partnership.

    The Trust was organized as a Maryland real estate investment trust on May 29, 1998 by the Company to succeed to and continue the business of the Company upon consummation of the Merger of the Company with and into the Trust pursuant to the Merger Agreement. The Trust will be renamed Great Lakes REIT as of the Effective Time (as defined herein). The Trust has conducted no business to date other than that incident to the Merger and has no material assets or liabilities.

    Commencing with its taxable year ended December 31, 1993, the Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable Treasury Regulations promulgated thereunder. The consummation of the Merger will not adversely affect the ability of the Trust, as successor to the Company, to qualify as a REIT under the Code. Jones, Day, Reavis & Pogue, special counsel to the Trust and the Company, has delivered to the Trust an opinion to the effect that the proposed organization and method of operation of the Trust, as successor to the Company, will enable the Trust to meet the requirements for qualification and taxation as a REIT under the Code and the Treasury Regulations promulgated thereunder. See "The Merger-- Certain Federal Income Tax Consequences of the Merger."

    The consummation of the Merger will not cause any change in the Company's management, business, assets or liabilities.

    The principal executive offices of both the Company and the Trust are located at 823 Commerce Drive, Suite 300, Oak Brook, Illinois 60523, telephone
(630) 368-2900.

THE MERGER

    PRINCIPAL REASON FOR THE MERGER

    The principal reason for the Merger is to eliminate the obligation to pay substantial franchise taxes each year in the State of Illinois. Seventeen of the 37 Properties are located in the State of Illinois, and the Company is qualified as a foreign corporation to conduct business in the State of Illinois and is subject to the Illinois franchise tax. In fiscal years 1997, 1996 and 1995, the Company paid $196,723, $33,313 and $49,275, respectively, in franchise taxes to the State of Illinois. The Company's management currently expects that its Illinois franchise tax liability over the next five years will be approximately $1,100,000 in the aggregate. Currently, the State of Illinois does not impose franchise taxes on business entities organized as trusts and, as a result, the Trust will not be liable for the payment of franchise taxes in the State of Illinois. There is no assurance, however, that the State of Illinois will not amend its laws to treat trusts as business entities liable for the payment of franchise taxes.

    Accordingly, the Board of Directors of the Company believes that the Merger is in the best interests of the Company and its stockholders and recommends that stockholders vote "FOR" the Trust Conversion Proposal. See "The
Merger--Principal Reasons for the Merger" and "--Comparison of Rights of Stockholders of the Company and Shareholders of the Trust."

    TERMS OF THE MERGER

    The Merger will be effected through the merger of the Company with and into the Trust. As a result of the Merger, the Trust will be the surviving entity, the separate existence of the Company will terminate and each outstanding share of Company Common Stock will be converted into one Trust Share. As a consequence of the Merger, all properties, assets, liabilities and obligations of the Company will become properties, assets, liabilities and obligations of the Trust. At the Effective Time, each person who is then a director or officer of the Company will continue as a trustee or officer, respectively, of the Trust, and the shareholders of the Trust will be governed by the Amended and Restated Declaration of Trust attached hereto as Appendix B (the "Declaration of Trust") and the bylaws of the Trust attached hereto as

Appendix C (the "Trust Bylaws"). See "The Merger--Comparison of Rights of Stockholders of the Company and Shareholders of the Trust."

    The Merger Agreement has been adopted by the Board of Directors of the Company, subject to stockholder approval. The Merger will become effective at the time (the "Effective Time") of the execution and acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland (the "SDAT") in accordance with the MGCL and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8"). It is expected that authorization of the listing of the Trust Shares on the NYSE will occur at the time of the effectiveness of the Merger and that the listing of the Company Common Stock on the NYSE will be simultaneously terminated. The Company anticipates that the Merger will become effective as promptly as practicable following stockholder approval of the Trust Conversion Proposal at the Annual Meeting. The Trust Shares will thereafter continue to be listed on the NYSE in accordance with the applicable rules of the NYSE.

    The Merger Agreement provides that the Merger may be abandoned by the Company or by the Trust at any time prior to its effectiveness, however, the Company has no current intention of abandoning or causing the Trust to abandon the Merger subsequent to the Annual Meeting if stockholder approval is obtained.

    If the Trust Conversion Proposal is approved by the Company's stockholders and the Merger is consummated, the obligations of the Company under the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended (the "Operating Partnership Agreement"), the Company's 1997 Equity Performance and Incentive Plan (the "1997 Incentive Plan"), the Company's Stock Option Plan for Independent Directors (the "Director Plan" and, together with the 1997 Incentive Plan, the "Plans") and related and other option agreements will be assumed by the Trust. All rights of the parties thereto and the participants therein to acquire Company Common Stock on the terms and conditions of the Operating Partnership Agreement, the Plans and such option agreements will be converted into rights to acquire Trust Shares on the same terms and conditions. See "The Merger--Terms of the Merger Agreement."

    COMPARISON OF RIGHTS OF STOCKHOLDERS OF THE COMPANY AND SHAREHOLDERS OF THE
     TRUST

    The rights of stockholders of the Company are currently governed by the MGCL, the Charter and the Company's Amended and Restated Bylaws (the "Company Bylaws"). If the Trust Conversion Proposal is approved by the Company's stockholders and the Merger is consummated, the Trust will be the surviving entity in the Merger and the rights of the shareholders of the Trust will be governed by Title 8, the Declaration of Trust and the Trust Bylaws.

    As a Maryland corporation, the Company is subject to the MGCL, a general corporation statute that addresses a wide variety of corporate governance matters. As a Maryland real estate investment trust, the Trust is subject to Title 8. While Title 8 covers some of the matters addressed in the MGCL, there are many matters covered by the MGCL that are not addressed in Title 8. Accordingly, it is the general practice for an entity organized as a Maryland real estate investment trust to address a number of the matters covered by the MGCL but not covered by Title 8 through provisions in its declaration of trust and bylaws, the organizational documents of a trust analogous to a corporation's charter and bylaws. The Declaration of Trust and the Trust Bylaws are intended to afford holders of Trust Shares rights substantially similar to those of the Company's stockholders, although the reorganization of the Company from a corporation to a real estate investment trust will result in certain material differences in such rights.

    The following table compares certain of the existing rights of stockholders of the Company with those of shareholders of the Trust.

PROVISION                                     MARYLAND CORPORATION                     MARYLAND TRUST
------------------------------------  ------------------------------------  ------------------------------------
Dividends...........................  The MGCL allows the payment of a      No statutory limitations.
                                      dividend or other distribution
                                      unless, after giving effect to the
                                      dividend or other distribution, (i)
                                      the corporation would not be able to
                                      pay its debts as they become due in
                                      the usual course of business or (ii)
                                      the corporation's total assets would
                                      be less than the corporation's total
                                      liabilities plus (unless the
                                      corporation's charter provides
                                      otherwise, which the Charter does
                                      not) the amount that would be
                                      needed, if the corporation were to
                                      be dissolved at the time of the
                                      distribution, to satisfy the
                                      preferential rights upon dissolution
                                      of stockholders whose preferential
                                      rights upon dissolution are superior
                                      to those receiving the distribution.

Amendment of Organizational
  Documents.........................  Under the MGCL and the Charter,       Under Title 8, amendment of the
                                      amendment of the Charter requires     Declaration of Trust requires
                                      approval by a majority of the Board   approval by a majority of the Board
                                      of Directors and the affirmative      of Trustees and the affirmative vote
                                      vote of the holders of a majority of  of the holders of a majority of the
                                      the outstanding shares of Company     outstanding Trust Shares entitled to
                                      Common Stock entitled to vote on the  vote on the matter; however, the
                                      matter.                               trustees may amend the Declaration
                                                                            of Trust by a two-thirds vote to
                                                                            enable the Trust to qualify as a
                                                                            real estate investment trust under
                                                                            the Code or under Title 8.

PROVISION                                     MARYLAND CORPORATION                     MARYLAND TRUST
------------------------------------  ------------------------------------  ------------------------------------
Voting on Merger, Consolidation or
  Sale of Assets....................  Under the MGCL and the Charter, a     Under Title 8 and the Declaration of
                                      consolidation, merger, share          Trust, a merger of the Trust into
                                      exchange or transfer of all or        another entity requires the approval
                                      substantially all of the Company's    of the Board of Trustees and the
                                      assets requires the approval of the   holders of a majority of the
                                      Board of Directors and the holders    outstanding Trust Shares entitled to
                                      of a majority of the outstanding      vote thereon.
                                      shares of Company Common Stock        Under the Declaration of Trust, the
                                      entitled to vote thereon.             consolidation or sale of all or
                                                                            substantially all of the Trust's
                                                                            assets requires the approval of the
                                                                            holders of a majority of the
                                                                            outstanding Trust Shares entitled to
                                                                            vote thereon.

Restrictions on Investment and Use
  of Assets.........................  No restrictions on investment and     Under Title 8, the Trust must hold
                                      use of assets.                        at least 75% of the value of its
                                                                            assets in certain real estate
                                                                            assets, government securities, cash
                                                                            and cash equivalent items.

    The Declaration of Trust and the Trust Bylaws address many of the matters covered by the MGCL that are not addressed in Title 8. However, unlike an amendment to the MGCL, which must be approved by legislative action of the State of Maryland, the Declaration of Trust may be amended by the vote of a majority of the Board of Trustees and the vote of a majority of the shareholders entitled to vote on a matter (except that an amendment to the Declaration of Trust to enable the Trust to qualify as a REIT under the Code or under Title 8 requires only the vote of two-thirds of the trustees) and the Trust Bylaws may be amended by the vote of a majority of the Board of Trustees. See "The Merger--Comparison of Rights of Stockholders of the Company and Shareholders of the Trust."

    The discussion of the comparative rights of stockholders of Company and shareholders of the Trust set forth above is not complete and is subject to and qualified in its entirety by reference to the MGCL and Title 8 and to the Charter and Company Bylaws and the Declaration of Trust and Trust Bylaws. Copies of the Charter and Company Bylaws have been filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part, and copies of the Declaration of Trust and the Trust Bylaws are attached to this Proxy Statement/Prospectus as Appendices B and C, respectively. See "Available Information."

    LIMITATION OF LIABILITY OF SHAREHOLDERS

    As stockholders of a corporation, holders of shares of the Company Common Stock are generally not responsible for the Company's debts and obligations. The Declaration of Trust similarly provides that no shareholder of the Trust shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of being a shareholder. Shareholders of the Trust are expressly granted limited liability protection under the laws of the State of Maryland, where the Trust is organized, and the State of Illinois, where 17 of the 37 Properties are located, as well as certain other states. Under Maryland law, shareholders of the Trust will generally not be held liable for the debts and obligations of the Trust. Under Illinois law, the shareholders or beneficiaries of a real estate investment trust are not personally liable for the obligations of the real estate investment trust.

    Because not all states, including a number of states in which the Properties are located, have statutes that recognize the legal existence of business trusts and expressly acknowledge the limited liability of the shareholders of such entities, it will be the Trust's policy to include in written agreements to which the Trust becomes a party after the effective date of the Merger a provision that shareholders assume no personal liability for obligations entered into on behalf of the Trust. However, with respect to tort claims, contractual claims where shareholder liability is not so negated (including certain existing contractual obligations of the Company assumed by the Trust as a consequence of the Merger), claims for taxes and certain statutory liability, a shareholder of the Trust may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Trust. Inasmuch as the Trust will carry public liability insurance which it considers adequate, any risk of personal liability to shareholders would be limited to situations in which the Trust's assets together with its insurance coverage would be insufficient to satisfy the claims against the Trust and its shareholders. See "The Merger--Limitation of Liability of Shareholders."

    LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND TRUSTEES

    Both the Charter and the Declaration of Trust contain express provisions exculpating the Company's directors and officers and the Trust's trustees and officers, respectively, from liability to the maximum extent permitted by Maryland law. The Declaration of Trust also provides the trustees and officers of the Trust with limited liability in the absence of any Maryland statute limiting the liability of the trustees and officers of the Trust for money damages in a suit by or on behalf of the Trust or by any shareholder thereof in certain circumstances. The MGCL and Title 8 permit the charter and declaration of trust of a Maryland corporation or real estate investment trust, respectively, to expand or limit the liability of the corporation's directors and officers or the trust's trustees and officers with certain exceptions.

    REGULATORY REQUIREMENTS

    Neither the Company nor the Trust is aware of any federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to consummation of the Merger pursuant to the Merger Agreement, other than compliance with applicable federal and state securities laws and the filing of the Articles of Merger as required under the MGCL and Title 8. See "The Merger--Regulatory Requirements."

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    Jones, Day, Reavis & Pogue, special counsel to the Trust and the Company, has delivered to the Trust an opinion to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization under
Section 368(a)(1)(F) of the Code. No ruling will be sought from the Internal Revenue Service (the "IRS") regarding the Merger, and the IRS may disagree with the conclusions expressed in such opinion of counsel.

    Based on the foregoing, (i) no gain or loss will be recognized by the Company or the Trust as a result of the Merger, (ii) no gain or loss will be recognized by holders of Company Common Stock upon the conversion of their shares of Company Common Stock into Trust Shares pursuant to the Merger, and
(iii) the Merger will not adversely affect the ability of the Trust, as the successor in interest to the Company, to meet the requirements for qualification and taxation as a REIT under the Code and the Treasury Regulations promulgated thereunder for its current and subsequent taxable years. See "The Merger--Certain Federal Income Tax Consequences of the Merger."

    EACH HOLDER OF COMPANY COMMON STOCK IS ADVISED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE

MERGER TO SUCH HOLDER UNDER FEDERAL, STATE, LOCAL, FOREIGN OR ANY OTHER APPLICABLE LAW.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors of the Company unanimously recommends that the Company's stockholders vote "FOR" approval of Trust Conversion Proposal and "FOR" each of the directors nominated pursuant to the Director Election Proposal.

DISTRIBUTIONS AND MARKET PRICES OF COMPANY COMMON STOCK

    The Company Common Stock has been listed on the NYSE under the symbol "GL" since May 8, 1997. Prior thereto, there was no public market for the Company Common Stock. The table below sets forth, for the periods indicated, the reported high and low sale prices of the Company Common Stock on the NYSE Composite Tape and the quarterly cash distributions paid by the Company on such shares. On June 4, 1998, the last full trading day prior to public announcement of the execution of the Merger Agreement, the closing sale price of the Company
Common Stock on the NYSE Composite Tape was $18.00. On June   , 1998, the latest
practicable date before the printing of this Proxy Statement/ Prospectus, the closing sale price of the Company Common Stock on the NYSE Composite Tape was
$     .

                                                                                        CASH
                                                                                    DISTRIBUTIONS
                                                                HIGH        LOW       PER SHARE
                                                              ---------  ---------  -------------
1997
  Second Quarter (from May 8)...............................  $   16.44  $   15.38    $    0.30
  Third Quarter.............................................      19.44      16.00         0.30
  Fourth Quarter............................................      19.94      18.13         0.30
1998
  First Quarter.............................................  $   20.19  $   18.25    $    0.30
  Second Quarter (through June 4)...........................      19.25      17.38       --

    It is expected that, upon stockholder approval of the Trust Conversion Proposal and the consummation of the Merger, the Trust Shares will trade on the NYSE in the same manner as shares of Company Common Stock currently trade on the NYSE.

    The Company, in order to qualify as a REIT under the Code, is required to make distributions (other than capital gain distributions) to its stockholders with respect to each taxable year in amounts at least equal to (i) the sum of
(A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. The Company's distribution strategy is to distribute what it believes is a conservative percentage of its cash flow, permitting the Company to retain funds for capital improvements and other investments while funding its distributions.

    For federal income tax purposes, distributions may consist of ordinary income dividends, nontaxable return of capital, capital gains or a combination thereof. Distributions in excess of the Company's current and accumulated earnings and profits (calculated for tax purposes) will constitute a nontaxable return of capital rather than a dividend and will reduce the stockholder's tax basis in his or her shares of Company Common Stock. To the extent that a distribution exceeds both the Company's current and accumulated earnings and profits and the stockholder's tax basis in his or her shares, the amount of such excess will generally be treated as gain from the sale or exchange of that stockholder's shares. The Company annually notifies stockholders of the taxability of distributions paid during the preceding year. The following table sets forth the taxability of distributions paid in 1997, 1996 and 1995:

                                                                         1997       1996       1995
                                                                       ---------  ---------  ---------
Ordinary income......................................................       88.5%      88.3%      87.4%
Non-taxable return of capital........................................       11.5%      11.7%      12.6%
                                                                       ---------  ---------  ---------
Total................................................................      100.0%     100.0%     100.0%
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

UNAUDITED PER SHARE DATA

    The following table sets forth selected historical per share data for the Company. The per share data presented below are based on and derived from, and should be read in conjunction with the historical consolidated statements and the related notes thereto of the Company, which are incorporated herein by reference. Interim data for the three months ended March 31, 1997 and March 31, 1998 and as of March 31, 1997 and March 31, 1998 are unaudited, but include, in the opinion of management of the Company, all adjustments (which are normal and recurring) necessary for a fair presentation of such data. Results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for any other interim periods or for the year as a whole.

                                                                           AS OF AND FOR THE          AS OF AND FOR THE
                                                                              FISCAL YEAR             THREE MONTHS ENDED
                                                                          ENDED DECEMBER 31,              MARCH 31,
                                                                    -------------------------------  --------------------
                                                                      1997       1996       1995       1998       1997
                                                                    ---------  ---------  ---------  ---------  ---------
Income from continuing operations per common share................  $    0.92  $    1.33  $    0.89  $    0.25  $    0.20
Cash distributions per common share (1)...........................       1.20       1.20       1.13       0.30       0.30
Book value per common share.......................................      11.81      10.96       9.97      11.72      10.88

------------------------

(1) See "--Distributions and Market Prices of Company Common Stock."

                               VOTING AND PROXIES

    This Proxy Statement/Prospectus is being furnished to holders of Company Common Stock on the Record Date in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting to be held at the Hyatt Regency Woodfield Hotel, 1800 East Golf Road, Schaumburg, Illinois on July 17, 1998 at 10:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders of the Company.

    This Proxy Statement/Prospectus and the accompanying proxy cards are being
first mailed to the Company's stockholders on or about June   , 1998.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

    At the Annual Meeting, stockholders of record as of the close of business on the Record Date will be asked to (i) consider and vote upon the Trust Conversion Proposal, (ii) consider and vote upon the Director Election Proposal and (iii) transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

RECORD DATE AND OUTSTANDING SHARES

    Only holders of record of Company Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. As
of the Record Date, there were         shares of Company Common Stock
outstanding and entitled to vote. Each stockholder of the Company is entitled to one vote for each share of Company Common Stock held as of the close of business on the Record Date.

VOTING OF PROXIES

    The proxy accompanying this Proxy Statement/Prospectus is solicited on behalf of the Company's Board of Directors for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to the Company. If no instructions are indicated, such proxies will be voted for approval of each proposal considered at the Annual Meeting. The Company's Board of Directors is not currently aware of any matters other than those referred to herein which will come before the Annual Meeting. If any other matter should be properly presented at the Annual Meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

VOTE REQUIRED

    Under the MGCL and the Charter, the Trust Conversion Proposal requires the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the Record Date. The election to the Company's Board of Directors of each of the nominees specified in the Director Election Proposal requires the affirmative vote of a plurality of the votes cast at the Annual Meeting.

    On the Record Date, directors and executive officers of the Company, together with their affiliates as a group, beneficially owned approximately
     % of the issued and outstanding shares of the Company Common Stock. It is currently expected that each director and executive officer of the Company will vote the shares of Company Common Stock beneficially owned by such director or executive officer for approval of the Trust Conversion Proposal and the Director Election Proposal. See "Security Ownership of Certain Beneficial Owners and Management."

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

    The holders of a majority of the shares of Company Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum at the

Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Annual Meeting.

    Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting, who will determine whether or not a quorum is present. Votes may be cast for, against or as abstentions. Broker/dealers who hold their customers' shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/ dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which, under such rules, typically include the election of directors. However, broker/dealers may not vote such shares on certain other matters, which typically include transactions related to mergers, without specific instructions from the customer who owns such shares. Proxies signed and submitted by broker/ dealers which have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes. Because approval of the Trust Conversion Proposal requires the affirmative vote of a majority of the shares of Company Common Stock outstanding, abstentions and broker non-votes will have the same effect as votes against the Trust Conversion Proposal. Abstentions on the Director Election Proposal will have no effect on the result of the Director Election Proposal.

    Each stockholder who signs and returns a proxy in the form enclosed with this Proxy Statement/ Prospectus may revoke it at any time prior to its exercise by giving notice of such revocation to the Company in writing to the Secretary of the Company, by signing and timely returning a later dated proxy, or by voting in person at the Annual Meeting. Unless so revoked, the shares of Company Common Stock represented by each such proxy will be voted at the meeting and any adjournment thereof. Presence at the meeting of a stockholder who has signed a proxy but does not duly revoke it or request to vote in person does not revoke that proxy.

SOLICITATION OF PROXIES AND EXPENSES

    The solicitation of proxies for the Annual Meeting is being made by the Board of Directors of the Company and will be done principally by mail. The Company will bear the entire cost of solicitation of proxies from the Company's stockholders and of preparing, assembling, printing and mailing this Proxy Statement/Prospectus, the proxy and any additional information furnished to the Company's stockholders. Copies of solicitation materials will be furnished to brokerage houses, banks, fiduciaries and other custodians or nominees holding in their names shares of Company Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing owners of shares of Company Common Stock for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. In addition, the Company has engaged The Financial Relations Board, Inc. to furnish solicitation services on its behalf. No additional compensation will be paid to directors, officers or other regular employees for such services, but The Financial Relations Board, Inc. will be paid a fee for its services, estimated to be approximately $5,000, plus reimbursement of its expenses.

    THE COMPANY'S STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THE MERGER TO BE ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT ALL STOCKHOLDERS VOTE "FOR" THE TRUST CONVERSION PROPOSAL. THE BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE "FOR" EACH OF THE DIRECTORS NOMINATED PURSUANT TO THE DIRECTOR ELECTION PROPOSAL.

                                   THE MERGER

PRINCIPAL REASON FOR THE MERGER

    The principal reason for the Merger is to eliminate the Company's obligation to pay substantial franchise tax liabilities each year in the State of Illinois. Seventeen of the 37 Properties are located in the State of Illinois, and, as a result, the Company is qualified as a foreign corporation to conduct business in the State of Illinois and is subject to the Illinois franchise tax. The Illinois franchise tax payable by foreign corporations is determined based on the amount of the corporation's paid-in capital, and the amount of the franchise tax is increased by the issuance of additional shares of capital stock. In fiscal years 1997, 1996 and 1995, the Company paid $196,723, $33,313 and $49,275, respectively, in annual franchise taxes to the State of Illinois.

    The Company's management currently expects that its Illinois franchise tax liability over the next five years will be approximately $1,100,000 in the aggregate. Currently, the State of Illinois does not impose franchise taxes on business entities organized as trusts. If the Trust Conversion Proposal is approved and the Merger is consummated, the Company's successor, the Trust, will not be liable for the payment of Illinois franchise taxes. Future increases in paid-in capital, which could result from the sale of additional shares, would increase these savings. There is no assurance, however, that the State of Illinois will not amend its laws to treat trusts as business entities liable for the payment of franchise taxes.

    Accordingly, the Board of Directors of the Company believes that the Merger is advisable and in the best interests of the Company and its stockholders and recommends that stockholders vote "FOR" the Trust Conversion Proposal.

TERMS OF THE MERGER AGREEMENT

    The following summary of the terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A hereto and is incorporated by reference herein. Stockholders of the Company are urged to review the Merger Agreement in its entirety.

    The Merger will be effected through the merger of the Company with and into the Trust, pursuant to which the Trust will be the surviving entity and the separate existence of the Company will terminate. At the Effective Time, each outstanding share of Company Common Stock will be converted into one Trust Share. As a consequence of the Merger, all properties, assets, liabilities and obligations of the Company will become properties, assets, liabilities and obligations of the Trust.

    The Board of Directors of the Company has approved the Merger and the Merger Agreement, subject to stockholder approval.

    The Merger will become effective upon the execution and acceptance for record of the Articles of Merger by the SDAT in accordance with the MGCL and Title 8. It is expected that authorization of the listing of the Trust Shares on the NYSE will occur at the Effective Time and that the listing of the Company Common Stock on the NYSE will be simultaneously terminated. The Company anticipates that the Merger will become effective as promptly as practicable following stockholder approval of the Trust Conversion Proposal at the Annual Meeting. The Trust Shares will thereafter continue to be listed on the NYSE in accordance with the applicable rules of the NYSE. The Merger Agreement provides that the Merger may be abandoned by the Company or by the Trust at any time prior to its effectiveness. The Company has no current intention of abandoning or causing the Trust to abandon the Merger subsequent to the Annual Meeting if stockholder approval is obtained.

    Upon consummation of the Merger, the Trust and its shareholders will be governed by Title 8 and by the Declaration of Trust and Trust Bylaws, copies of which are attached hereto as Appendices B and C, respectively. See "--Comparison of Rights of Stockholders of the Company and Shareholders of the Trust." In addition, at the Effective Time, each person serving as a director or officer of the Company will continue as a trustee or officer, respectively, of the Trust. Certain information about each person who currently is a member of the Board of Directors of the Company is set forth herein under the caption "Director Election Proposal." Certain information about each person who is expected to be an executive officer of the Trust as of the Effective Time and who is not described as a current member of the Board of Directors of the Company is contained in the 1997 Form 10-K under the caption "Director and Executive Officers of the Registrant." See "Incorporation of Certain Documents by Reference."

    If the Trust Conversion Proposal is approved and the Merger is consummated, the rights and obligations of the Company under the Operating Partnership Agreement, the Plans and related and other option agreements will be assumed by the Trust and all rights of the parties thereto and the participants therein to acquire shares of Company Common Stock on the terms and conditions of the Operating Partnership Agreement, the Plans and such option agreements will be converted into rights to acquire Trust Shares on the same terms and conditions.

    At the Effective Time, each certificate representing shares of Company Common Stock will be deemed for all purposes to evidence the same number of Trust Shares. Holders of Company Common Stock will not be required to exchange their certificates for certificates representing Trust Shares into which their securities will have been converted in the Merger.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF THE COMPANY AND SHAREHOLDERS OF THE
  TRUST

    GENERAL

    The Company is organized as a corporation and the Trust is organized as a real estate investment trust under the laws of the State of Maryland. As a Maryland corporation, the Company is subject to the MGCL, which is a general corporation statute dealing with a wide variety of matters, including election, tenure, duties, liabilities and indemnification of directors and officers; dividends and other distributions; meetings and voting rights of stockholders; and extraordinary actions, such as amendments to the Charter, mergers, sales of all or substantially all of the assets and dissolution. As a Maryland real estate investment trust, the Trust is governed by Title 8 and certain other provisions of the Annotated Code of Maryland. Title 8 covers some of the same matters covered by the MGCL, including liabilities of the trust, shareholders, trustees and officers; amendment of the Declaration of Trust; and mergers of a real estate investment trust with other entities. There are many matters that are addressed in the MGCL that are not dealt with in Title 8, and it is a general practice of real estate investment trusts to address some of these matters through provisions in the declaration of trust.

    While the Declaration of Trust and Trust Bylaws are intended to afford holders of Trust Shares rights substantially similar to holders of Company Common Stock, certain differences between (a) the MGCL and Title 8 and (b) the Charter and Company Bylaws and the Declaration of Trust and Trust Bylaws are discussed below. The discussion of the comparative rights of stockholders of the Company and shareholders of the Trust set forth below is not complete and is subject to and qualified in its entirety by reference to the MGCL and Title 8 and also to the Charter and Company Bylaws and the Declaration of Trust and Trust Bylaws. Copies of the Charter and Company Bylaws have been filed as exhibits to the Registration Statement of which this Prospectus/Proxy Statement is a part and copies of the Declaration of Trust and Trust Bylaws are attached hereto as Appendices B and C, respectively.

    BOARD OF DIRECTORS AND BOARD OF TRUSTEES

    The Charter and Company Bylaws provide that at any regular meeting, or at any special meeting called for that purpose, a majority of the entire Board of Directors may increase or decrease the number of directors. However, the number of directors cannot be less than the minimum required by the MGCL nor more than
15. Additionally, the Company Bylaws provide that at any time, subject to a limited exception, at least a majority of the members of the Board of Directors of the Company must be neither officers nor employees of the Company. The Charter provides that, at any meeting of stockholders, the directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock) may be classified into three classes, as nearly equal in number as possible, with the term of one class expiring at each annual meeting of stockholders. In the event the Board of Directors is classified, at each annual meeting of stockholders, one class of directors will be elected for a term of three years and the directors in the other two classes will continue in office. Until such time as the board is classified as provided in the Charter, all directors are elected at each annual meeting of stockholders. Pursuant to the MGCL and the Company Bylaws, vacancies resulting from any cause except an increase in the number of directors may be filled by a majority of the remaining directors, whether or not sufficient to constitute a quorum, and vacancies resulting from an increase in the number of directors may be filled by a majority of the entire board.

    The Declaration of Trust and Trust Bylaws provide that at any regular meeting, or at any special meeting called for that purpose, a majority of the entire Board of Trustees may increase or decrease the number of trustees. However, the number of trustees cannot be less than 5 nor more than 15. Any vacancy (including a vacancy created by an increase in the number of trustees) will be filled, at any regular meeting or at any special meeting of the trustees called for that purpose, by a majority of the trustees. Under the Declaration of Trust and Trust Bylaws, the trustees (other than any trustee elected solely by holders of one or more classes or series of Trust Preferred Shares) may be divided into three classes, as nearly equal in number as possible, with the term of one class expiring at each annual meeting of shareholders. In the event the Board of Trustees is classified, at each annual meeting of shareholders, one class of trustees will be elected for a term of three years and the trustees in the other two classes will continue in office. If the Board of Trustees is classified, the staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of the Trust, even though a tender offer or change in control might involve a premium price for the holders of Trust Shares or otherwise be in the best interest of the shareholders.

    SPECIAL MEETINGS

    The MGCL permits a corporation to include in its charter or bylaws a provision establishing the percentage of votes necessary to call a special meeting of stockholders, but such percentage may not exceed a majority of all the votes entitled to be cast at the meeting. Under the Company Bylaws, a special meeting of stockholders of the Company may be called by the president or chief executive officer of the Company or the Board of Directors and shall be called by the secretary of the Company upon the written request of the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

    Title 8 contains no provision limiting the Trust's ability to set the percentage of votes necessary to call a special meeting of shareholders. Under the Trust Bylaws, a special meeting of shareholders may be called by the chairman of the board, the president or one-third of the trustees and a special meeting of shareholders shall be called by the secretary upon the written request of the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

    ACTION BY WRITTEN CONSENT

    The MGCL permits stockholder action by consent only by the unanimous written consent of all stockholders entitled to vote on the matter. Title 8 contains no such provision.

    The Declaration of Trust permits the Trust's bylaws to include a provision that permits any action which may be taken at a meeting of shareholders to be taken without a meeting if a written consent to the action is signed by holders of outstanding shares of beneficial interest having not less than the minimum number of votes required to take the action at a meeting of shareholders. The Trust Bylaws, however, like the Company Bylaws, permit any action which may be taken at a meeting of shareholders to be taken without a meeting only if a written consent to the action is signed by holders of all the shares entitled to vote with respect to the subject matter thereof.

    AMENDMENT OF CHARTER AND DECLARATION OF TRUST

    As permitted by the MGCL, the Charter provides that an amendment to the Charter must be approved by holders of a majority of the outstanding shares of stock entitled to vote thereon.

    Under Title 8 and the Declaration of Trust, the trustees, by a two-thirds vote, may at any time amend the Declaration of Trust to enable the Trust to qualify as a REIT under the Code or as a real estate investment trust under Title 8, without the approval of the shareholders. Other amendments to the Declaration of Trust require the vote of holders of a majority of the outstanding Shares entitled to be cast on the matter.

    DISSOLUTION OF THE COMPANY AND TERMINATION OF THE TRUST

    Under the MGCL, a corporation may be dissolved if (i) the Board of Directors of the corporation, by resolution adopted by a majority of the entire board, (a) declares such dissolution advisable and (b) directs that the proposed dissolution be submitted for consideration at either an annual or special meeting of stockholders and (ii) the proposed dissolution is approved by the stockholders by the affirmative vote of two-thirds of all votes entitled to be cast on the matter. As permitted under the MGCL, the Charter provides that a proposed dissolution may be authorized by the stockholders by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

    Subject to the provisions of any class or series of shares of beneficial interest at the time outstanding, the Declaration of Trust permits the termination of the Trust, after approval by a majority of the entire Board of Trustees, by the affirmative vote of the holders of not less than a majority of the outstanding Shares at a meeting of shareholders called for that purpose.

    REMOVAL OF DIRECTORS AND TRUSTEES

    Under the MGCL and the Charter, a director of the Company may be removed with or without cause by the affirmative vote of a majority of all the votes entitled to be cast in the election of directors.

    Under Title 8 and the Declaration of Trust, a trustee may be removed with or without cause by the affirmative vote of holders of at least a majority of the shares outstanding and entitled to vote in the election of trustees.

    DIVIDENDS AND OTHER DISTRIBUTIONS

    The MGCL prohibits the payment of a dividend or other distribution if, after giving effect to the dividend or other distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the corporation's total liabilities plus (unless the corporation's charter provides otherwise, which the Charter does not) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution.

    Under Title 8 and the Declaration of Trust, there are no similar limits on the payment of dividends or other distributions; however, a Maryland court could consider the MGCL provisions relevant in determining the validity of a dividend or distribution made by a Maryland real estate investment trust, such as the Trust.

    RESTRICTIONS ON INVESTMENT AND USE

    Under Title 8, a Maryland real estate investment trust must hold, directly or indirectly, at least 75% of the value of its assets in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items, including high grade short term securities and receivables, and may not use or apply land for farming, agriculture, horticulture or similar purposes. There are no such limits for corporations, such as the Company, organized under the MGCL. However, in light of the Trust's purpose and its intention to maintain its qualification as a REIT under the Code, it is not expected that these limitations will adversely affect the Trust's operations.

LIMITATION OF LIABILITY OF SHAREHOLDERS

    Stockholders of a corporation, such as the holders of the Company Common Stock, are generally not personally liable for the debts and obligations of the corporation. The Declaration of Trust similarly provides that no shareholder of the Trust shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a shareholder and that no shareholder shall be subject to any person liability whatsoever to any person in connection with property of the Trust or the affairs of the Trust. In addition, shareholders of the Trust are expressly granted limited liability protection under the laws of the States of Maryland, where the Trust is organized, and Illinois, where most of the Trust's properties will be located, as well as certain other states. Under Maryland law, shareholders of the Trust will generally not be held liable for the obligations of the Trust in the State of Maryland. Under Illinois law, the shareholders or beneficiaries of a real estate investment trust are not personally liable for the obligations of the real estate investment trust.

    Because not all states, including a number of states in which the Properties are located, have statutes that recognize the legal existence of business trusts and expressly acknowledge the limited liability of such entities' shareholders, it will be the Trust's policy, as provided in the Declaration of Trust, to include in written agreements to which the Trust becomes a party after the effective date of the Merger a provision that shareholders assume no personal liability for obligations entered into on behalf of the Trust. However, with respect to tort claims, contractual claims where shareholder liability is not so negated (including certain existing contractual obligations of the Company assumed by the Trust as a consequence of the Merger), claims for taxes and certain statutory liability, a shareholder of the Trust may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Trust. Inasmuch as the Trust will carry public liability insurance which it considers adequate, any risk of personal liability to shareholders would be limited to situations in which the Trust's assets together with its insurance coverage would be insufficient to satisfy the claims against the Trust and its shareholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF TRUSTEES AND OFFICERS

    Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

    The Declaration of Trust authorizes the Trust, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former trustee or officer or (b) any individual who, while a trustee of the Trust and at the request of the Trust, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former Trustee or officer of the Trust. The Trust Bylaws obligate the Trust, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of the Trust and at the request of the Trust, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Declaration of Trust and Trust Bylaws also permit the Trust to indemnify and advance expenses to any person who served a predecessor of the Trust in any of the capacities described above and to any employee or agent of the Trust or a predecessor of the Trust. The Trust Bylaws require the Trust to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

    Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

CERTAIN PROVISIONS OF MARYLAND LAW

    The following paragraphs summarize certain provisions of Maryland law material to the rights of the Trust's shareholders. The following provisions apply to both the Trust and the Company and, in the event of the consummation of the Merger pursuant to the Merger Agreement, the rights of the Company's stockholders as holders of Trust Shares under these provisions will remain the same. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law.

    BUSINESS COMBINATIONS

    Under the MGCL, as applicable to Maryland real estate investment trusts, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting shares of beneficial interest of the trust (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder.

    The business combination provisions of the MGCL will apply to any business combination between the Trust and any Interested Shareholder, unless the Board of Trustees adopts a resolution exempting the Trust from the business combination provisions of the MGCL or approving business combinations, either specifically or generally. The business combination statute could have the effect of delaying, deferring or preventing offers to acquire the Trust.

    CONTROL SHARE ACQUISITIONS

    The MGCL, as applicable to Maryland real estate investment trusts, provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. "Control Shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power; (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

    The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or charter or bylaws of a trust or corporation, as the case may be.

    The Trust Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of beneficial interest of the Trust. The Board of Trustees may in the future amend or eliminate this provision.

ABSENCE OF DISSENTERS' RIGHTS

    Pursuant to Section 3-202(c)(1) of the MGCL, the stockholders of the Company are not entitled to appraisal rights in connection with the Merger because the Company Common Stock is listed on the NYSE.

REGULATORY REQUIREMENTS

    Neither the Company nor the Trust is aware of any federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to consummation of the Merger pursuant to the Merger Agreement, other than compliance with applicable federal and state securities laws and the acceptance for record of the Articles of Merger by the SDAT as required under the MGCL and Title 8.

ACCOUNTING TREATMENT

    The Merger will be accounted for as a transfer or exchange between enterprises under common control. Therefore, the assets and liabilities so transferred will be accounted for at historical cost in a manner similar to that in pooling-of-interests accounting.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following is a summary description of the material federal income tax consequences of the Merger. The summary is not a complete description of all of the federal income tax consequences of the Merger and, in particular, does not address all aspects of federal income taxation that may be relevant to a particular holder of Company Common Stock in light of such holder's personal investment or tax circumstances or to a holder of Company Common Stock that is subject to special treatment under the federal income tax laws. The discussion is based upon the provisions of the Code, the applicable Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings and practices of the IRS, all as in effect on the date of this Proxy Statement/Prospectus. No assurance can be given that future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Proxy Statement/Prospectus with respect to the Merger. The discussion does not address any state, local or foreign income or other tax consequences of the Merger. EACH HOLDER OF COMPANY COMMON STOCK IS ADVISED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

    Jones, Day, Reavis & Pogue, special counsel for the Trust and the Company, has delivered to the Trust an opinion to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization under
Section 368(a)(1)(F) of the Code. No ruling will be sought from the IRS regarding the Merger. The opinion of counsel referred to above will not be binding on the IRS, and the IRS may disagree with the conclusions expressed in such opinion.

    Based on the foregoing, the material federal income tax consequences of the Merger will be as follows:

        (i) No gain or loss will be recognized by the Company or the Trust as a result of the Merger.

        (ii) No gain or loss will be recognized by a holder of Company Common Stock upon the conversion of such holder's shares of Company Common Stock into Trust Shares pursuant to the Merger.

       (iii) The tax basis of the Trust Shares received by a former holder of Company Common Stock pursuant to the Merger in the aggregate will be the same as the holder's adjusted tax basis in the shares of Company Common Stock being converted pursuant to the Merger.

        (iv) The holding period of the Trust Shares received by a former holder of Company Common Stock pursuant to the Merger will include the holder's holding period with respect to the shares of Company Common Stock being converted pursuant to the Merger, provided that such Company Common Stock is held as a capital asset at the Effective Time.

        (v) The Merger will not adversely affect the ability of the Trust, as the successor in interest to the Company, to meet the requirements for qualification and taxation as a REIT under the Code and the Treasury Regulations promulgated thereunder for its current and subsequent taxable years.

STOCK CERTIFICATES

    At the effective date of the Merger, each certificate representing shares of Company Common Stock will be deemed for all purposes to evidence the same number of Trust Shares. Holders of Company Common Stock will not be required to exchange their certificates for certificates evidencing Trust Shares into which their securities will be converted upon consummation of the Merger.

           DESCRIPTION OF SHARES OF BENEFICIAL INTEREST IN THE TRUST

    The following is a summary of the terms of the shares of beneficial interest in the Trust. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration of Trust and Trust Bylaws attached hereto as Appendices B and C, respectively.

GENERAL

    The Declaration of Trust authorizes the issuance of up to 70,000,000 shares of beneficial interest in the Trust, of which 60,000,000 are Trust Shares and 10,000,000 are preferred shares, par value $.01 per share ("Trust Preferred Shares"). Upon the consummation of the Merger, each outstanding share of Company Common Stock will be converted into one Trust Share.

TRUST SHARES

    Holders of Trust Shares are entitled to receive distributions when and as authorized by the Board of Trustees out of funds legally available therefor after payment of any preferential dividends to the holders of any series of Trust Preferred Shares that may then be issued and outstanding. Upon any liquidation, dissolution or winding up of the Trust, holders of Trust Shares are entitled to receive ratably any assets remaining after payment in full of all liabilities of the Trust and any preferential payments to the holders of Trust Preferred Shares. The holders of Trust Shares are entitled to one vote per share on all matters voted on by shareholders, including elections of trustees, and, except as otherwise provided in any resolution adopted by the Board of Trustees with respect to any series of Trust Preferred Shares establishing the powers, designations, preferences and relative, participating, optional or other special rights of such series, the holders of Trust Shares possess all voting powers. Holders of Trust Shares do not possess preemptive rights to subscribe for additional securities of the Trust or the right to cumulate their shares in the election of trustees or in any other matter. All Trust Shares offered by the Trust will be, and all issued and outstanding Trust Shares are, fully paid and non-assessable. See "The Merger--Comparison of Rights of Stockholders of the Company and Shareholders of the Trust."

TRUST PREFERRED SHARES

    Trust Preferred Shares may be issued from time to time, in one or more series, as authorized by the Board of Trustees. Prior to issuance of shares of each series, the Board of Trustees is required to fix for each such series, subject to the provisions of Maryland law and the Declaration of Trust, the powers, designations, preferences and relative, participating, optional or other special rights of such series and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends or other distributions, dissolution or the distribution of assets, conversion or exchange, and such other matters as may be fixed by resolution of the Board of Trustees or a duly authorized committee thereof.

RESTRICTIONS ON TRANSFER

    For the Trust to qualify as a REIT under the Code, its shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% in value of the outstanding shares of beneficial interest may be owned, actually or constructively (under the applicable attribution rules of the Code), by five or fewer individuals (as defined in the Code to include certain tax-exempt entities other than, in general, qualified domestic pension plans) at any time during the last half of any taxable year of the Trust (other than the first year for which an election to be a REIT has been made). For taxable years of the Trust beginning after January 1, 1998, however, the Trust's failure to satisfy this requirement that the Trust not be "closely held" would no longer result in the Trust's disqualification as a REIT so long as the Trust has otherwise complied with the requirements under the Code and the applicable Treasury Regulations for ascertaining the actual ownership of its outstanding shares of beneficial interest and maintaining records of such ownership, and the Trust did not know, and would not have known by exercising reasonable diligence, that it actually failed to satisfy the requirement.

    The Declaration of Trust, subject to certain exceptions, contains certain restrictions on the number of shares of beneficial interest of the Trust that a person may own. The Declaration of Trust prohibits any person from acquiring or holding, actually or constructively, in excess of, in the case of Trust Shares, 9.8% of the total number of outstanding Trust Shares and, in the case of any class or series of Trust Preferred Shares, 9.8% of the total number of outstanding shares of such class or series of Trust Preferred Shares (the "Aggregate Share Ownership Limit"). For purposes of the Declaration of Trust, the term "Equity Shares" means all shares of beneficial interest of the Trust that are either Trust Shares or Trust Preferred Shares.

    The Trust's Board of Trustees, in its sole discretion, may exempt a person from the Aggregate Share Ownership Limit (an "Excepted Holder"). However, the Board of Trustees may not grant such an exemption to any person whose actual or constructive ownership of Equity Shares in excess of the Aggregate Share Ownership Limit would result in the Trust being "closely held" within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT. In order to be considered by the Board of Trustees as an Excepted Holder, a person also must not own, actually or constructively, an interest in a tenant of the Trust (or a tenant of any entity owned or controlled by the Trust) that would cause the Trust to own, actually or constructively, more than a 9.8% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of the Board of Trustees that it will not violate the two aforementioned restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the Equity Shares causing such violation to the Charitable Trust (as defined below). The Board of Trustees may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, in order to determine or ensure the Trust's status as a REIT.

    The Declaration of Trust further prohibits (a) any person from beneficially or constructively owning Equity Shares that would result in the Trust being "closely held" under Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT and (b) any person from transferring Equity Shares if such transfer would result in Equity Shares being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of Equity Shares that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned Equity Shares that resulted in a transfer of such Equity Shares to the Charitable Trust, is required to give notice immediately to the Trust and provide the Trust with such other information as the Trust may request in order to determine the effect of such transfer on the Trust's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of the Trust to continue to qualify as a REIT.

    If any transfer of Equity Shares occurs that, if effective, would result in any person beneficially or constructively owning Equity Shares in excess or in violation of the above transfer or ownership limitations (a "Prohibited Owner"), then that number of Equity Shares the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the "Charitable Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Declaration of Trust) prior to the date of such violative transfer. Equity Shares held in the Charitable Trust shall be issued and outstanding Equity Shares. The Prohibited Owner shall not benefit economically from ownership of any Equity Shares held in the Charitable Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the Equity Shares held in the Charitable Trust. The trustee of the Charitable Trust (the "Charitable Trustee") shall have all voting rights and rights to dividends or other distributions with respect to Equity Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trustee shall be paid by the recipient of such dividend or distribution to the Charitable Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividend or distribution so paid to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Equity Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that such Equity Shares have been transferred to the Trust, the Charitable Trustee shall have the authority (at the Charitable Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that such shares have been transferred to the Charitable Trust and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary. However, if the Trust has already taken irreversible trust action, then the Charitable Trustee shall not have the authority to rescind and recast such vote.

    Within 20 days of receiving notice from the Trust that Equity Shares have been transferred to the Charitable Trust, the Charitable Trustee shall sell the Equity Shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Declaration of Trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Declaration of Trust) of such shares on the day of the event causing the shares to be held in the Charitable Trust and (ii) the price per share received by the Charitable Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Charitable Trustee upon demand.

    In addition, Equity Shares held in the Charitable Trust shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer until the Charitable Trustee has sold the Equity Shares held in the Charitable Trust. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

    All certificates evidencing Equity Shares will bear a legend referring to the restrictions described above.

    Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of the Trust's shares of beneficial interest, including Trust Shares, within 30 days after the end of each taxable year, is required to give written notice to the Trust stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest of the Trust that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such beneficial ownership on the Trust's status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit. In addition, each shareholder shall upon demand be required to provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

    These ownership limits could delay, defer or prevent a transaction or a change in control of the Trust that might involve a premium price for shares of beneficial interest of the Trust or otherwise be in the best interests of the shareholders.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Trust Shares is Gemisys Corporation, Englewood, Colorado.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

    The following is a discussion of certain investment, financing and other policies of the Trust. These policies have been determined by the Trust's Board of Trustees and may be amended or revised from time to time by the Board of Trustees without a vote of the shareholders, except that the Trust cannot change its policy of holding its assets and conducting its business only through the Operating Partnership and its affiliates without the consent of the holders of a majority of the outstanding Units of limited partnership interest in the Operating Partnership ("OP Units").

INVESTMENT POLICIES

    INVESTMENT IN REAL ESTATE OR INTERESTS IN REAL ESTATE. The Trust will conduct all of its investment activities through the Operating Partnership and its affiliates. The Trust's investment objectives are to provide quarterly cash distributions and achieve long-term capital appreciation through increases in the value of the Trust.

    The Trust expects to pursue its investment objectives primarily through the direct ownership by the Operating Partnership of the Properties and other acquired properties. The Trust currently intends to invest primarily in existing improved properties but may, if market conditions warrant, invest in development projects as well. Furthermore, the Trust currently intends to invest in or develop commercial properties in the Current Markets. However, future investment or development activities will not be limited to any geographic area or product type or to a specified percentage of the Trust's assets. While the Trust may diversify in terms of property locations, size and market, the Trust does not have any limit on the amount or percentage of its assets that may be invested in any one property or any one geographic area. The Trust intends to engage in such future investment or development activities in a manner that is consistent with the maintenance of its status as a REIT for federal income tax purposes. In addition, the Trust may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the real estate presently owned or other properties purchased, or sell such real estate properties, in whole or in part, when circumstances warrant.

    The Trust may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. Such investments may permit the Trust to own interests in larger assets without unduly restricting diversification and, therefore, add flexibility in structuring its portfolio. The Trust currently does not have any plans to invest in joint ventures or partnerships with affiliates or promoters of the Trust. The Trust will not, however, enter into a joint venture or partnership to make an investment that would not otherwise meet its investment policies.

    Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness as may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to the Trust Shares. Investments are also subject to the Trust's policy not to be treated as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

    INVESTMENTS IN REAL ESTATE MORTGAGES. While the Trust's business objectives emphasize equity investments in commercial real estate, the Trust may, in the discretion of the Board of Trustees, invest in mortgages and deeds of trust, consistent with the Trust's continued qualification as a REIT for federal income tax purposes, including participating or convertible mortgages if the Trust concludes that it may benefit from the cash flow or any appreciation in value of the property. Investments in real estate mortgages run the risk that one or more borrowers may default under such mortgages and that the collateral securing such mortgages may not be sufficient to enable the Trust to recoup its full investment.

    SECURITIES OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES AND OTHER ISSUERS. Subject to the requirements of the gross income and asset tests necessary for continued qualification as a REIT for federal income tax purposes, the Trust also may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

DISPOSITIONS

    Management will conduct periodic reviews of the Trust's portfolio and the Trust reserves the right to dispose of additional properties if the Board of Trustees determines that such action would be in the best interests of the Trust.

FINANCING POLICIES

    As a general policy, the Trust intends to limit its total consolidated indebtedness incurred so that at the time any debt is incurred, the Trust's total debt to total market capitalization ratio does not exceed 50%. The Declaration of Trust and Trust Bylaws do not, however, limit the amount or percentage of indebtedness that the Trust may incur. In addition, the Trust may from time to time modify its debt policy in the light of current economic conditions, relative costs of debt and equity capital, market values of its

Properties, general conditions in the market for debt and equity securities, fluctuations in the market price of its Trust Shares, growth and acquisition opportunities and other factors. Accordingly, the Trust may increase or decrease its total debt to total market capitalization ratio beyond the limits described above. If these policies were changed, the Trust could become more highly leveraged, resulting in an increased risk of default on its obligations and a related increase in debt service requirements that could adversely affect the financial condition and results of operations of the Trust and the Trust's ability to make distributions to shareholders.

    The Trust has established its debt policy relative to the total market capitalization of the Trust computed at the time the debt is incurred, rather than relative to the book value of such assets because it believes that the book value of its assets (which to a large extent is the depreciated value of real property) will not accurately reflect its ability to borrow and to meet debt service requirements. Total market capitalization, however, is subject to greater fluctuation than book value and does not necessarily reflect the fair market value of the underlying assets of the Trust at all times. Moreover, due to expected fluctuations in the value of the Trust's portfolio of properties over time, and since any measurement of the Trust's total consolidated indebtedness to total market capitalization is made only at the time debt is incurred, the total debt to total market capitalization ratio could exceed the 50% level.

    The Trust has not established any limit on the number or amount of mortgages that may be placed on any single Property or on its portfolio as a whole.

    Although the Trust will consider factors other than total market capitalization in making decisions regarding the incurrence of debt (such as the purchase price of properties to be acquired with debt financing, the estimated market value of properties upon refinancing and the ability of particular properties and the Trust as a whole to generate sufficient cash flow to cover expected debt service), there can be no assurance that the Trust's total debt to total market capitalization ratio, or any other measure of asset value, at the time the debt is incurred or at any other time, will be consistent with any particular level of distributions to shareholders.

CONFLICT OF INTEREST POLICIES

    The Trust's Board of Trustees is subject to certain provisions of Maryland law, which are designed to eliminate or minimize certain potential conflicts of interest. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts in all circumstances and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

    The Trust has adopted a policy that, without the approval of a majority of the trustees who are not also employees of the Trust, it will not (i) acquire from or sell to any trustee, officer or employee of the Trust, or any entity in which a trustee, officer or employee of the Trust beneficially owns more than a 1% interest, or acquire from or sell to any affiliate of any of the foregoing, any of the assets or other property of the Trust, (ii) make any loan to or borrow from any of the foregoing persons (except pursuant to the Employee Loan Program (defined herein under the caption "Executive Compensation--Limited Purpose Employee Loan Program") or (iii) engage in any other transaction with any of the foregoing persons.

    Under Maryland law, each trustee will be subject to restrictions on misappropriation of trust opportunities. In addition, under Maryland law, the Declaration of Trust and the Trust Bylaws a contract or other transaction between the Trust and a trustee or between the Trust and any other trust, corporation or other entity in which a trustee of the Trust is a trustee, director or has a material financial interest is not void or voidable solely on the grounds of (i) such common trusteeship, directorship or interest, (ii) the presence of such trustee at the meeting at which the contract or transaction is authorized, approved or ratified or (iii) the counting of such trustee's vote in favor thereof if (a) the common trusteeship, directorship or interest is disclosed or known to the Board of Trustees, the committee thereof or the disinterested shareholders as the case may be, and the transaction or contract is authorized, approved or ratified by the Board of Trustees or a duly authorized committee thereof, by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum, or by a majority of the votes cast by disinterested stockholders or (b) the transaction or contract is fair and reasonable to the Trust.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

    The Trust has authority to offer Trust Shares, Trust Preferred Shares or options to purchase shares of beneficial interest in exchange for property and to repurchase or otherwise acquire its Trust Shares or other securities in the open market or otherwise and may engage in such activities in the future. In addition, the Trust expects (but is not obligated) to issue Trust Shares to holders of OP Units upon exercise of their redemption rights. The Board of Trustees has no present intention to cause the Trust to repurchase any Trust Shares. The Trust may issue Trust Preferred Shares from time to time, in one or more series, as authorized by the Board of Trustees without the need for shareholder approval. See "Description of Shares of Beneficial Interest in the Trust--Trust Preferred Shares." Except with respect to the Operating Partnership, the Trust has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, nor has the Trust invested in the securities of other issuers for the purposes of exercising control, and does not currently intend to do so. At all times, the Trust intends to make investments in such a manner so as to maintain its qualification as a REIT for federal income tax purposes, unless because of circumstances or changes in the Code (or the Treasury Regulations), the Board of Trustees determines that it is no longer in the best interest of the Trust to qualify as a REIT. Other than pursuant to the Employee Loan Program, the Trust has not made any loans to third parties, although it may in the future make loans to third parties, including, without limitation, to joint ventures in which it participates. The Trust intends to make investments in such a way that it will not be treated as an investment company under the 1940 Act.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of the taxation of the Trust and the material federal income tax considerations that may be relevant to a holder of Trust Shares is for general information only and does not constitute tax advice. The summary sets forth the federal income tax consequences that are likely to be material to a holder of Trust Shares and has been prepared by Jones, Day, Reavis & Pogue, special counsel to the Trust and the Company. As set forth herein under the caption "The Merger--Certain Federal Income Tax Consequences of the Merger," Jones, Day, Reavis & Pogue has delivered to the Trust an opinion to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization under the Section 368(a)(1)(F) of the Code, and will not adversely affect the ability of the Trust, as the successor in interest to the Company, to meet the requirements for qualification and taxation as a real estate investment trust under the Code and the Treasury Regulations promulgated thereunder for its current and subsequent taxable years. The summary below assumes that the Merger has been consummated in accordance with the terms of the Merger Agreement attached as Appendix A hereto, and the summary should be read in conjunction with the discussion contained in "The Merger--Certain Federal Income Tax Consequences of the Merger."

    The tax treatment of a holder of Trust Shares will vary depending upon the holder's particular situation, and the discussion contained herein does not purport to address all aspects of federal income taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including insurance companies, tax-exempt entities, financial institutions, broker-dealers in securities or currencies or persons that hold Trust Shares that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction) subject to special treatment under the federal income tax laws. The discussion further assumes that Trust Shares will be held as capital assets by the holders thereof. Moreover, the discussion below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to a prospective holder of Trust Shares.

    The statements in this discussion and the opinion of Jones, Day, Reavis & Pogue set forth below are based on the provisions of the Code, existing, temporary, and proposed Treasury Regulations promulgated thereunder, the legislative history of the Code, administrative rulings and practices of the Internal Revenue Service (the "IRS"), and judicial decisions, all as in effect on June 1, 1998. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Proxy Statement/Prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes. As used in this section "Federal Income Tax Considerations," the term "Trust" does not include the Operating Partnership. Unless the context otherwise specifically indicates, however, all references to the term "Trust" in the balance of this section are intended to include a reference to the Company as it existed prior to the Effective Time.

    THE COMPANY'S STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND SALE OF TRUST SHARES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH OWNERSHIP AND SALE, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

    The Trust elected to be taxed as a REIT commencing with its taxable year ended December 31, 1993, and the Trust believes that, commencing with its taxable year ended December 31, 1993, it has been organized and has operated in such a manner so as to qualify for taxation as a REIT under Sections 856 through 860 of the Code and the applicable Treasury Regulations promulgated thereunder, which together set forth the requirements for qualifying as a REIT. The Trust intends to remain organized and to continue to operate in such a manner so as to qualify for taxation as a REIT for federal income tax purposes in the future, but no assurance can be given that the Trust has so qualified or that the Trust will be able to remain so qualified.

    The Code sections and Treasury Regulations relating to the federal income tax treatment of REITs and their shareholders are highly technical and complex. The following discussion sets forth only the material aspects of those provisions. This summary is qualified in its entirety by the applicable Code sections, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

    The Taxpayer Relief Act of 1997 (the "1997 Act") made certain changes to the Code sections governing the federal income taxation of REITs and their shareholders, which are generally effective for the Trust's taxable years beginning on or after January 1, 1998. Some of these changes may be material to a holder of Trust Shares and are discussed below.

    Jones, Day, Reavis & Pogue has acted as special counsel to the Trust and the Company in connection with this Proxy Statement/Prospectus. In the opinion of Jones, Day, Reavis & Pogue, commencing with the Trust's taxable year ended December 31, 1993, the Trust has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Trust's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its subsequent taxable years. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court. It must also be emphasized that the opinion of Jones, Day, Reavis & Pogue is based upon various assumptions and certain representations made by the Trust as to factual matters relating to the organization and operation of the Trust and the Operating Partnership and to their business and properties as set forth in this Proxy Statement/Prospectus and in the documents incorporated herein by reference. Moreover, the Trust's continued qualification and taxation as a REIT depend upon the Trust's continuing ability to meet (through, among other things, actual annual operating results, asset ownership, distribution levels and diversity of share ownership) the various qualification tests imposed by the Code discussed below. Jones, Day, Reavis & Pogue will not review the

Trust's compliance with these tests on an ongoing basis. Accordingly, no assurance can be given that the actual results of the Trust's operations for any particular taxable year will satisfy the requirements for qualification and taxation as a REIT. See "--Failure to Qualify".

TAXATION OF THE TRUST

    As a REIT, the Trust generally is not subject to federal corporate income tax on that portion of its net income that it currently distributes to its shareholders. This treatment substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the shareholder level) that generally results from an investment in a regular corporation. Even if, however, the Trust continues to qualify for taxation as a REIT, it will be subject to federal income tax in certain circumstances as follows.

    - The Trust will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains.

    - Under certain circumstances, the Trust may be subject to the corporate "alternative minimum tax" on its items of tax preference, if any.

    - If the Trust has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, the Trust will be subject to tax on such income at the highest regular corporate rate.

    - If the Trust has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

    - If the Trust should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, the Trust will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of the amount by which the Trust failed the 75% or the 95% test, multiplied by (ii) a fraction intended to reflect the Trust's profitability.

    - If the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Trust will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

    - If, during the 10-year period (the "Recognition Period") beginning on the first day of the first taxable year for which the Trust qualified as a REIT, the Trust recognizes gain on the disposition of any asset held by the Trust as of the beginning of the Recognition Period, then, to the extent of the excess of (i) the fair market value of such asset as of the beginning of the Recognition Period, over (ii) the Trust's adjusted tax basis in such asset as of the beginning of such Recognition Period (the "Built-In Gain"), such gain will be subject to tax at the highest regular corporate rate; provided, however, that the Trust shall not be subject to tax on recognized Built-In Gain with respect to assets held as of the first day of the Recognition Period to the extent that the aggregate amount of such recognized Built-In Gain exceeds the net aggregate amount of the Trust's unrealized Built-In Gain (i.e., aggregate unrealized gains less aggregate unrealized losses) with respect to such assets as of the first day of the Recognition Period.

    - If the Trust acquires any asset from any corporation which is or has been a C Corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the tax basis of the asset in the hands of the Trust is determined by reference to the adjusted tax basis of the asset (or any other property) in the hands of the C corporation, and the Trust subsequently recognizes gain on the disposition of such asset during the Recognition Period beginning on the

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
      date on which the asset was acquired by the Trust, then the Built-In Gain with respect to such asset will be subject to tax at the highest regular corporate rate.

REQUIREMENTS FOR QUALIFICATION

    ORGANIZATIONAL REQUIREMENTS. The Code defines a REIT as a corporation, trust, or association (i) which is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for compliance with Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain special provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) at any time during the last half of each taxable year of such entity, not more than 50% in value of the outstanding stock or shares of beneficial interest of which is owned, actually or constructively (under the applicable attribution rules of the Code), by or for five or fewer individuals (as defined in the Code to include certain tax-exempt entities other than, in general, qualified domestic pension funds);
(vii) which complied, for its taxable years beginning on or prior to August 5, 1997, with certain record keeping requirements of the Code and the Treasury Regulations promulgated thereunder; and (viii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. As a result of changes made by the 1997 Act, for taxable years of the Trust beginning on or after January 1, 1998, the Trust will be treated as having satisfied condition (vi) so long as it has otherwise complied with the requirements under the Code and the applicable Treasury Regulations for ascertaining the actual ownership of its outstanding shares of beneficial interest and maintaining records of such ownership, and the Trust did not know, and would not have known by exercising reasonable diligence, that it actually failed to meet the condition.

    The Trust believes that it has satisfied the conditions set forth above for each of its taxable years commencing with the taxable year ended December 31, 1993, and that it will continue to do so. With respect to the share ownership requirements described in (v) and (vi) above, the Declaration of Trust provides for restrictions on the ownership and transfer of Trust Shares and Trust Preferred Shares that are intended to assist the Trust in continuing to satisfy these requirements. Such ownership and transfer restrictions are described above under the heading "Description of Shares of Beneficial Interest in the Trust--Restrictions on Transfer." It should be emphasized that the ownership and transfer restrictions in the Company's Charter, prior to its amendment and restatement in September 1997, and the ownership and transfer restrictions in the Company Bylaws did not ensure that the Trust in fact satisfied the share ownership requirements described above for its taxable years commencing prior to January 1, 1998, primarily because the provisions in the Charter did not operate automatically to void any attempted transfer, acquisition or ownership of shares of the Company's stock that would result in the disqualification of the Company as a REIT but instead required the Company's Board of Directors to take action to prohibit or deem to be null and void any such attempted transfer, acquisition or ownership of such shares or to purchase or redeem any such shares. Particularly after the shares of Company Common Stock became publicly traded, the Board of Directors of the Company may not have become aware of attempted transfers, acquisitions or ownership of Company Common Stock that would cause the Company to fail to qualify as a REIT. Moreover, the restrictions on ownership and transferability contained in the Company Bylaws may not be enforceable against holders of Company Common Stock (which shares of Company Common Stock were subsequently converted into Trust Shares pursuant to the Merger) who became holders prior to the time that the restrictions were added to the Company Bylaws in February 1997. If the Company failed to satisfy the share ownership requirements for any of its taxable years commencing prior to January 1, 1998, the status of the Company, and the Trust as successor to the Company, as a REIT would have terminated, and the Company would not have been able to prevent such termination. See "--Failure to Qualify."

    QUALIFIED REIT SUBSIDIARIES. The Trust has a number of wholly owned subsidiaries. Section 856(i) of the Code provides that a corporation that is a "qualified REIT subsidiary" will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" will be treated as assets, liabilities and items (as the case may be) of the REIT. Thus, in applying the requirements for REIT qualification described herein, the Trust's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items (as the case may be) of the Trust. The Trust believes that all of its wholly owned subsidiaries are "qualified REIT subsidiaries."

    OWNERSHIP OF A PARTNERSHIP INTEREST. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such proportionate share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Accordingly, the Trust's proportionate share of the assets, liabilities and items of income of the Operating Partnership and any other partnership or limited liability company in which the Trust may be a direct or indirect partner or member in the future will be treated as assets, liabilities and items of income of the Trust for purposes of applying the requirements for REIT qualification described herein, provided that the Operating Partnership and any other such partnerships or limited liability companies are treated as partnerships for federal income tax purposes. See "--Partnership Classification." The Trust has direct control of the Operating Partnership and has operated, and will continue to operate, it in a manner consistent with the requirements for qualification as a REIT. Actions taken by partnerships or limited liability companies in which the Trust may own, directly or indirectly, an interest in the future could affect the Trust's ability to satisfy the REIT gross income and assets tests and the determination of whether the Trust has net income from "prohibited transactions."

    GROSS INCOME TESTS. To maintain its qualification as a REIT, the Trust must satisfy two gross income requirements annually. First, at least 75% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating directly to real property or mortgages on real property (including "rents from real property," which term generally includes expenses of the Trust that are paid or reimbursed by tenants, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from
(i) dividends, (ii) interest, (iii) gain from the sale or other disposition of stock or securities, (iv) for taxable years of the Trust beginning on or after January 1, 1998, amounts received with respect to certain hedging instruments that reduce interest rate risk associated with indebtedness of the Trust, or (v) any combination of the foregoing. For taxable years of the Trust ended on or before December 31, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must have represented less than 30% of the Trust's gross income (including gross income from prohibited transactions) for each such taxable year. The 1997 Act eliminated this 30% test for the Trust's taxable years beginning on or after January 1, 1998.

    For purposes of satisfying the 75% and 95% gross income tests described above, rents received by the Trust from a tenant will qualify as "rents from real property" only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits derived by any person from such property. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Trust, or an actual or constructive owner of 10% or more of the Trust, actually or constructively owns a 10% or greater interest in such tenant (a "Related

Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Trust generally must not operate or manage the property or furnish or render services to the tenants of such property (subject to the 1% de minimis exception described below), other than through an independent contractor that is adequately compensated and from whom the REIT derives no revenue. The Trust may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.

    As a result of changes made by the 1997 Act, if, for taxable years of the Trust beginning on or after January 1, 1998, the Trust provides services to a tenant, or otherwise in relation to the management of the property, that are not usually or customarily provided in connection with the rental of space for occupancy only ("impermissible tenant services"), amounts received or accrued by the Trust for any such services will not be treated as "rents from real property" for purposes of the REIT gross income tests. However, the provision of such impermissible tenant services will not cause other amounts received with respect to the same property to fail to be treated as "rents from real property" unless the amounts received or accrued in respect of the impermissible tenant services for any taxable year exceed 1% of all amounts received or accrued, directly or indirectly, by the Trust during the taxable year with respect to the property. Under the literal wording of Section 856 of the Code, if the 1% threshold is exceeded, no amount received or accrued by the Trust with respect to the property will qualify as "rents from real property," even if the impermissible tenant services are provided to some, but not all, of the tenants of the property. For purposes of applying this de minimis rule, the amount that the Trust will be treated as having received or accrued for providing impermissible tenant services may not be less than 150% of the Trust's direct cost of providing the services.

    The Trust has represented that it has not and will not in the future (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant (unless the Board of Trustees determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize the Trust's status as a REIT), or (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease).

    As noted above, the Declaration of Trust provides for restrictions on the ownership and transfer of the Trust's shares of beneficial interest that are intended, in part, to assist the Trust in satisfying the 75% and 95% gross income tests described above by prohibiting owners of equity interests in a Related Party Tenant from owning shares of beneficial interest of the Trust if such share ownership would jeopardize the Trust's status as a REIT. Prior to the amendment and restatement of the Company's Charter in September 1997, the provisions of the Charter restricting ownership and transfer of the Company's stock, however, did not operate automatically to prohibit the ownership of shares of the Company's stock that would result in the disqualification of the Company as a REIT, but instead required the Board of Directors to take action to prohibit or deem to be null and void any such ownership of shares of stock or to purchase or redeem any such shares. Although the Trust believes that it has not in the past and does not currently rent any property to a Related Party Tenant, there can be no assurance that, prior to its taxable year commencing on January 1, 1998, the Company's Board of Directors would have become aware of ownership of stock by persons whose ownership of interests in Related Party Tenants could have jeopardized the status of the Company, and the Trust as successor to the Company, as a REIT. Moreover, the restrictions on ownership and transfer contained in the Company Bylaws were adopted in 1997 and may not be enforceable against holders of Company Common Stock (which shares of Company Common Stock were subsequently converted into Trust Shares pursuant to the Merger) who acquired such shares prior to the adoption of these Company Bylaw provisions.

    The Trust has performed and will in the future perform certain services with respect to the Properties for certain of its tenants. The Trust believes that the services it provides to tenants are usually and customarily rendered in the geographic market of the Properties in connection with the rental of space for occupancy only, and, accordingly, that the provision of such services has not caused, and will not in the future cause, the rents received with respect to the Properties to fail to qualify as "rents from real property" for purposes of the 75% and 95% gross income tests described above. In the case of any services provided to tenants that are not "usual and customary," the Trust has represented that either it has employed and intends to continue to employ qualifying independent contractors to provide such services or that the amounts received from the provision of such services fall within the 1% de minimis rule described above.

    The Trust has received and will in the future receive fees for services, or payments in the form of reimbursements for expenses incurred in the performance of services, in either case provided to the Operating Partnership. Although the law is not entirely clear, because the Trust has a significant capital interest directly and indirectly in the Operating Partnership, the amount of such fees and reimbursements that is apportioned to the capital interest of the Trust in the Operating Partnership should not be treated as a separate item of income and should be disregarded for purposes of the 75% and 95% gross income tests. The amount of such fees and reimbursements, on the other hand, that is apportioned to the capital interests of other partners in the Operating Partnership will generally result in nonqualifying income to the Trust under the 75% and 95% gross income tests. In addition, the Trust has received and will continue in the future to receive a de minimis amount of management fees in exchange for the performance of certain services with respect to properties that are owned entirely by third parties. All such third-party management fees will constitute nonqualifying income for purposes of the 75% and 95% gross income tests.

    The Trust believes that the aggregate amount of nonqualifying income (including such fees and reimbursements) in any taxable year has not exceeded and will not in any future taxable year exceed the limits on non-qualifying income under the 75% or 95% gross income tests. The Trust intends to carefully monitor its compliance with the 75% and 95% gross income tests. Should the potential amount of non-qualifying income of the Trust in the future create a risk as to the qualification of the Trust as a REIT, the Trust intends to take action to avoid non-qualification as a REIT.

    The Trust believes that it has satisfied the three gross income tests then in effect for each of its taxable years during the period commencing with its taxable year ended December 31, 1993 and ending with its taxable year ended December 31, 1997. The Trust intends to operate in a manner that will enable it to continue to satisfy, consistent with the 1997 Act, the 75% and the 95% gross income tests in the future.

    If the Trust fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if (i) the Trust's failure to meet such test(s) was due to reasonable cause and not willful neglect, (ii) the Trust attaches a schedule of the sources of its income to its federal income tax return for such taxable year, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, the Trust would be entitled to the benefit of these relief provisions. For example, if the Trust failed to satisfy the gross income tests because non-qualifying income that the Trust intentionally earned exceeded the limits on such income, the IRS could conclude that the Trust's failure to satisfy the tests was not due to reasonable cause. If these relief provisions were inapplicable to a particular set of circumstances involving the Trust, the Trust would cease to qualify as a REIT. As discussed above in "--Taxation of the Trust," even if these relief provisions apply, a 100% tax will still be imposed on the greater of the amount by which the Trust failed the 75% or the 95% test, multiplied by a fraction intended to reflect the Trust's profitability. No similar mitigation provision would apply to provide relief if the Company failed to satisfy the 30% income test for a taxable year ended on or before December 31, 1997, and in such case, the Company, and the Trust as successor to the Company, would have ceased to qualify as a REIT. See "--Failure to Qualify."

    ASSET TESTS. The Trust, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Trust's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships (or limited liability companies taxable as partnerships for federal income tax purposes) in which the Trust or one of its qualified REIT subsidiaries owns an interest, and (ii) stock or debt instruments purchased with the proceeds of a share offering or long-term (at least five years) debt offering of the Trust and held for not more than one year following the receipt by the Trust of such proceeds), cash, cash items and government securities. Second, not more than 25% of the Trust's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Trust may not exceed 5% of the value of the Trust's total assets and the Trust may not own more than 10% of any one issuer's outstanding voting securities (except for interests in the Operating Partnership, any other partnership (or limited liability company taxable as a partnership for federal income tax purposes) in which the Trust may or may be deemed to be a direct or indirect partner (or member) in the future, and any qualified REIT subsidiary of the Trust).

    For purposes of the three asset tests, the Trust will be deemed to own its proportionate share of the assets of the Operating Partnership and any other partnership (or limited liability company taxable as a partnership for federal income tax purposes) in which the Trust may or may be deemed to be a direct or indirect partner (or member) in the future and 100% of the assets of each of its qualified REIT subsidiaries. The Trust's actual ownership interests in those entities will be disregarded.

    After initially meeting the asset tests at the close of any quarter, the Trust will not lose its status as a REIT for failing to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the Trust increasing its interest in the Operating Partnership), the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Trust believes that it has satisfied the requirements of the three asset tests described above for all relevant periods commencing with its taxable year ended December 31, 1993. The Trust has further represented that it has maintained and intends to continue to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Trust fails to cure noncompliance with the asset tests within such time period, the Trust would cease to qualify as a REIT.

    ANNUAL DISTRIBUTION REQUIREMENTS. To maintain its qualification as a REIT, the Trust is required to distribute dividends (other than capital gain dividends) qualifying for the dividends paid deduction (as defined in Section 561 of the Code) to its shareholders each year in an amount at least equal to
(i) the sum of (A) 95% of the Trust's "REIT taxable income" (computed without regard to the dividends paid deduction and the Trust's net capital gain) plus
(B) 95% of the net income (after tax), if any, from foreclosure property, minus
(ii) the sum of certain items of non-cash income. In addition, if the Trust disposes of any asset during its Recognition Period, the Trust will be required to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Trust timely files its federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration.

    To the extent that the Trust does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amounts at regular ordinary or capital gains corporate tax rates, as the case may be. Furthermore, if the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, plus (iii) any undistributed taxable income from prior years, the Trust will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

    The Trust believes that it has made timely distributions sufficient to satisfy all of the annual distribution requirements for each of its taxable years commencing with its taxable year ended December 31, 1993. Prior to January 1, 1996, however, the Company maintained a dividend reinvestment and share purchase plan pursuant to which shares of Company Common Stock were issued to certain of the then existing shareholders of the Company. The IRS may challenge certain operational aspects of the plan, and, if successful, such a challenge would result in the Trust, as successor to the Company, having to pay "deficiency dividends" (as further discussed below) to its shareholders, as well as interest to the IRS, to maintain the Trust's status as a REIT. While the amount of such "deficiency dividends" and interest could be significant, the Trust anticipates that it would be able to obtain funds to pay these amounts from borrowings or other sources. For purposes of its opinion regarding the Trust's qualification as a REIT, Jones, Day, Reavis & Pogue, special counsel to the Trust, has assumed that in the event of a successful challenge by the IRS, the Trust would have sufficient funds to pay and would use such funds to pay the amount of such "deficiency dividends" and interest in a timely manner.

    The Trust intends to continue to make timely distributions sufficient to satisfy all of the annual distribution requirements for its current and future taxable years. In this regard, the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended through the date of this Proxy Statement/Prospectus (the "Partnership Agreement"), requires the Trust, as general partner, to use its best efforts to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Trust to meet these distribution requirements. It is expected that the Trust's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Trust anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that the Trust, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to the insufficiency of cash flow from the Operating Partnership in a particular year or to timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of such income and deduction of such expenses in computing the Trust's REIT taxable income, on the other hand. In the event that such an insufficiency or such timing differences occur, in order to meet the 95% distribution requirement, the Trust may find it necessary to cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable dividends of shares of beneficial interest.

    Under certain circumstances, the Trust may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in the Trust's deduction for dividends paid for the earlier year. Thus, the Trust may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Trust will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

    RECORD KEEPING REQUIREMENTS. Pursuant to applicable Treasury Regulations, the Trust must maintain certain records and request on an annual basis certain information from its shareholders of record designed to disclose the actual owners of its outstanding shares of beneficial interest. For taxable years of the Trust beginning on or after January 1, 1998, if the Trust were to fail to comply with these record keeping requirements, it would be subject to a $25,000 penalty ($50,000 in the case of an intentional violation) for each year of non-compliance, subject to an exception if the Trust were able to demonstrate that its failure to comply was due to reasonable cause and not willful neglect. For taxable years ended on or before December 31, 1997, noncompliance would have resulted in the failure of the Company, and the Trust as successor to the Company, to qualify as a REIT. See "--Requirements for Qualification-- Organizational Requirements." The Trust has represented that it has complied with these record keeping requirements and intends to continue to comply with such requirements in the future.

    PARTNERSHIP ANTI-ABUSE RULES. Treasury Regulations have been promulgated under the partnership provisions of the Code that permit the IRS to recharacterize transactions involving partnerships that purport to create tax advantages that are inconsistent with the intent of the partnership provisions of the Code. The scope and intended application of these Treasury Regulations are unclear. Nonetheless, although the matter is not free from doubt, Jones, Day, Reavis & Pogue believes that these Treasury Regulations do not adversely affect the Trust's ability to qualify as a REIT.

    PENALTY TAX ON PROHIBITED TRANSACTIONS. Any gain realized by the Trust on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including the Trust's share of any such gain realized by the Operating Partnership) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon the Trust's ability to satisfy the income tests for qualification as a REIT for taxable years of the Trust commencing prior to January 1, 1998. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties (and other properties) and to make such occasional sales of the Properties as are consistent with such investment objectives. Based upon such investment objectives, the Trust believes that in general the Properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material. There can be no assurance, however, that the IRS might not contend that one or more of such sales is subject to the 100% penalty tax. See "--Taxation of the Trust."

FAILURE TO QUALIFY

    If the Trust fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Trust will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Trust fails to qualify as a REIT will not be required to be made and, if made, will not be deductible by the Trust. As a result, the Trust's failure to qualify as a REIT will reduce the cash available for distribution by the Trust to its shareholders. In addition, if the Trust fails to qualify as a REIT, all distributions to the Trust's shareholders will be taxable as ordinary income dividends to the extent of the Trust's then current and accumulated earnings and profits, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Trust also will be ineligible for qualification as a REIT for the four taxable years following the year during which such qualification was lost. It is not possible to determine whether the Trust would be entitled to such statutory relief in all circumstances.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

    As used herein, the term "U.S. Shareholder" means a holder of Trust Shares who (for U.S. federal income tax purposes) is (i) a citizen or resident alien individual of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any State thereof, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all of the trust's substantial decisions.

    DISTRIBUTIONS GENERALLY. As long as the Trust qualifies as a REIT, distributions made by the Trust out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Shareholders as ordinary income. Such dividends will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations.

    Distributions made by the Trust that are properly designated by the Trust as capital gain dividends will be taxable to taxable U.S. Shareholders as long-term capital gains (to the extent that they do not exceed the Trust's actual net capital gain for the taxable year) without regard to the period for which a U.S. Shareholder has held such holder's Trust Shares. U.S. Shareholders that are corporations will not be eligible for the dividends-received deduction with respect to such dividends and, further, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

    The 1997 Act made significant changes to the taxation of capital gains recognized by individuals, trusts and estates. In November 1997, the IRS issued Notice 97-64, which provides generally that the Trust may classify portions of its designated capital gain dividends for taxable years ending on or after May 7, 1997, as (i) a 20% rate gain distribution (taxable as long-term capital gain in the 20% group), (ii) an unrecaptured section 1250 gain distribution (taxable as long-term capital gain in the 25% group), or (iii) a 28% rate gain distribution (taxable as long-term capital gain in the 28% group). For a discussion of the 20%, 25% and 28% tax rates applicable to individuals, estates and trusts, see "--Taxation of Taxable U.S. Shareholders-- 1997 Act Changes to Capital Gains Rates." If the Trust makes no designation, the entire amount of any designated capital gain dividend will be treated as long-term capital gain taxable at a rate of 28%. IRS Notice 97-64 also provides that the Trust must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computations required by Section 1(h) of the Code as if the Trust were an individual whose ordinary income was subject to a marginal federal income tax rate of at least 28%. Finally, the Notice provides that the Trust's capital gain designations will only be effective to the extent that such designations comply with the principles of Revenue Ruling 89-81, which require that distributions made with respect to different classes of shares not be composed disproportionately of dividends of a particular type.

    To the extent that the Trust makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted tax basis which such U.S. Shareholder has in such holder's Trust Shares by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted tax basis in such holder's Trust Shares taxable as capital gains. For purposes of determining the portion of distributions made with respect to separate classes of shares of beneficial interest that will be treated as dividends for federal income tax purposes, current and accumulated earnings and profits of the Trust will be allocated first to distributions resulting from priority rights of Trust Preferred Shares before being allocated to other distributions. Dividends declared by the Trust in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Trust and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Trust on or before January 31 of the following calendar year. U.S. Shareholders may not include in their own income tax returns any net operating losses or capital losses of the Trust.

    The Trust will be treated as having sufficient earnings and profits to treat as dividends all distributions made by the Trust during a calendar year that are not in excess of the amount required to be distributed by the Trust for such year in order to avoid the imposition of the 4% excise tax discussed above. See "--Requirements for Qualification--Annual Distribution Requirements." Moreover, any "deficiency dividends" paid by the Trust will be treated as dividends (either ordinary or capital gain dividends, as the case may be) for tax purposes, without regard to the amount of the Trust's current and accumulated earnings and profits. As a result, U.S. Shareholders may be required to treat as taxable dividends certain distributions made by the Trust that would otherwise result in a tax-free return of capital.

    Distributions received from the Trust and gain arising from the sale or other disposition by a U.S. Shareholder of Trust Shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain. Distributions received from the Trust (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest deduction limitation.

    UNDISTRIBUTED NET CAPITAL GAINS. As a result of changes made by the 1997 Act, for the Trust's taxable years beginning on or after January 1, 1998, the Trust will have greater flexibility to retain, rather than distribute as capital gain dividends, its net long-term capital gains, although the Trust will still be required to pay tax on such retained amounts. See "--Requirements for Qualification--Annual Distribution Requirements." If the Trust so elects to retain its net long-term capital gains, U.S. Shareholders holding Trust Shares as of the close of the Trust's taxable year will be required to include in their income as long-term capital gains their proportionate share of such amount of the undistributed net long-term capital gains as the Trust may designate in a written notice mailed to its shareholders within 60 days after the close of its taxable year. The Trust may not designate an amount in excess of the Trust's undistributed net capital gain for the year. Each U.S. Shareholder required to include in income such holder's proportionate share of such designated undistributed net capital gains would be deemed to have paid, in the taxable year of the inclusion, the tax paid by the Trust in respect of such proportionate share of the designated amount, and would be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such holder. Each such U.S. Shareholder would be entitled to increase such holder's adjusted tax basis in such holder's Trust Shares by the excess of the amount of such includible gains over the amount of the tax deemed paid by such holder in respect of such gains. The earnings and profits of the Trust, as well as the earnings and profits of any U.S. Shareholder that is a corporation, would be appropriately adjusted to take account of the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

    SALE OR OTHER DISPOSITION OF TRUST SHARES. Upon any sale or other disposition of Trust Shares, a U.S. Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and (ii) the holder's adjusted tax basis in such Trust Shares. For sales or other dispositions after July 28, 1997, such gain or loss in the case of an individual, trust or estate will be mid-term capital gain or loss if the Trust Shares have been held for more than one year but not more than 18 months and long-term capital gain or loss if such shares have been held for more than 18 months. Gain or loss in the case of a corporation will be long-term gain or loss if the Trust Shares have been held for more than one year. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of Trust Shares that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions received by such U.S. Shareholder from the Trust which were required to be treated as long-term capital gains. In the case of a U.S. Shareholder that is an individual, trust or estate, the long-term capital loss will be apportioned among the applicable long-term capital gain groups to the extent that distributions received by such U.S. Shareholder were previously so treated.

    1997 ACT CHANGES TO CAPITAL GAINS RATES. As previously noted, the 1997 Act made significant changes to the taxation of capital gains recognized by individuals, trusts and estates. Pursuant to the 1997 Act, the maximum rate of tax on long-term capital gains (I.E., gains from the sale or exchange of capital assets held for more than 18 months) of individuals, trusts and estates has been reduced from 28% to 20%. The maximum rate of tax on mid-term capital gains (I.E., gains from the sale or exchange of capital assets held for more than one year but not more than 18 months) of such persons remains at 28%. The 1997 Act also provides for a maximum rate of 25% for "unrecaptured Section 1250 gain" (I.E., gain attributable to the depreciation of Section 1250 property) of individuals, trusts and estates, special rules for "qualified 5-year gain," and certain other changes to prior law. Even lower rates apply for taxpayers in the 15% marginal federal income tax bracket. The new rates for individuals, trusts, and estates apply generally to sales or other dispositions after May 6, 1997, although the changes in the long-term holding period are effective for sales after July 28, 1998. The 1997 Act does not change the taxation of capital gains recognized by corporations.

    The 1997 Act authorizes the IRS to prescribe such regulations as may be appropriate to apply the new capital gains tax rates to sales or exchanges of capital assets by "pass-thru" entities, such as a REIT, and to sales or exchanges of interests in such entities, but no such regulations have been promulgated to date. For a discussion of how the new capital gains rules are to apply to the taxation of distributions by the Trust to its U.S. Shareholders designated as capital gain dividends, see "--Taxation of Taxable U.S. Shareholders-- Distributions Generally" above. U.S. Shareholders are urged to consult with their own tax advisors with respect to the new capital gains rules in the 1997 Act.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. The Trust will report to its U.S. Shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld on such dividends, if any. Under the federal income tax backup withholding rules, a U.S. Shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, is able to demonstrate this fact to the Trust, or (b) provides a taxpayer identification number, certifies that such holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide the Trust with such holder's correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Shareholder's federal income tax liability. In addition, the Trust may be required to withhold a portion of capital gain dividends paid to any shareholders who fail to certify their non-foreign status to the Trust. See "--Taxation of Non-U.S. Shareholders--Backup Withholding and Information Reporting."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

    The IRS has issued a published revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Based on that ruling and the analysis contained therein, distributions made by the Trust to, as well as gain from the sale or other disposition of Trust Shares by, a U.S. Shareholder that is a tax-exempt entity (such as an individual retirement account ("IRA") or a 401(k) plan, but excluding certain types of tax-exempt entities dealt with below) should not constitute UBTI unless such tax-exempt U.S. Shareholder has financed the acquisition of its Trust Shares with "acquisition indebtedness" and the Trust Shares are thus treated as "debt-financed property" within the meaning of Section 514 of the Code, or such Trust Shares are used in an unrelated trade or business conducted by such tax-exempt shareholder.

    Special rules apply to tax-exempt U.S. Shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, of the Code. In the case of these tax-exempt U.S. Shareholders, distributions made by the Trust and gain from the sale or other disposition of Trust Shares will generally constitute UBTI unless the tax-exempt shareholder is able properly to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income and gain generated by its investment in Trust Shares. Such prospective tax-exempt investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

    Special rules also apply to certain tax-exempt pension trusts (including 401(k) plans but excluding IRAs or government pension plans) that own more than 10% (by value) of the ownership interests in a "pension-held REIT" at any time during a taxable year. Such a pension trust must treat a certain percentage of all dividends received from the REIT (or deemed received) during the year as UBTI. The percentage is equal to the ratio of the REIT's gross income (less direct expenses related thereto) derived from the conduct of unrelated trades or businesses determined as if the REIT were itself a tax-exempt pension trust, to the REIT's gross income (less direct expenses related thereto) from all sources. The special rules will not apply to require a pension trust to recharacterize a portion of its distributions received from the REIT as UBTI unless the percentage computed is at least 5%.

    A REIT will be treated as a "pension-held REIT" only if the REIT is predominantly held by tax-exempt pension trusts and if the REIT would otherwise fail to satisfy the "five or fewer" share ownership requirement discussed above, see "--Requirements for Qualification--Organizational Requirements," if the stock or shares of beneficial interest of the REIT held by such tax-exempt pension trusts were not treated (under Section 856(h)(3) of the Code) as being held directly by their respective beneficiaries (instead of by the trusts themselves). A REIT is predominantly held by tax-exempt pension trusts if at least one tax-exempt pension trust holds more than 25% (by value) of the interests in the REIT or if one or more tax-exempt pension trusts (each of which owns more than 10% (by value) of the interests in the REIT) own in the aggregate more than 50% (by value) of the interests in the REIT. The provisions requiring tax-exempt pension trusts to treat a portion of distributions received from a REIT as UBTI will not apply to the Trust if it is able to satisfy the "five or fewer" share ownership requirement without relying upon the "look-through" exception for tax-exempt pension trusts. The Trust does not expect to be classified as a "pension-held REIT." Because, however, the Trust Shares are publicly traded, no assurance can be given that the Trust will not in fact qualify as a "pension-held REIT" in the future.

TAXATION OF NON-U.S. SHAREHOLDERS

    The rules governing United States federal income taxation of the ownership and disposition of Trust Shares by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships, or foreign trusts or estates (collectively, "Non-U.S. Shareholders") are highly complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Shareholder in light of such holder's particular circumstances. Prospective Non-U.S. Shareholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws on an investment in Trust Shares, including any reporting requirements.

    In general, a Non-U.S. Shareholder will be subject to regular U.S. federal income taxation with respect to such holder's investment in Trust Shares in the same manner as a U.S. Shareholder (i.e., at graduated rates on a net basis, after allowance of deductions) if such investment is "effectively connected" with the conduct by such Non-U.S. Shareholder of a trade or business in the United States (or, if an income tax treaty applies, is attributable to a permanent establishment maintained by such Non-U.S. Shareholder in the United States). A Non-U.S. Shareholder that is a corporation and that receives income with respect to its investment in Trust Shares that is (or is treated as) "effectively connected" with the conduct of a trade or business in the United States (or attributable to a United States permanent establishment) may also be subject to the 30% branch profits tax imposed under Section 884 of the Code, which is payable in addition to the regular U.S. corporate income tax. The following discussion addresses only the U.S. federal income taxation of Non-U.S. Shareholders whose investment in Trust Shares is not "effectively connected" with the conduct of a trade or business in the United States (or attributable to a United States permanent establishment). Prospective investors whose investment in Trust Shares may be "effectively connected" with the conduct of a United States trade or business (or attributable to a United States permanent establishment) should consult their own tax advisors as to the tax consequences thereof.

    DISTRIBUTIONS GENERALLY. Distributions made by the Trust to a Non-U.S. Shareholder that are neither attributable to gain from the sale or exchange by the Trust of United States real property interests (as discussed below) nor designated by the Trust as capital gain dividends will be treated as ordinary income dividends to the extent that they are made out of current or accumulated earnings and profits of the Trust. Generally, such distributions will be subject to withholding of U.S. federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such reduced rate as may be specified by an applicable income tax treaty. Under certain treaties, however, reduced withholding rates generally applicable to dividends do not apply to dividends paid by a REIT such as the Trust.

    Under the Treasury Regulations currently in force, dividends paid to an address in a foreign country are generally presumed to be paid to a resident of such country (unless the payor has actual knowledge to the contrary) for purposes of determining the applicability of the withholding tax discussed above and the availability of a reduced treaty rate of withholding, if any. Under newly issued Treasury Regulations, which will become effective for payments made after December 31, 1999, however, a Non-U.S. Shareholder who wishes to claim the benefit of an applicable reduced treaty rate of withholding will be required to satisfy certain certification and other requirements, including the requirement generally to file a properly completed IRS Form W-8 with the Trust, the paying agent, or such other entity as may be required to withhold tax. The new Treasury Regulations also provide special rules for dividends paid to (i) foreign intermediaries, (ii) U.S. or foreign wholly-owned entities that are disregarded as entities separate from their owners for U.S. federal income tax purposes, or
(iii) flow-through entities or arrangements that are treated as fiscally transparent for U.S. federal income tax purposes or under the laws of an applicable income tax treaty jurisdiction or both. For example, in the case of Trust Shares held by a foreign partnership, the certification requirement will be applied to the partners of the partnership, rather than the partnership itself, although the partnership will also be required to provide certain information, including a U.S. taxpayer identification number, and a look-through rule is provided for tiered partnership structures. Non-U.S. Shareholders should consult their own tax advisors regarding their ability to claim benefits under income tax treaties with the United States.

    Distributions made by the Trust in excess of its current and accumulated earnings and profits will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted tax basis that the holder has in such holder's Trust Shares, but instead will reduce the adjusted tax basis of such shares (but not below zero). To the extent that such distributions exceed the adjusted tax basis that a Non-U.S. Shareholder has in such holder's Trust Shares, the amount of such excess will be treated as gain from the sale or other disposition of such Trust Shares, the tax treatment of which is described below.

    For withholding tax purposes, the Trust is currently required to treat all distributions as if made out of its current or accumulated earnings and profits and thus intends to withhold tax at the rate of 30% (or a reduced treaty rate if applicable) on the gross amount of any distribution (other than distributions designated as capital gain dividends discussed below) made to a Non-U.S. Shareholder. Under the newly issued Treasury Regulations referred to above, the Trust will not be required to withhold tax at the 30% rate on distributions (or portions thereof) made after December 31, 1999 that it reasonably estimates to be in excess of the Trust's current and accumulated earnings and profits. As a result, however, of a legislative change made by the Small Business Job Protection Act of 1996, effective for distributions made after August 20, 1996, the withholding requirements of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") will apply to any distributions (or portions thereof) made by the Trust to Non-U.S. Shareholders in excess of the Trust's current and accumulated earnings and profits. Accordingly, if the Trust were no longer required to withhold tax at the 30% rate on such distributions, it would be required to withhold tax under FIRPTA equal to 10% of the gross amount realized by each Non-U.S. Shareholder with respect to any such distribution, including a distribution made to a Non-U.S. Shareholder in excess of the Trust's current and accumulated earnings and profits but that did not exceed the Non-U.S. Shareholder's adjusted tax basis in such holder's Trust Shares and thus did not give rise to any U.S. federal income tax. In any case, a Non-U.S. Shareholder may seek a refund from the IRS, by filing an appropriate claim for refund, of any amount withheld if it is subsequently determined that such distribution was, in fact, in excess of the Trust's then current and accumulated earnings and profits and the amount withheld exceeded the Non-U.S. Shareholder's U.S. federal income tax liability, if any, with respect to the distribution.

    Distributions made by the Trust to a Non-U.S. Shareholder that are designated by the Trust at the time of distribution as capital gain dividends (other than those arising from the sale or other disposition of a United States real property interest) generally will not be subject to U.S. federal income taxation unless the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the calendar year in which such distributions are made and either has a "tax home" (within the meaning of Section 911(d)(3) of the Code) in the United States or maintains an office or other fixed place of business within the United States to which such gain is attributable, in which case the nonresident alien individual will be subject to a 30% withholding tax on the amount of such individual's capital gains (unless an applicable income tax treaty provides otherwise).

    Distributions made by the Trust to a Non-U.S. Shareholder that are attributable to gain from the sale or other disposition by the Trust of United States real property interests will be taxed to the Non-U.S. Shareholder under FIRPTA. Under FIRPTA, such distributions are taxed to a Non-U.S. Shareholder as if such distributions were gains "effectively connected" with the conduct by such holder of a trade or business within the United States. Accordingly, a Non-U.S. Shareholder will be taxed on such distributions at the same capital gains rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals), without regard to whether such distributions are designated by the Trust as capital gain dividends. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax discussed above in the case of a corporate Non-U.S. Shareholder that is not entitled to treaty relief or exemption.

    The Trust will be required to withhold tax from any distribution to a Non-U.S. Shareholder that could be designated by the Trust as a capital gain dividend in an amount equal to 35% of the gross distribution. The amount of tax withheld is fully creditable against the Non-U.S. Shareholder's FIRPTA tax liability, and if such amount exceeds the Non-U.S. Shareholder's U.S. federal income tax liability for the applicable taxable year, the Non-U.S. Shareholder may seek a refund of the excess from the IRS by filing an appropriate claim for refund. In addition, if the Trust designates as capital gain dividends distributions previously made prior to the date of such designation and which, at the time made, were not subject to withholding, the Trust must treat as capital gain dividends, and thus withhold 35% from, subsequent distributions made on or after the date of such designation until the amount of such distributions in the aggregate equals the amount of such prior distributions.

    UNDISTRIBUTED NET CAPITAL GAINS. Although the law is not entirely clear, it appears that amounts designated by the Trust pursuant to the 1997 Act as undistributed net capital gains in respect of Trust Shares held by Non-U.S. Shareholders (see "--Taxation of Taxable U.S. Shareholders--Undistributed Net Capital Gains") would be treated in the same manner as actual distributions made by the Trust to such Non-U.S. Shareholders and designated as capital gain dividends. In such case, Non-U.S. Shareholders would be able to offset as a credit against the U.S. federal income tax liability resulting from amounts so designated by the Trust, the Non-U.S. Shareholder's proportionate share of the tax paid by the Trust on such undistributed capital gains, and to receive from the IRS a refund to the extent that such holder's proportionate share of such tax exceeded the Non-U.S. Shareholder's actual U.S. federal income tax liability.

    SALE OR OTHER DISPOSITION OF TRUST SHARES. Gain recognized by a Non-U.S. Shareholder upon the sale or other disposition of Trust Shares generally will not be subject to United States federal income taxation unless such Trust Shares constitute "United States real property interests" within the meaning of FIRPTA. The Trust Shares will not constitute "United States real property interests" so long as the Trust is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock or shares of beneficial interest is held directly or indirectly by Non-U.S. Shareholders. The Trust believes that it currently is and will continue to be a "domestically controlled REIT," and therefore that the sale of Trust Shares will not be subject to taxation under FIRPTA. Because, however, the outstanding Trust Shares are publicly traded, no assurance can be given that the Trust will in fact continue to be a "domestically-controlled REIT" in the future. Moreover, notwithstanding the foregoing, gain from the sale or other disposition of Trust Shares not otherwise subject to FIRPTA will still be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the calendar year in which such sale or other disposition occurs and either has a "tax home" (within the meaning of Section 911(d)(3) of the Code) in the United States or maintains an office or other fixed place of business within the United

States to which such gain is attributable. In such case, the nonresident alien individual would be subject to a 30% U.S. withholding tax on the amount of such individual's capital gains (unless an applicable income tax treaty provides otherwise).

    If the Trust does not qualify as, or ceases to be, a "domestically-controlled REIT," gain arising from the sale or other disposition by a Non-U.S. Shareholder of Trust Shares would not be subject to United States federal income taxation under FIRPTA as a sale of a "United States real property interest" if (i) the Trust Shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (E.G., the New York Stock Exchange on which the Trust Shares are traded) and (ii) such Non-U.S. Shareholder owned 5% or less of the total outstanding Trust Shares throughout the five-year period ending on the date of such sale or other disposition. If gain on the sale or other disposition of Trust Shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a U.S. Shareholder (as well as to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the Trust Shares would be required to withhold and remit to the IRS 10% of the gross purchase price.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. U.S. federal income tax backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons who fail to furnish certain tax information under the United States information reporting requirements) and information reporting generally will not apply to distributions paid to Non-U.S. Shareholders outside the United States that are treated as (i) dividends subject to the 30% (or reduced treaty rate) withholding tax discussed above, (ii) capital gain dividends, or (iii) distributions attributable to gain from the sale or exchange by the Trust of United States real property interests. Under the newly issued Treasury Regulations referred to above, certain Non-U.S. Shareholders who are not currently subject to backup withholding on dividend payments will have to certify as to their non-U.S. status to avoid backup withholding on dividends paid after December 31, 1999.

    If a Non-U.S. Shareholder sells or otherwise disposes of Trust Shares to or though a U.S. office of a broker, the broker is required to file an information return and is required to apply backup withholding at the rate of 31% unless the Non-U.S. Shareholder has provided the broker with a certification, under penalties of perjury, as to its non-U.S. status or has otherwise established its entitlement to an exemption from backup withholding. If payment of the proceeds from the sale or other disposition of Trust Shares by a Non-U.S. Shareholder is made to or through an office of a broker outside the United States, the broker generally will not be required to apply backup withholding or file information returns, except as provided below. Under the Treasury Regulations currently in effect, information reporting (but not backup withholding) is required with respect to a payment of proceeds from the sale or other disposition of Trust Shares to or through a foreign office of a broker that (a) is a United States person, (b) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business within the United States, or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by U.S. Shareholders) for U.S. federal income tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder (and the broker has no actual knowledge to the contrary) and certain other conditions are met, or the shareholder otherwise establishes an exemption.

    The newly issued Treasury Regulations, which will become effective for payments made after December 31, 1999, expand the categories of brokers that will be required to comply with the information reporting requirements with respect to the payment of proceeds from the sale or other disposition of Trust Shares effected at an office outside the United States. As a result, information reporting may apply to certain payments of proceeds from the sale or other disposition of Trust Shares made after December 31, 1999 to or through foreign offices of brokers that were previously exempt. Under the new Treasury Regulations, however, backup withholding will not be required with respect to the payment of proceeds from the sale or other disposition of Trust Shares effected at a foreign office of a broker unless the broker has actual knowledge that the payee is not a Non-U.S. Shareholder. Prospective Non-U.S. Shareholders should consult their own tax advisors concerning these new Treasury Regulations and the effect of such Treasury Regulations on their ownership of Trust Shares.

    Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against a Non-U.S. Shareholder's U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS.

    ESTATE TAX. Trust Shares owned, or treated as owned, by an individual who is neither a citizen nor a resident (as specially determined for purposes of the U.S. federal estate tax) of the United States at the time of death generally will be includible in such individual's gross estate for U.S. federal estate tax purposes and thus will be subject to U.S. federal estate tax, subject to certain credits, at graduated rates of up to 55%, unless an applicable estate tax treaty provides otherwise.

TAX ASPECTS OF THE TRUST'S INVESTMENT IN THE OPERATING PARTNERSHIP

    The Trust holds direct and indirect interests in the Operating Partnership. The following discussion summarizes certain material federal income tax considerations applicable solely to the Trust's investment in the Operating Partnership. The discussion does not address state or local tax laws or any federal tax laws other than income tax laws.

PARTNERSHIP CLASSIFICATION

    The Trust has not requested, and does not intend to request, a ruling from the IRS that the Operating Partnership will be classified as a partnership for federal income tax purposes. Instead, Jones, Day, Reavis & Pogue is of the opinion, based on certain factual assumptions and representations made by the Trust as the general partner of the Operating Partnership, that the Operating Partnership has been and will continue to be treated as a partnership for federal income tax purposes and not as an association taxable as a corporation or a publicly traded partnership. Unlike an IRS ruling, however, an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of the Operating Partnership as a partnership for federal income tax purposes.

    If for any reason the Operating Partnership were taxable as a corporation rather than a partnership for federal income tax purposes, the character of the Trust's assets and items of gross income would change, and, as a result, the Trust would most likely be unable to satisfy the gross income and asset tests, which would thus prevent the Trust from qualifying as a REIT. See "--Requirements for Qualification-- Gross Income Tests," "--Requirements for Qualification--Asset Tests" and "--Failure to Qualify." In addition, any change in the status of the Operating Partnership for federal income tax purposes might be treated as a taxable event, in which case the Trust could incur a tax liability without any related cash distribution from the Operating Partnership. Further, if the Operating Partnership were to be treated as an association taxable as a corporation, items of income, gain, deduction and credit of the Operating Partnership would not pass through to its partners, including the Trust; instead, the Operating Partnership would be taxable as a corporation, subject to entity-level taxation on its net income at regular corporate tax rates. The partners of the Operating Partnership would be treated for federal income tax purposes as shareholders, with some or all of the distributions to such partners being characterized as ordinary income dividends.

    The opinion of Jones, Day, Reavis & Pogue regarding the classification of the Operating Partnership is based, in part, on Treasury Regulations issued in final form in December 1996 governing the classification of a business entity as a partnership or an association taxable as a corporation for federal income tax purposes (the "Classification Regulations"). The Classification Regulations were effective as of January 1, 1997, and replaced the former four-factor test used to distinguish partnerships from corporations for federal income tax purposes. In general, under the Classification Regulations, a U.S. business entity that has at least two members and that is not organized under a state or federal statute as a corporation, is not described under a state statute as a joint-stock company or joint-stock association and does not meet certain other narrow definitions set forth therein (an "eligible entity"), may elect to be classified as either a partnership or an association taxable as a corporation. The Classification Regulations also provide for a "default" classification for an eligible entity that applies unless the entity files a classification election. Under the "default" classification, such an entity will be classified as a partnership.

    The classification of the Operating Partnership is governed entirely by the Classification Regulations. Although the Operating Partnership was in existence for state law purposes prior to January 1, 1997, it was not first treated for federal income tax purposes as an entity separate from the Trust until after that date. Under the Classification Regulations, the Operating Partnership will constitute an eligible entity and intends to elect to be classified as a partnership. As an eligible entity, the Operating Partnership will be so classified under the default classification provisions of the Classification Regulations so long as it does not file an election to be classified as an association taxable as a corporation. The Operating Partnership has not filed, and does not in future intend to file, such an election.

    Notwithstanding the classification of a business entity formed as a partnership under the Classification Regulations, such an entity will nonetheless be treated as a corporation for federal income tax purposes if it is a "publicly traded partnership." A publicly traded partnership is generally a partnership the interests in which are either traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of its gross income for a taxable year consists of "qualifying income" under Section 7704(d) of the Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to a REIT (the "90% Passive Income Exception"). See "--Requirements for Qualification--Gross Income Tests."

    Treasury Regulations effective for taxable years beginning after December 31, 1995 provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one such safe harbor (the "Private Placement Exception"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust or S corporation) that in turn owns an interest in a partnership will be treated as a partner in such partnership for purposes of the 100 partner rule only if
(i) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest in the partnership, and (ii) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation. Because no interests in the Operating Partnership have been or are currently traded on an established securities market and because the Operating Partnership should not be treated as having more than 100 partners, the Trust believes that the Operating Partnership presently qualifies for the Private Placement Exception. The Operating Partnership intends to monitor closely its compliance with the Private Placement Exception to ensure that it remains applicable. Even if, however, the Operating Partnership were considered to be a publicly traded partnership because it was deemed to have more than 100 partners, the Operating Partnership would not be treated as a corporation for federal income tax purposes if it otherwise qualified for the 90% Passive Income Exception from such treatment.

INCOME TAXATION OF THE OPERATING PARTNERSHIP AND ITS PARTNERS

    PARTNERS, NOT PARTNERSHIP, SUBJECT TO TAX. A partnership is not a separate taxable entity for federal income tax purposes. Rather, partners are allocated and required to include in gross income their proportionate share of the items of income, gain, loss, deduction and credit of the partnership, without regard to whether the partners receive any actual distributions from the partnership. The Trust will be required to take into account its allocable share of the foregoing items of the Operating Partnership for purposes of the various REIT gross income tests and in the computation of its "REIT taxable income." See "--Requirements for Qualification--Gross Income Tests."

    PARTNERSHIP ALLOCATIONS. Although a partnership agreement will generally determine the allocation of a partnership's taxable income and loss among the partners, such allocations will be disregarded for federal income tax purposes under Section 704(b) of the Code if they do not comply with the provisions of
Section 704(b) and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss contained in the Partnership Agreement are intended to comply with the requirements of
Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at such time. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Properties). Consequently the Partnership Agreement requires allocations of income, gain, loss, and deduction attributable to such contributed properties to be made in a manner that is consistent with Section 704(c) of the Code.

    In general, Section 704(c) of the Code will cause the Trust and other limited partners of the Operating Partnership contributing properties to the Operating Partnership with fair market values in excess of their adjusted tax bases for federal income tax purposes to be allocated solely for tax purposes lower amounts of annual depreciation deductions and increased taxable income and gain on the sale of those properties or other assets than would ordinarily be the case for economic or book purposes. These allocations may cause the Trust to recognize taxable income in excess of cash proceeds, which might adversely affect the Trust's ability to comply with the REIT distribution requirements. See "--Requirements for Qualification-- Annual Distribution Requirements."

    The foregoing principles may also affect the calculation of the Trust's earnings and profits for purposes of determining the portion of the Trust's distributions that is taxable as a dividend. See "--Taxation of Taxable U.S. Shareholders." The application of these rules over time may result in a higher portion of the Trust's distributions being taxed as a dividend than would have been the case had the Operating Partnership purchased the Properties for cash.

    TAX BASIS IN PARTNERSHIP INTEREST. The Trust's adjusted tax basis in its partnership interest in the Operating Partnership generally (i) will be equal to the amount of cash and the adjusted tax basis of any other property contributed to the Operating Partnership by the Trust, (ii) will be increased by (A) the Trust's allocable share of the Operating Partnership's taxable income and (B) the Trust's allocable share of certain indebtedness of the Operating Partnership, and (iii) will be reduced, but not below zero, by (A) the Trust's allocable share of the Operating Partnership's losses and (B) the amount of cash and the adjusted tax basis of any other property distributed by the Operating Partnership to the Trust, including any constructive cash distributions resulting from a reduction in the Trust's allocable share of indebtedness of the Operating Partnership.

    If the Trust's allocable share of the Operating Partnership's losses exceeds the adjusted tax basis of the Trust's partnership interest in the Operating Partnership, the recognition of such excess loss for federal income tax purposes will be deferred until such time and to the extent that the Trust has adjusted tax basis in its interest in the Operating Partnership. To the extent that distributions made by the Operating Partnership to the Trust, or any decrease in the Trust's share of the indebtedness of the Operating Partnership (each such decrease being considered a constructive cash distribution to the Trust), would exceed the Trust's adjusted tax basis, such excess distributions (including such constructive distributions) would constitute taxable income to the Trust, which normally would be characterized as a capital gain.

OTHER TAX CONSIDERATIONS

    POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSEQUENCES. Holders of Trust Shares should recognize that the present federal income tax treatment of the Trust may be modified by future legislative, judicial or administrative actions or decisions at any time, which may or may not be retroactive in effect. As a result, any such action or decision could affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in frequent statutory changes as well as the promulgation of new, or revisions to existing, Treasury Regulations and revised interpretations of established concepts. No prediction can be made as to the likelihood of the passage of any new tax legislation or other provisions that could either directly or indirectly affect the Trust or holders of Trust Shares. Accordingly, it is always possible that revisions in federal income tax laws and interpretations thereof could adversely affect the tax consequences of an investment in Trust Shares.

    On February 2, 1998, the Treasury Department released the "General Explanations of the Clinton Administration's Revenue Proposals for FY 1999" as part of President Clinton's Budget Proposal for Fiscal Year 1999. Three of the tax measures contained in the proposal would affect the taxation of REITs. The first proposed change would limit the grandfathered status of existing "stapled" or "paired-share" REITs. The second proposed change would restrict the ability of a REIT to engage in impermissible active business activities indirectly through a preferred stock subsidiary by prohibiting REITs from owning more than 10%, determined by voting power or value, of the outstanding stock of any single issuer. Under current law, the percentage limitation is measured solely by reference to voting power, without regard to value. The third proposed change would affect closely held REITs by providing that no person (including a corporation) may own more than 50%, determined by voting power or value, of the outstanding shares of stock or beneficial interest of a REIT. If enacted, the first proposed change, which has already been incorporated in a revenue bill that has been introduced in Congress, would not affect the Trust because it is not a "stapled" REIT. The second and third proposed changes, if enacted in the form proposed, would not have a material adverse effect on the Trust's financial condition, results of operations or business prospects.

    STATE AND LOCAL TAXES. The Trust, the Operating Partnership and holders of Trust Shares may be subject to state or local taxation in various state or local jurisdictions, including those in which they transact business or reside. The state and local tax treatment of the Trust, the Operating Partnership and holders of Trust Shares may not conform to the federal income tax consequences discussed above. Consequently, prospective holders of Trust Shares should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Trust Shares.

                           DIRECTOR ELECTION PROPOSAL

    The Board of Directors of the Company presently consists of seven members, each of whom is also a trustee of the Trust. All directors hold office for a term of one year or until their successors have been elected. Approval of the Director Election Proposal is not conditioned upon approval of the Trust Conversion Proposal. If the Trust Conversion Proposal is approved by the Company's stockholders at the Annual Meeting and the Merger is consummated, each director of the Company will serve as a trustee of the Trust at the Effective Time.

    At the Annual Meeting, stockholders will elect a board consisting of seven directors. Unless authority to do so is specifically withheld, the persons named in the accompanying proxy will vote for the election of each of the nominees named below. Under Maryland law, the seven nominees who receive the most votes at the meeting will be elected as directors. All of the nominees other than Patrick R. Hunt currently are directors of the Company.

    The name, age, and current principal position(s), if any, with the Company of each nominee for director is as follows:

                                  DIRECTOR
NAME                                SINCE         AGE          PRESENT PRINCIPAL POSITION AND OFFICES WITH THE COMPANY
-------------------------------  -----------      ---      ----------------------------------------------------------------
Richard A. May.................        1992           53   Chairman of the Board, Chief Executive Officer and Director
James J. Brinkerhoff...........        1996           47   Director
Patrick R. Hunt................      --               44   President and Chief Operating Officer
Daniel E. Josephs..............        1993           66   Director
Daniel P. Kearney..............        1998           59   Director
Edward Lowenthal...............        1996           53   Director
Donald E. Phillips.............        1992           65   Director

    RICHARD A. MAY. Mr. May co-founded the Company in 1992 and has served as principal executive officer and as Chairman of the Board of Directors of the Company since its inception. Mr. May is currently the Chairman of the Board and Chief Executive Officer of the Company. In 1986, Mr. May co-founded the Equity Partners, Ltd. (the "Advisor") and from 1987 until April 1, 1996, Mr. May was an officer and shareholder of the Advisor. Mr. May is a licensed real estate broker in the States of Illinois and Indiana and holds several inactive National Association of Securities Dealers, Inc. licenses. He is also a member of the National Association of Real Estate Investment Trusts ("NAREIT"). Mr. May received his Bachelor's Degree in mechanical engineering from the University of Illinois and received his M.B.A. degree from The University of Chicago.

    JAMES J. BRINKERHOFF. Mr. Brinkerhoff has served as a member of the Board of Directors since August 1996. Mr. Brinkerhoff is Senior Vice President, Real Estate, of Fortis Advisers, Inc. ("Fortis Advisers"), the New York-based investment management affiliate of Fortis, Inc. Prior to joining Fortis Advisers in 1994, he was Senior Vice President and Portfolio Manager with Aldrich, Eastman & Waltch, Inc. ("AEW"), a Boston-based pension fund advisor. While at AEW, Mr. Brinkerhoff was responsible for managing the United States Real Estate Portfolio of the Church Commissioners for England. From 1983 to 1993, he was an officer and partner of Chesterton International, a London-based real estate adviser, where he was responsible for the creation and management of the Church Commissioners' United States Real Estate Portfolio. Mr. Brinkerhoff received his M.B.A. degree from the Wharton School, University of Pennsylvania, and received his Bachelor's Degree from Boston University. He is a full member of the Urban Land Institute.

    PATRICK R. HUNT. Mr. Hunt, President and Chief Operating Officer, joined the Company in August 1997 and has general supervisory responsibility for the Company's operating activities. From 1983 until

August 1997, Mr. Hunt was employed by LaSalle Partners Incorporated ("LaSalle Partners"), a Chicago-based provider of international real estate services. At LaSalle Partners, Mr. Hunt most recently served as managing director of portfolio management and client servicing of LaSalle Partners' commingled fund investments. Prior to that, he served as Administrative Head of LaSalle Partners' Los Angeles corporate office. From 1975 to 1983, Mr. Hunt was employed by Harris Trust and Savings Bank in Chicago, where he served as a Vice President in the Corporate Banking Department. Mr. Hunt is a member of the Pension Real Estate Association and NAREIT. He received his Bachelor's Degree from Northwestern University and received his M.B.A. degree from The University of Chicago.

    DANIEL E. JOSEPHS. Mr. Josephs has served as a member of the Board of Directors since March 1993. Mr. Josephs is currently an independent business consultant. From 1985 through 1995, Mr. Josephs served as the President, Chief Operating Officer and Director of Dominick's Finer Foods of Northlake, Illinois, a major Chicago-area retail grocery company. Mr. Josephs currently serves on the Boards of Directors of Grand Union Company, a regional grocery firm, and Options for People, Inc., a Chicago-area non-profit concern. Mr. Josephs received his Bachelor's Degree from Northwestern University and received his M.B.A. degree from The University of Chicago.

    DANIEL P. KEARNEY. Mr. Kearney has served as a member of the Board of Directors since April 1998. Mr. Kearney is currently retired. From 1990 through February 1998, Mr. Kearney was employed by Aetna Inc. He most recently served as Executive Vice President and Chief Investment Officer of Aetna Inc. and as President of Aetna Retirement Services. From 1989 to 1990, Mr. Kearney was President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board. From 1988 to 1989, Mr. Kearney was a Principal of AEW. Prior to joining AEW, Mr. Kearney was a Managing Director of Salomon Brothers Inc. Mr. Kearney received his Bachelor's Degree and Master's Degree from Michigan State University and received his J.D. degree from The University of Chicago Law School.

    EDWARD LOWENTHAL. Mr. Lowenthal has served as a member of the Board of Directors since August 1996. Mr. Lowenthal was a Founder, Trustee and President of Wellsford Residential Property Trust ("WRP"), a NYSE-listed multi-family REIT that was acquired by Equity Residential Properties Trust ("Equity Residential"), a publicly-traded apartment properties REIT, on May 30, 1997. Upon completion of Equity Residential's acquisition of WRP, Mr. Lowenthal (i) joined the Board of Trustees of Equity Residential and (ii) became President of Wellsford Real Properties Inc., a real estate company that is listed on the American Stock Exchange. Mr. Lowenthal is a member of the Executive Committee of NAREIT and was Co-Chair of its 1993 Annual Meeting. Mr. Lowenthal currently serves as a member of the Boards of Directors of Omega Healthcare Investors, Inc., a health-care REIT, and Corporate Renaissance Partners, a securities mutual fund. Mr. Lowenthal is also a member of the Board of Trustees of Corporate Realty Income Trust, a REIT that invests in triple-net leased commercial and industrial properties. He received his Bachelor's Degree from Case Western Reserve University and received his J.D. degree from Georgetown University Law Center.

    DONALD E. PHILLIPS. Mr. Phillips has served as a member of the Board of Directors since September 1992. Mr. Phillips is currently retired. From 1960 until 1980, Mr. Phillips served as a corporate executive in a variety of capacities for International Minerals & Chemicals Corporation of Northbrook, Illinois and, from 1976 to 1980, he was Group President & CEO of IMC Industry Group, Inc. ("IMC"), a chemical and minerals firm. From 1980 until 1988, he served as Group President and CEO of Pitman Moore, Inc., then a wholly owned subsidiary of IMC. Mr. Phillips currently serves as Chairman of the Board of Directors of Synbiotics Corporation of Rancho Bernardo, California, a manufacturer and distributor of veterinary devices and products. Mr. Phillips is also a member of the Board of Directors of Potash Corporation of Saskatchewan, Canada, a miner and distributer of minerals for agricultural application. Mr. Phillips received his Bachelor's Degree from Mississippi College and received his M.B.A. degree from the University of Mississippi. He is also a graduate of the Executive Program in Business Administration in the

Graduate School of Business, Columbia University and he is a recipient of an Honorary Doctor of Laws degree from Mississippi College.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company currently has three committees of the Board of Directors. In the event the Trust Conversion Proposal is approved and the Merger is consummated, these committees will become committees of the Board of Trustees of the Trust.

    AUDIT COMMITTEE. The Audit Committee was established by the Board of Directors in 1993 and is responsible for making recommendations concerning the engagement of independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, considering the range of audit and non-audit professional fees and reviewing with the independent accountants and management the adequacy of the Company's internal accounting controls. The Audit Committee is required to be comprised of two or more members of the Board of Directors who are not also employees of the Company (each, an "Independent Director"). The current members of the Audit Committee are Messrs. Phillips (Chairman) and Brinkerhoff.

    COMPENSATION COMMITTEE. The Compensation Committee was established by the Board of Directors in 1995 and is responsible for establishing remuneration levels for executive officers of the Company and administering the 1997 Incentive Plan and any other incentive programs. The Compensation Committee is required to be comprised of three or more Independent Directors. The Compensation Committee currently consists of Messrs. Josephs (Chairman), Phillips and Lowenthal.

    NOMINATING COMMITTEE. The Nominating Committee was established by the Board of Directors in 1997 and is responsible for recommending criteria for membership on the Board; soliciting potential Board candidates when there is a need to fill a current or future Board position; proposing to the full Board recommendations to fill vacant positions on the Board; and considering and recommending to the full Board the types and functions of Board committees. The Nominating Committee is required to be comprised of three or more independent Directors. The Nominating Committee currently consists of Messrs. Brinkerhoff (Chairman), Josephs and Lowenthal. The Committee has adopted the policy that it will consider nominees recommended by stockholders. Any such nominations should be submitted to the Committee through a written recommendation addressed to the Secretary of the Company.

    During 1997, 11 meetings of the Board of Directors were held, two meetings of the Audit Committee were held, seven meetings of the Compensation Committee were held and two meetings of the Nominating Committee were held. All directors attended at least 75%, in the aggregate, of the number of meetings of the Board of Directors and the committees of which they were members during their periods of service as directors and committee members during 1997.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and holders of 10% or more of the outstanding Company Common Stock to file an initial report of ownership (Form 3) and reports of changes of ownership (Forms 4 and 5) of Company Common Stock with the Securities and Exchange Commission. Such persons are required to furnish the Company with copies of all Section 16(a) forms that they file. Based solely upon a review of these filings and written representations from the Company's directors and executive officers that no other reports were required, the Company notes that the following Section 16(a) reports related to 1997 were delinquent: Raymond M. Braun, the Company's Senior Vice President--Acquisitions, reported on a Form 5 two transactions that should have been reported on an earlier Form 4.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    Members of the Board of Directors and committees thereof who are Independent Directors receive an annual retainer fee of $12,000 plus fees of $1,000 for each day on which they attend an in-person meeting of the Board of Directors, $500 for each day on which they attend an in-person meeting of a committee of the Board of Directors and $250 for each day on which they participate telephonically in a meeting of the Board of Directors or a committee thereof. The Company reimburses each Director for expenses incurred in attending meetings. In addition, Directors who are not also officers of the Company are currently eligible to be granted options to acquire up to 5,000 shares of Company Common Stock under the Director Plan at a price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors as of the end of each fiscal year. As compensation for services performed during 1997, each of Messrs. Brinkerhoff, Josephs, Lowenthal and Phillips received an option to purchase 5,000 shares of Company Common Stock at an exercise price of $19.45 per share. Such options were exercisable when granted and will expire on the earlier of December 31, 2007 or six months after a director is removed by the stockholders for cause pursuant to the Company Bylaws or, if the Trust Conversion Proposal is approved and the Merger is consummated, the Trust Bylaws. Mr. Brinkerhoff assigned his stock option to Fortis Benefits Insurance Company ("FBIC"), the parent company of his employer.

    During the period of 30 days after any "change in control," a person entitled to exercise an option granted under the Director Plan may elect to require the Company to purchase all or any portion of such option at a purchase price equal to the difference between the fair market value and the option exercise price. For purposes of the Director Plan, a "change in control" means
(i) certain consolidations or mergers of the Company; (ii) certain sales of all or substantially all of the assets of the Company; (iii) the filing of a
Schedule 13D or Schedule 14D-1 under the Exchange Act disclosing that any person had become the beneficial owner of 20% or more of the issued and outstanding shares of voting securities of the Company; (iv) certain filings of reports or proxy statements with the Commission; or (v) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new member of the Board of Directors was approved by a vote of at least two-thirds of the members of the Board of Directors then still in office at the beginning of any such period.

    As cash compensation for their services in 1997, the Independent Directors earned the following: Mr. Brinkerhoff $17,000; Mr. Josephs, $19,500; Mr. Lowenthal $19,250; and Mr. Phillips, $20,750. Mr. Brinkerhoff assigned the cash compensation earned for such services to FBIC.

COMPENSATION OF EXECUTIVE OFFICERS

    Until April 1, 1996, the Company had no employees and all services were provided by the Advisor pursuant to various fee-for-service agreements. The table below sets forth the summary compensation of the Chief Executive Officer and the four other most highly paid executive officers of the Company (the "Named Executive Officers") based on the aggregate compensation paid to such officers in 1997. All of the 1995 options to purchase shares of Company Common Stock and a portion of the 1996 options to purchase shares of Company Common Stock held by the Named Executive Officers were originally granted to the Advisor pursuant to various services agreements and the Advisor subsequently transferred such options to its employees as permitted by the Advisor's stock option plan.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                           COMPENSATION
                                                 ANNUAL COMPENSATION          RESTRICTED    SECURITIES
                                          ---------------------------------     STOCK       UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR     SALARY(1)     BONUS     AWARDS($)(2)   OPTIONS(3)    COMPENSATION($)(4)
----------------------------------------  ---------  ----------  ----------  ------------  -------------  -------------------
Richard A. May..........................       1997  $  225,000  $  112,500       --           320,000             4,152
  Chief Executive Officer                      1996     180,000      72,000       --            49,578             4,038
                                               1995     150,000      15,000       --           229,568             4,432

Richard L. Rasley.......................       1997     125,000      50,000       --           172,000             4,090
  Executive Vice President                     1996     115,000      34,500      102,852        20,785             4,007
                                               1995     100,000      10,000       --            86,310             4,438

Raymond M. Braun........................       1997     125,000      62,500       --           149,000             4,328
  Senior Vice President--                      1996     105,000      36,750      222,852        18,800             4,224
  Acquisitions                                 1995      86,875       9,000       --            36,300             4,421

James Hicks.............................       1997     125,000      43,750       --           149,000             4,340
  Senior Vice President--Finance,              1996     100,000      30,000       51,432        14,800             4,213
  Chief Financial Officer                      1995      86,875       9,000       --            18,200             4,421
  and Treasurer

Kim S. Mills............................       1997     120,000      48,000       --            88,000               552
  Senior Vice President--                      1996     100,000      30,000       --            12,000               255
  Asset Management(5)

------------------------

(1) The salary information represents the individual's salary compensation paid
    (i) by the Company in 1997 and in 1996 for the period beginning on April 1, 1996 and ending December 31, 1996 and (ii) by the Advisor for the period from January 1, 1996 to April 1, 1996 and for the year ended December 31, 1995.

(2) Effective April 1, 1996 and in connection with the Merger, Messrs. Rasley, Braun and Hicks received 8,571, 8,571 and 4,286 restricted shares of Company Common Stock ("Restricted Stock"), respectively, as an inducement to accept employment with the Company. Effective May 1, 1996, Mr. Braun received an additional 10,000 shares of Restricted Stock as an inducement to remain employed with the Company. Such shares of Restricted Stock were valued at prices equal to the fair market value on the dates of grant, which in all cases was deemed to be $12.00. On April 1, 1997, the restrictions lapsed with respect to 4,285 shares of Restricted Stock held by Messrs. Rasley and Braun and with respect to 2,143 shares of Restricted Stock held by Mr. Hicks. On May 13, 1997, upon the closing of the initial public offering of Company Common Stock, the restrictions lapsed with respect to the remaining shares of Restricted Stock held by Messrs. Rasley and Hicks and with respect to 4,286 shares of Restricted Stock held by Mr. Braun. As of December 31, 1997, the number of shares of Restricted Stock held by Mr. Braun was 10,000. As of December 31, 1997, the value of the shares of Restricted

    Stock held by Mr. Braun was $194,400, based upon the closing price of the Company Common Stock on the NYSE Composite Tape on December 31, 1997 ($19.44). Dividends are paid on all shares of Restricted Stock held by Mr. Braun.

(3) Options granted during 1997 and 1996 were issued at exercise prices greater than or equal to the fair market value of Company Common Stock on the dates of grant. Since May 8, 1997, the first day the Company Common Stock was listed on the NYSE, fair market value has been determined by reference to the closing price of the Company Common Stock on the NYSE Composite Tape on the last trading day prior to the effective date of the grant. Prior to May 8, 1997, fair market value of the Company Common Stock was determined by the Board of Directors. Options granted during 1995 and options to purchase 17,578, 6,785, 2,800 and 2,800 shares of Company Common Stock deemed to have been granted to Messrs. May, Rasley, Braun and Hicks, respectively, in 1996 represent options to purchase Company Common Stock that were assigned to such individuals by the Advisor during 1995 from a pool of options that had been granted to the Advisor by the Company pursuant to service agreements during the period from the Company's incorporation through December 31, 1995. Such options were exercisable on the date of grant. Options granted in 1996 under the Company's 1996 Stock Option Plan, which plan was replaced in its entirety by the 1997 Incentive Plan, and in 1997 under the 1997 Incentive Plan expire upon the earliest of (i) ten years following the date of grant, (ii) one year after the termination of the optionee's employment due to death or disability or (iii) three months after the termination of the optionee's employment for any other reason. One-third of the options granted in 1996 became exercisable on September 24, 1997 and the balance of such options become exercisable at the rate of one-third of the shares covered thereby on September 24 in each of 1998 and 1999. One-half of the options granted on February 27, 1997 became exercisable on September 11, 1997 and the balance of such options will become exercisable August 27, 1998. One-half of the shares covered by the options granted on December 31, 1997 became exercisable on the date of grant and such options will become exercisable in full on June 30, 1999. All such options become exercisable in full upon a "change in control" of the Company (defined substantially the same as under the Director Plan, see "--Compensation of Directors" herein).

(4) These amounts represent group life and health insurance premiums paid by the Advisor (for 1995), the Advisor and the Company (for 1996) and the Company (for 1997).

(5) Mr. Mills became an employee of the Advisor in January 1996; therefore, no information is presented for 1995.

    STOCK OPTION GRANTS IN FISCAL 1997

    The following table set forth certain information regarding stock options granted to and exercised by the Named Executive Officers during 1997 and the stock options held by them as of December 31, 1997. As of the date of this Proxy Statement/Prospectus, the Company has not granted any stock appreciation rights ("SARs"):

                     OPTION/SAR GRANTS IN FISCAL YEAR 1997
                               INDIVIDUAL GRANTS

                                                                                             POTENTIAL REALIZABLE
                                                                                                    VALUE
                                                                                              AT ASSUMED ANNUAL
                                                                                                    RATES
                                  NUMBER OF      % OF TOTAL                                     OF STOCK PRICE
                                 SECURITIES     OPTIONS/SARS                                     APPRECIATION
                                 UNDERLYING      GRANTED TO       EXERCISE                    FOR OPTION TERM(3)
                                OPTIONS/SARS    EMPLOYEES IN        PRICE      EXPIRATION   ----------------------
NAME                               GRANTED       FISCAL YEAR      ($/SHARE)       DATE          5%         10%
------------------------------  -------------  ---------------  -------------  -----------  ----------  ----------
Richard A. May................      295,000(1)        22.72%      $   16.00       2/27/07    2,968,383   7,522,464
                                     25,000(2)         1.93%      $   19.63      12/31/07      308,551     781,930

Richard L. Rasley.............      158,000(1)        12.17%      $   16.00       2/27/07    1,589,845   4,028,981
                                     14,000(2)         1.08%      $   19.63      12/31/07      172,789     437,881

Raymond M. Braun..............      135,000(1)        10.40%      $   16.00       2/27/07    1,358,412   3,442,483
                                     14,000(2)         1.08%      $   19.63      12/31/07      172,788     437,880

James Hicks...................      135,000(1)        10.40%      $   16.00       2/27/07    1,358,412   3,442,483
                                     14,000(2)         1.08%      $   19.63      12/31/07      172,788     437,880

Kim S. Mills..................       75,000(1)         5.78%      $   16.00       2/27/07      754,673   1,912,490
                                     13,000(2)         1.00%      $   19.63      12/31/07      160,447     406,603

------------------------

(1) Such options were granted on February 27, 1997 under the 1997 Incentive Plan. One-half of the shares covered thereby became exercisable on September 11, 1997 and such options become exercisable in full on August 27, 1998. Such options expire upon the earliest of: (i) February 27, 2007, (ii) one year after the termination of the optionee's employment due to death or disability or (iii) three months after the termination of the optionee's employment for any other reason.

(2) Such options were granted on December 31, 1997 under the 1997 Incentive Plan. One-half of the shares covered thereby became exercisable on the date of grant and such options become exercisable in full on June 30, 1999. Such options expire upon the earliest of: (i) December 31, 2007, (ii) one year after the termination of the optionee's employment due to death or disability or (iii) three months after the termination of the optionee's employment for any other reason. All such options become exercisable in full upon a "change in control" of the Company (defined substantially the same as under the Director Plan, see "--Compensation of Directors" herein).

(3) Assumed annual rates of stock price appreciation for illustrative purposes only as required by the rules of the Commission. The actual price of Company Common Stock will vary from time to time based upon market factors and the Company's financial performance. No assurance can be given that such rates will be achieved.

    STOCK OPTION EXERCISES IN FISCAL 1997

    The following table sets forth information concerning all stock options exercised during fiscal 1997 and unexercised stock options held at the end of that fiscal year by the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                VALUE OF
                                                                  NUMBER OF             UNEXERCISED IN-THE-MONEY
                                                            UNDERLYING UNEXERCISED          OPTIONS/SARS AT
                                  SHARES                     OPTIONS AT 12/31/97              12/31/97(1)
                                ACQUIRED ON              ----------------------------  --------------------------
                                 EXERCISE      VALUE      EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
NAME                                (#)       REALIZED   (# OF SHARES)  (# OF SHARES)   ($ VALUE)     ($ VALUE)
------------------------------  -----------  ----------  -------------  -------------  -----------  -------------
Richard A. May................      65,176   $  452,353       160,000        181,833    $ 507,031    $   644,362
Richard L. Rasley.............      97,761      802,947        86,000         85,334      271,563        331,650
Raymond M. Braun..............      12,025      110,411        98,833         85,167      266,362        300,700
James Hicks...................      11,600       78,450        74,500         82,500      232,031        283,531
Kim S. Mills..................       4,000       25,750        44,000         52,500      128,906        180,406

------------------------

(1) Value based on the closing price of a share of Company Common Stock of $19.44 on December 31, 1997, as reported on the NYSE Composite Tape, minus the exercise price.

CHANGE IN CONTROL AGREEMENTS

    The Company has entered into change in control agreements with Messrs. May, Rasley, Braun, Hicks, and Mills providing for the payment of specified benefits under the circumstances described below after a "change in control." If a "change in control" occurs, the executive will receive an amount equal to two times the sum of his base salary plus two times the amount that would otherwise be earned under certain existing executive compensation plans and arrangements if within the period commencing on the date of a "change in control" and ending on the last day of the month in which occurs the second anniversary of the "change in control" of the Company (the "Employment Period"), the executive's employment with the Company is terminated (a "Termination") other than for death, disability or "cause" or termination by the executive for "good reason," defined as (i) the executive's resignation or retirement is requested by the Company other than for cause; (ii) any significant change in the nature or scope of the executive's duties or level of authority and responsibility; (iii) any reduction in the executive's applicable total compensation or benefits other than a reduction in compensation or benefits applicable to substantially all of the Company's employees; (iv) a breach by the Company of any other material provision of the change in control agreement; or (v) a reasonable determination by the executive that, as a result of a change in control of the Company and a change in circumstances thereafter significantly affecting the executive's position, the executive is unable to exercise the prior level of the executive authority and responsibility. A "change in control" is deemed to occur under the change in control agreements if (i) any person other than certain "excluded persons" becomes the beneficial owner of 20% or more of the outstanding Company Common Stock, (ii) during any 24-month period, individuals who at the beginning of such period constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director during such period whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office is in connection with an actual or threatened contest for the election of directors (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any successor rule) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors, (iii) certain consolidations or mergers of the Company or

(iv) certain sales, leases, exchanges or other transfers of all, or substantially all, of the assets of the Company. An executive subject to a Termination will be subject to a non-competition agreement for the Employment Period.

LIMITED PURPOSE EMPLOYEE LOAN PROGRAM

    The Company has established the Limited Purpose Employee Loan Program (the "Employee Loan Program") for the purpose of attracting and retaining certain key employees by facilitating their ability to implement the Company's long term incentive programs. Under the Employee Loan Program, the Compensation Committee has authorized the Company to make loans and loan guarantees to, or for the benefit of any employee of the Company to facilitate the implementation of the Company's long term incentive plans. Under the Employee Loan Program, employees may borrow to fund up to 100% of (i) the cost of exercising stock options held by the employee or (ii) individual income tax obligations which may arise as a result of aspects of the implementation of the Company's long term incentive plans. Such loans bear interest payable quarterly at the interest rate for borrowings under the Company's bank credit facility, are recourse to the employees and are secured by a pledge of the stock acquired by the employee through this program. Such loans expire on the earlier of the fifth anniversary of the loan date and the date sixty days following the date such employee's employment with the Company ends. As of December 31, 1997, employees had acquired an aggregate of 356,231 shares of Company Common Stock through this program with aggregate outstanding loan amounts of $4,654,176 due the Company. Such amount is reflected as a reduction of stockholders' equity until the loans are repaid. Mr. May borrowed $801,275 in 1997 under the Employee Loan Program, all of which was outstanding at December 31, 1997. The proceeds of Mr. May's loan were used to pay the purchase price for options covering 64,196 shares of Company Common Stock. Mr. Rasley borrowed $1,100,934 in 1997, all of which was outstanding at December 31, 1997. The proceeds of Mr. Rasley's loan were used together with other funds supplied by Mr. Rasley to pay the exercise price for options covering 97,761 shares of Company Common Stock and withholding taxes related to the lapse of restrictions in May 1997 on Restricted Stock that he received in 1996. Mr. Braun borrowed $136,952 in 1997 all of which was outstanding at December 31, 1997. The proceeds of Mr. Braun's loan were used together with other funds supplied by Mr. Braun to pay the exercise price for options covering 12,025 shares of Company Common Stock and withholding taxes related to the lapse of restrictions in May 1997 on Restricted Stock that he received in 1996. Mr. Hicks borrowed $97,279 in 1997, $85,500 of which was outstanding at December 31, 1997. The proceeds of Mr. Hick's loan were used to pay the exercise price for options covering 11,600 shares of Company Common Stock and withholding taxes related to the lapse of restrictions in May 1997 on Restricted Stock that he received in 1996. Mr. Mills borrowed $46,800 in 1997, all of which was outstanding at December 31, 1997. The proceeds of Mr. Mills' loan were used together with other funds supplied by Mr. Mills to pay the exercise price for options covering 4,000 shares of Company Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee currently consists of Messrs. Josephs (Chairman), Lowenthal and Phillips. None of the members of the Compensation Committee is or has ever been an officer or employee of the Company or had any other relationship with the Company, except as a member of the Board of Directors and as a stockholder.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    During 1997, the Compensation Committee of the Board of Directors (the "Committee") was comprised of Messrs. Josephs (Chairman), Lowenthal and Phillips. The Board of Directors has delegated to the Committee the authority to determine the compensation of the Company's executive officers and other key management employees.

    The Committee's primary objective is to ensure that the Company's compensation policies attract, motivate and retain qualified managers in a manner consistent with maximization of stockholder value. The Company's compensation is structured philosophically on a "pay for performance" foundation and thus recognizes the desirability of compensation directed specifically to motivate and reward executive mangers for achieving both short and long-term performance objectives. Compensation is comprised of three major components: base salary, incentive bonus and stock options.

    Until April 1, 1996, the Company had no employees and all services were provided by the Advisor pursuant to various fee-for-service agreements. The information reported under "--Compensation of Executive Officers" represents the aggregate compensation paid to the Named Executive Officers (i) by the Company for the year ended December 31, 1997 and for the period from April 1, 1996 to December 31, 1996 and (ii) by the Advisor for the period from January 1, 1996 to April 1, 1996 and for the year ended December 31, 1995.

    BASE SALARY

    Base salaries are determined in the context of an individual's responsibilities and competitive benchmarking. Base salaries are reviewed annually and adjusted on the basis of individual performance and competitive considerations. In making base salary adjustments, the Committee considers an individual's performance, especially the effective discharge of assigned responsibilities and the leadership and motivation provided to subordinates. In making salary decisions for 1997, the Committee considered the effects of inflation and certain subjective criteria, including the Committee's evaluation of each executive officer's performance of his duties as an employee of the Advisor, particularly the services that the Advisor provided to the Company, the level of compensation that he received as an employee of the Advisor and the increase in his responsibilities as a result of the merger of the Advisor with and into the Company.

    In 1997, the Company offered an annual incentive bonus compensation program for the executive officers that was designed to motivate short-term performance. Participants in the program were entitled to an annual incentive bonus based upon (i) the relationship of the Company's actual funds from operations ("FFO") compared to budgeted FFO for the 1997 fiscal year; and (ii) the individual's attainment of personal objectives. Seventy-five percent of each participant's bonus was to be determined with reference to the FFO component and the remaining 25% of the bonus was to be determined with reference to personal goal attainment. Personal goals generally specified attainment of particular objectives or management responsibilities for the participant. The Committee believes that the relatively heavy weight assigned to attainment of the Company's budgeted FFO was appropriate in the light of the priority of maximizing stockholder value and the desirability of emphasizing teamwork in the management of the Company.

    Under the 1997 incentive compensation program, each executive officer was assigned "threshold," "target" and "maximum" bonuses that were a fixed percentage of base salary. These percentages were 25%, 50% and 100%, respectively, for Messrs. May and Braun; 25%, 40% and 80%, respectively, for Messrs. Rasley and Mills; and 25%, 35% and 70%, respectively, for Mr. Hicks. Each participant was entitled to receive at least 75% of the designated bonus percentage based upon the Company's achievement of FFO budgets established by the Committee. If the threshold FFO was not met, no bonus would be paid; if the threshold FFO but not the target FFO was met, the threshold bonus would be paid; and if the target FFO was met or exceeded, the target bonus would be paid and the bonus would be increased on a linear basis up to the maximum based upon a scale established by the Committee. In 1997 the Committee determined that the threshold FFO but not the target FFO had been met. However, the Committee concluded that each of the executive officers had met their personal objectives, and based on the Company's financial results and successful initial public offering, each participant should receive his or her respective target bonus.

    STOCK OPTION GRANTS

    The Committee seeks to ensure that the executive officers of the Company focus attention on long-term objectives, including maximization of value for stockholders. The Committee believes that stock options are an appropriate compensation tool to motive and reward executive managers for long-term performance. The Committee believes that the Common Stock price is an appropriate index of long-term value creation by the management group. In 1997, the Committee granted an aggregate of 987,000 performance-based options to purchase shares of Company Common Stock to executive officers. See "--Option/SAR Grants in Fiscal Year 1997." In addition, effective July 18, 1997, Mr. Hunt received an option to purchase 150,000 shares of Company Common Stock at an exercise price of $16.31 per share as an incentive to accept employment with the Company (the closing price of the Company Common Stock on the NYSE Composite Tape on the date he accepted the offer of employment with the Company).

    COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Mr. May's salary compensation as reported under "Executive
Compensation--Summary Compensation Table" for 1997 was $225,000, which was 25% higher than the corresponding amount reported for 1996. In making such determination, the Committee considered, among other things, competitive benchmarking and the Company's performance in the preceding twelve-month period compared to budgeted performance.

    Mr. May participated in the annual incentive bonus compensation program and his target bonus was 50% of his base salary. Consistent with the approach described above regarding incentive bonuses for other executive officers, Mr. May received a bonus payout for 1997. Mr. May also received performance-based stock options covering 320,000 shares of Company Common Stock. See "--Option/SAR Grants in Fiscal Year 1997."

    LIMITATIONS ON DEDUCTIBILITY

    In 1993, changes were made to the federal corporate income tax law that limit the ability of public companies to deduct compensation in excess of $1 million paid annually to each of the chief executive officer and the other four most highly compensated executive officers. There are exemptions from this limit, including compensation that is based on the attainment of performance goals that are established by the Committee and approved by the Company's stockholders. It is the Committee's policy to seek to qualify executive compensation for deductibility where practicable and to the extent that such policy is consistent with the Company's overall objectives in attracting, motivating and retaining its executives. The Company believes that, based upon current compensation levels, compensation paid in 1997 should be fully deductible.

                                          THE COMPENSATION COMMITTEE
                                          Daniel E. Josephs (Chairman)
                                          Edward Lowenthal
                                          Donald E. Phillips

PERFORMANCE GRAPH

    The following graph compares the percentage change in the cumulative return on the Company Common Stock with that of the Standard & Poor's 500 Stock Index (the "S&P 500 Index"), the SNL Securities Office/Industrial REIT Index (the "SNL Office/Industrial Index") and the National Association of Real Estate Investment Trusts Equity Index (the "NAREIT Equity Index") at May 8, 1997 (the first day the Company Common Stock was listed on the NYSE) and the last day of each month of 1997 subsequent to May 8, 1997. The graph assumes a $100 investment and reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           GREAT LAKES REIT, INC.   S&P 500 INDEX    NAREIT EQUITY INDEX
5/8/97                    $100.00          $100.00                $100.00
5/31/97                   $100.00          $103.42                $102.94
6/30/97                   $108.00          $107.91                $107.94
7/31/97                   $110.89          $116.34                $111.28
8/31/97                   $115.36          $109.66                $111.01
9/30/97                   $126.36          $115.49                $120.70
10/31/97                  $125.09          $111.50                $117.44
11/30/97                  $128.03          $116.48                $119.98
12/31/97                  $131.63          $118.48                $122.81

                              5/8/97     5/31/97    6/30/97    7/31/97    8/31/97    9/30/97    10/31/97     11/30/97     12/31/97
                             ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
Great Lakes REIT, Inc......  $  100.00  $  100.00  $  108.00  $  110.89  $  115.36  $  126.36   $  125.09    $  128.03    $  131.63
S&P 500 Index..............     100.00     103.42     107.91     116.34     109.66     115.49      111.50       116.48       118.48
NAREIT Equity Index........     100.00     102.94     107.94     111.28     111.01     120.70      117.44       119.98       122.81

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of Company Common Stock as of March 31, 1998 by (i) each director,
(ii) each of the Named Executive Officers, (iii) all directors and executive officers of the Company as a group and (iv) each other person who is known by the Company to be the beneficial owner of 5% or more of the outstanding shares of Company Common Stock. Unless otherwise indicated in a footnote, all such shares of Company Common Stock are owned directly, and the indicated person has sole voting and investment power.

                                                                                            SHARES      PERCENTAGE
                                                                                          BENEFICIALLY BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                                                       OWNED(1)        OWNED
----------------------------------------------------------------------------------------  -----------  -------------
Morgan Stanley Dean Witter & Co.(2).....................................................   1,834,000         12.33%
  1585 Broadway
  New York, New York 10036
Fortis Benefits Insurance Company(3)....................................................   1,010,000          6.37%
  One Chase Manhattan Plaza, 41st Floor
  New York, New York 10005
Raymond M. Braun(4).....................................................................     137,504         *
James J. Brinkerhoff....................................................................      --             *
James Hicks(5)..........................................................................     104,786         *
Patrick R. Hunt(6)......................................................................     136,500         *
Daniel E. Josephs(7)....................................................................      67,356         *
Daniel P. Kearney.......................................................................      --             *
Edward Lowenthal(8).....................................................................      97,553         *
Richard A. May(9).......................................................................     491,969          3.06%
Kim S. Mills(10)........................................................................      49,321         *
Donald E. Phillips(11)..................................................................      48,980         *
Richard L. Rasley(12)...................................................................     205,679          1.25%
All directors and executive officers as a group (11 persons)(13)........................   1,339,378          8.11%

------------------------

   * Less than 1%

 (1) All share amounts reflect beneficial ownership determined pursuant to Rule 13d-3 under the Exchange Act.

 (2) As reported in a Schedule 13G filed with the Commission on May 7, 1998 by Morgan Stanley Dean Witter & Co., an investment advisor registered under
     Section 203 of the Investment Advisors Act of 1940 ("MSDW"), and Morgan Stanley Asset Management Inc., an investment advisor registered under
     Section 203 of the Investment Advisors Act of 1940 ("MSAM"), (i) MSDW has shared voting power as to 1,834,300 shares of Company Common Stock and shared dispositive power as to 1,934,700 shares of Company Common Stock and
     (ii) MSAM has shared voting power as to 1,421,700 shares of Company Common Stock and shared dispositive power as to 1,522,100 shares of Company Common Stock.

 (3) Based on the most recent Schedule 13D on file with the Commission. Includes options exercisable within 60 days of March 31, 1998 to purchase 10,000 shares of Company Common Stock, which options were granted to Mr. Brinkerhoff as director compensation and assigned by Mr. Brinkerhoff to FBIC.

 (4) Includes options exercisable within 60 days of March 31, 1998 to purchase 98,833 shares of Company Common Stock.

 (5) Includes options exercisable within 60 days of March 31, 1998 to purchase 74,500 shares of Company Common Stock.

 (6) Includes options exercisable within 60 days of March 31, 1998 to purchase 36,500 shares of Company Common Stock.

 (7) Includes options exercisable within 60 days of March 31, 1998 to purchase 19,000 shares of Company Common Stock.

 (8) Includes 76,293 shares of Company Common Stock that are beneficially owned by WKZV. Mr. Lowenthal is a member of and may be deemed to beneficially own the 76,923 shares of Company Common Stock that are beneficially owned by WKZV. Mr. Lowenthal disclaims beneficial ownership of all such shares. Includes options exercisable within 60 days of March 31, 1998 to purchase 10,000 shares of Company Common Stock.

 (9) Includes options exercisable within 60 days to purchase 160,000 shares of Company Common Stock and 8,824 Indemnification Shares (as defined herein under "Certain Relationships and Related Transactions Advisor Relationship") held in escrow pursuant to the terms of the merger of the Advisor with and into the Company.

 (10) Includes options exercisable within 60 days of March 31, 1998 to purchase 44,000 shares of Company Common Stock.

 (11) Includes options exercisable within 60 days of March 31, 1998 to purchase 13,000 shares of Company Common Stock.

 (12) Includes options exercisable within 60 days of March 31, 1998 to purchase 86,000 shares of Company Common Stock and 1,765 Indemnification Shares held in escrow pursuant to the terms of the merger of the Advisor with and into the Company.

 (13) Includes options exercisable within 60 days of March 31, 1998 to purchase an aggregate of 591,833 shares of Company Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ADVISOR RELATIONSHIP

    From the Company's incorporation until the completion of the merger of the Advisor with and into the Company on April 1, 1996, the Advisor provided various services to the Company pursuant to an Advisory Agreement dated July 2, 1992 as restated July 1, 1994, relating to the selection, purchase, financing and operation of the Company's properties, and pursuant to other agreements regarding property management and offering administration activities.

    In connection with the merger of the Advisor with and into the Company, the shareholders of the Advisor received 100,000 shares of Company Common Stock, 15,000 of which were placed in escrow to secure the indemnification obligations of the shareholders of the Advisor (the "Indemnification Shares"). Indemnification Shares that are not applied to indemnifiable damages will be distributed to the shareholders of the Advisor upon the later of (a) April 1, 2001 or (b) the expiration of the last applicable statute of limitations within which tax-based claims can be made. In addition, certain employees of the Advisor received shares of Restricted Stock as an inducement to accept employment with the Company, including 8,571, 8,571 and 4,286 shares of Restricted Stock issued to Messrs. Rasley, Braun and Hicks, respectively. The restrictions on one-half of the shares of Restricted Stock lapsed on April 1, 1997 and May 13, 1997 (the closing date of the Company's public offering of Company Common Stock), respectively. In addition, effective May 1, 1996, Mr. Braun received an additional 10,000 shares of Restricted Stock that vest in equal annual installments on May 1 of each of the years 1999 through 2002 provided that Mr. Braun is then employed by the Company.

CONSULTANT ARRANGEMENT

    Beginning in December 1996, the Company retained Karpf, Zarrilli & Co. Incorporated ("Karpf Zarrilli") as a consultant in connection with certain matters. In its capacity as consultant, the Company paid Karpf Zarrilli $118,750 plus expenses of $10,884 through the closing of the initial public offering of Company Common Stock on May 13, 1997. Steven A. Karpf and Frederick P. Zarrilli are (i) Principals of Karpf Zarrilli and (ii) members of Wellsford Karpf Zarrilli Ventures, L.L.C. ("WKZV"). WKZV is the beneficial owner of 76,923 shares of Company Common Stock and has certain registration rights with respect to such shares of Company Common Stock.

REGISTRATION RIGHTS

    Pursuant to the Registration Rights Agreement dated as of August 20, 1996 (the "Registration Rights Agreement") by and among the Company and FBIC, Morgan Stanley Institutional Fund, Inc.--U.S. Real Estate Portfolio ("MSIF"), Morgan Stanley SICAV Subsidiary SA ("MS SICAV"), WKZV, Logan, Inc. and Pension Trust Account No. 104972 Held by Bankers Trust Company as Trustee (FBIC, MSIF, MS SICAV, WKZV, Logan, Inc. and Pension Trust Account No. 104972 Held by Bankers Trust Company as Trustee are collectively referred to herein as the "Institutional Investors"), the Company granted the Institutional Investors certain registration rights with respect to the 3,867,000 shares of Company Common Stock (the "Registrable Shares") acquired by them pursuant to the Stock Purchase Agreement. Certain of the Institutional Investors are principal stockholders of the Company. On December 5, 1997, a Registration Statement on Form S-3 covering the Registrable Shares became effective under the Securities Act. See "Security Ownership of Certain Beneficial Owners and Management."

MANAGEMENT LOANS

    Pursuant to the Employee Loan Program, an aggregate of $4,654,176 in aggregate principal amount of loans made to certain executive officers by the Company was outstanding at December 31, 1997. Such loans bear interest at the interest rate of borrowings under the Company's bank credit facility and are payable quarterly. See "Executive Compensation--Limited Purpose Employee Loan Program" for a description of such loans.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company and the Trust by Jones, Day, Reavis & Pogue, Chicago, Illinois. The validity of the Trust Shares offered hereby, and certain other matters, will be passed upon for the Trust by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Jones, Day, Reavis & Pogue will rely on Ballard Spahr Andrews & Ingersoll, LLP as to certain matters of Maryland law.

                                    EXPERTS

    The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the statements of revenues and certain expenses of TRI-ATRIA Office Building and 777 Eisenhower Plaza for the year ended December 31, 1996 appearing in the Company's Current Report on Form 8-K/A dated February 6, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and statements of revenues and certain expenses are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 OTHER MATTERS

    The Board of Directors of the Company knows of no other business to be presented at the Annual Meeting. In the event that other matters properly come before the Annual Meeting, the persons named as proxies will vote on them in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS

    Each of the Company Bylaws and the Trust Bylaws requires the 1999 Annual Meeting to be held in May 1999. Accordingly, shareholder proposals submitted for presentation at the 1999 Annual Meeting of Shareholders of the Trust, in the event of the approval of the Trust Conversion Proposal and the consummation of the Merger, or the 1999 Annual Meeting of Stockholders of the Company's, in the event that the Trust Conversion Proposal is not approved by the Company's stockholders, must be received at the Trust's or the Company's principal executive offices no later than December 31, 1998 to be considered for inclusion in the proxy statement relating to that meeting. All shareholder proposals should be sent to Great Lakes REIT, 823 Commerce Drive, Suite 300, Oak Brook, Illinois 60523, Attention: Secretary.

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors,

                                          Richard L. Rasley
                                          SECRETARY

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                             GREAT LAKES REIT, INC.

                                      AND

                            GREAT LAKES MERGER TRUST

                            DATED AS OF JUNE 5, 1998

                               TABLE OF CONTENTS

                                                                                                                          PAGE
                                                                                                                          -----
1.         THE MERGER................................................................................................         A-1
           1.1.       The Merger.....................................................................................         A-1
           1.2.       The Closing....................................................................................         A-1
           1.3.       Effective Time.................................................................................         A-1

2.         NAME, DECLARATION OF TRUST AND BYLAWS OF THE SURVIVING TRUST..............................................         A-1
           2.1.       Name of Surviving Trust........................................................................         A-1
           2.2.       Declaration of Trust...........................................................................         A-2
           2.3.       Bylaws.........................................................................................         A-2

3.         TRUSTEES AND OFFICERS OF THE SURVIVING TRUST..............................................................         A-2
           3.1.       Trustees.......................................................................................         A-2
           3.2.       Officers.......................................................................................         A-2

4.         CONVERSION AND EXCHANGE OF SECURITIES.....................................................................         A-2
           4.1.       Effect of Merger on the Securities of Parent and the Trust.....................................         A-2
           4.2.       Exchange of Certificates.......................................................................         A-2

5.         CONDITIONS................................................................................................         A-4

6.         TERMINATION...............................................................................................         A-4

7.         GENERAL PROVISIONS........................................................................................         A-4
           7.1.       Entire Agreement...............................................................................         A-4
           7.2.       Amendment......................................................................................         A-4
           7.3.       Governing Law..................................................................................         A-4
           7.4.       Counterparts...................................................................................         A-5
           7.5.       Headings.......................................................................................         A-5
           7.6.       Interpretation.................................................................................         A-5
           7.7.       Incorporation..................................................................................         A-5
           7.8.       Severability...................................................................................         A-5

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 5, 1998, between Great Lakes REIT, Inc., a Maryland corporation ("Parent"), and Great Lakes Merger Trust, a Maryland real estate investment trust (the "Trust").

                                    RECITALS

    WHEREAS, the Board of Directors of Parent and the Board of Trustees of the Trust each have determined that a merger of Parent into the Trust for the purpose of permitting the Parent to carry on its business as a real estate investment trust under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8") is in the best interests of their respective companies, stockholders and shareholders, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein;

    NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby adopt the plan of reorganization encompassed by this agreement and agree as follows:

                                   ARTICLE 1

1. THE MERGER.

    1.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Parent shall be merged with and into the Trust in accordance with this Agreement and the separate corporate existence of Parent shall thereupon cease (the "Merger"). The Trust shall be the surviving entity in the Merger (sometimes hereinafter referred to as the "Surviving Trust"). The Merger shall have the effects specified in Section 3-114 of the Maryland General Corporation Law (the "MGCL") and Section 8-501.1 of Title 8.

    1.2. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 300 East Lombard Street, Baltimore, Maryland, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 5 shall be fulfilled or waived in accordance herewith or
(b) at such other time, date or place as Parent and the Trust may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

    1.3.  EFFECTIVE TIME.  If all the conditions to the Merger set forth in
Article 5 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 6, the parties hereto shall cause Articles of Merger substantially in the form attached hereto as EXHIBIT A (the "Articles of Merger") to be properly executed, verified and delivered for filing in accordance with the MGCL and Title 8 on the Closing Date. The Merger shall become effective upon the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland in accordance with the MGCL and Title 8 or at such later time which the parties hereto shall have agreed upon and designated in such filings in accordance with applicable law as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 2

2. NAME, DECLARATION OF TRUST AND BYLAWS OF THE SURVIVING TRUST.

    2.1. NAME OF THE SURVIVING TRUST. The name of the Surviving Trust shall be changed at the Effective Time to Great Lakes REIT, as provided in the Articles of Merger.

    2.2. DECLARATION OF TRUST. The Declaration of Trust of the Trust in effect immediately prior to the Effective Time, as amended and restated as provided in the Articles of Merger at the Effective Time, shall be the Declaration of Trust of the Surviving Trust until duly amended in accordance with applicable law.

    2.3. BYLAWS. The Bylaws of the Trust in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Trust, until duly amended in accordance with applicable law.

                                   ARTICLE 3

3. TRUSTEES AND OFFICERS OF THE SURVIVING TRUST

    3.1 TRUSTEES. The trustees of the Trust immediately prior to the Effective Time shall be the trustees of the Surviving Trust as of the Effective Time.

    3.2. OFFICERS. The officers of the Trust immediately prior to the Effective Time shall be the officers of the Surviving Trust as of the Effective Time.

                                   ARTICLE 4

4. CONVERSION AND EXCHANGE OF SECURITIES.

    4.1 EFFECT OF MERGER ON THE SECURITIES OF PARENT AND THE TRUST. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Trust or the holders of any of the outstanding securities thereof,

        (a) Each share of common stock, par value $0.01 per share (the "Parent Common Shares"), of the Parent issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable common share of beneficial interest, par value $0.01 per share (the "Trust Common Shares"), of the Surviving Trust. Each certificate (each, a "Certificate") representing any such Parent Common Shares shall thereafter evidence Trust Common Shares. All such Parent Common Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.

        (b) At the Effective Time, each Trust Common Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

        (c) Each option or other right to purchase or otherwise acquire Parent Common Shares pursuant to stock option or other stock-based plans of the Parent granted and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such option or right, be converted into and become a right to purchase or otherwise acquire the same number of Trust Common Shares at the same price per share and upon the same terms and subject to the same conditions as applicable to such options or other rights immediately prior to the Effective Time.

    4.2  EXCHANGE OF CERTIFICATES.

        (a) As of the Effective Time, the Trust shall deposit, or shall cause to be deposited, with an exchange agent selected by the Trust, for exchange in accordance with this Article 4, certificates evidencing the Trust Common Shares and the cash in lieu of fractional shares (such cash and certificates for Trust Common Shares, together with any dividends or other distributions with respect thereto, being herinafter referred to as the "Exchange Fund") to be issued pursuant to Section 4.1 and paid pursuant to this Section 4.2 in exchange for outstanding securities of Parent and the Trust.

        (b) Promptly after the Effective Time, the Trust shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Trust may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing Trust Common Shares and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate evidencing the number of Trust Common Shares and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 4, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a surrender of a certificate representing securities of Parent for exchange for a certificate evidencing Trust Common Shares in the name of a person other than the person in whose name the securities of Parent are registered, a certificate evidencing the proper number of Trust Common Shares, together with check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate evidencing such securities is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid.

        (c) At and after the Effective Time, there shall be no transfers on the stock transfer books of Parent of the Parent Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Trust, they shall be cancelled and exchanged for certificates for Trust Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4.

        (d) No fractional Trust Common Shares shall be issued pursuant hereto. In lieu of the issuance of any fractional Trust Common Share pursuant to
    Section 4.1(b), cash adjustments will be paid to holders in respect of any fractional Trust Common Shares that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying (i) the fractional share interest to which such former stockholder of Parent (after taking into account all Parent Common Shares held at the Effective Time by such stockholder) would otherwise be entitled by (ii) the per share closing price of the Parent Common Shares as reported on the New York Stock Exchange Composite Reporting Tape for the trading day prior to the Closing Date.

        (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Trust Common Shares) that remains unclaimed by the former stockholders of Parent one year after the Effective Time shall be delivered to the Surviving Trust. Any former stockholders of Parent who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Trust for payment of their Trust Common Shares, cash in lieu of fractional shares and unpaid dividends and distributions on the Trust Common Shares deliverable in respect of each Parent Common Share such shareholder holds as determined pursuant to this agreement, in each case, without any interest thereon.

        (f) None of Parent, the Trust, the Exchange Agent or any other person shall be liable to any former holder of shares of securities of Parent for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Trust, the posting by such person of a bond in such reasonable amount as the Surviving Trust may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Trust will issue in exchange for such lost, stolen or destroyed Certificate the Trust Common Shares and cash in lieu of fractional shares, and unpaid dividends and distributions on Trust Common Shares as provided in Section 4.2(c), deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE 5

5.  CONDITIONS.

    The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the condition that this Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body by the holders of the issued and outstanding shares of stock of Parent and the holders of issued and outstanding shares of beneficial interest of the Trust entitled to vote thereon.

                                   ARTICLE 6

6.  TERMINATION.

    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Parent or the shareholders of the Trust, by the mutual written consent of Parent and the Trust.

                                   ARTICLE 7

7.  GENERAL PROVISIONS.

    7.1 ENTIRE AGREEMENT. This Agreement, the Exhibits and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

    7.2 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Board or Directors of Board of Trustees, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Parent and the shareholders of the Trust, but after any such stockholder and shareholder approval, no amendment shall be made which by law requires the further approval of stockholders or shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    7.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws. Each of Parent and the Trust hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Maryland and of the United States of America located in the State of Maryland (the "Maryland Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in an inconvenient forum.

    7.4 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

    7.5 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

    7.6 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

    7.7 INCORPORATION. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

    7.8 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

ATTEST:                                                         GREAT LAKES REIT, INC.

By:                       /s/ RICHARD L. RASLEY                 By:                        /s/ RICHARD A. MAY
                ----------------------------------------                         ---------------------------------(SEAL)
                                SECRETARY                                                CHIEF EXECUTIVE OFFICER

ATTEST:                                                         GREAT LAKES MERGER TRUST

By:                       /s/ RICHARD L. RASLEY                 By:                        /s/ RICHARD A. MAY
                ----------------------------------------                         ---------------------------------(SEAL)
                                SECRETARY                                                CHIEF EXECUTIVE OFFICER

                                                                      APPENDIX B

               FORM OF AMENDED AND RESTATED DECLARATION OF TRUST
                                   ARTICLE I
                                   FORMATION

    The Trust is a real estate investment trust within the meaning of Title 8. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")).

                                   ARTICLE II
                                      NAME

    The name of the Trust is:

                                Great Lakes REIT

    Under circumstances in which the Board of Trustees of the Trust (the "Board of Trustees" or "Board") determines that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust.

                                  ARTICLE III
                              PURPOSES AND POWERS

    Section 3.1 PURPOSES. The purposes for which the Trust is formed are to invest in and to acquire, hold, manage, administer, control and dispose of property, including, without limitation or obligation, engaging in business as a real estate investment trust (a "REIT") under the Code.

    Section 3.2 POWERS. The Trust shall have all of the powers granted to real estate investment trusts by Title 8 and all other powers set forth in the Declaration of Trust which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.

                                   ARTICLE IV
                                 RESIDENT AGENT

    The name of the resident agent of the Trust in the State of Maryland is James J. Hanks, Jr., whose post office address is c/o Ballard Spahr Andrews & Ingersoll, LLP, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

                                   ARTICLE V
                               BOARD OF TRUSTEES

    Section 5.1 POWERS. Subject to any express limitations contained in the Declaration of Trust or in the Bylaws, (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust. The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust. The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. Any construction of the Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees included in the Declaration of Trust or in the Bylaws shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Declaration of Trust or the Bylaws or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trustees under the general laws of the State of Maryland or any other applicable laws.

    The Board, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to terminate the status of the Trust as a real estate investment trust under the Code; to determine compliance with any restrictions or limitations on ownership and transfers of shares of the Trust's beneficial interest set forth in Article VII of the Declaration of Trust or to determine that such restrictions and limitations set forth in Article VII of the Declaration of Trust are no longer required in order for the Trust to qualify as a REIT; to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

    Section 5.2 NUMBER AND CLASSIFICATION. The number of Trustees (hereinafter the "Trustees") initially shall be seven, which number may be increased or decreased pursuant to the Bylaws of the Trust. The Trustees shall be elected at each annual meeting of shareholders in the manner provided in the Bylaws or, in order to fill any vacancy on the Board of Trustees, in the manner provided in the Bylaws. The names and addresses of the Trustees who shall serve until the first annual meeting of shareholders and until their successors are duly elected and qualify are:

NAME                                                       ADDRESS
------------------------------  -------------------------------------------------------------
Richard A. May................  823 Commerce Dr., Suite 300
                                Oak Brook, Illinois 60523
Patrick R. Hunt...............  823 Commerce Dr., Suite 300
                                Oak Brook, Illinois 60523
Donald E. Phillips............  372 Fannin Landing Dr.
                                Brandon, Mississippi 39042
Daniel E. Josephs.............  11211 Chesapeake Place
                                Westchester, Illinois 60154
James Brinkerhoff.............  One Chase Manhattan Plaza
                                41st Floor
                                New York, New York 10005
Edward Lowenthal..............  610 Fifth Avenue
                                New York, New York 10020
Daniel P. Kearney.............  13 Flint Street
                                Marblehead, Massachusetts 01945

    These Trustees may increase the number of Trustees and fill any vacancy, whether resulting from an increase in the number of Trustees or otherwise, on the Board of Trustees prior to the first annual meeting of shareholders in the manner provided in the Bylaws. It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees hereinafter elected.

    At any meeting of shareholders, the Trustees (other than any Trustee elected solely by holders of one or more classes or series of Preferred Shares) may be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible, one class to hold office initially for a term expiring at the next succeeding annual meeting of shareholders, another class to hold office initially for a term expiring at the second succeeding annual meeting of shareholders and another class to hold office initially for a term expiring at the third succeeding annual meeting of shareholders, with the Trustees of each class to hold office until their successors are duly elected and qualify. At each annual meeting of shareholders, the successors to the class of Trustees whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

    Section 5.3 RESIGNATION OR REMOVAL. Any Trustee may resign by written notice to the Board, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect one or more Trustees, a Trustee may be removed at any time, with or without cause, at a meeting of the shareholders, by the affirmative vote of not less than a majority of all the votes entitled to be cast generally in the election of Trustees.

    Section 5.4 REIT QUALIFICATION. The Trust has elected to qualify for federal income taxation as a REIT, and the Board of Trustees shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole and absolute judgment and discretion are desirable, to preserve the status of the Trust as a REIT, including, without limitation, amending the provisions of the Declaration of Trust as provided in Section 10.2. Notwithstanding any other provision in the Declaration of Trust, if the Board of Trustees determines that it is no longer in the best interests of the Trust for it to continue to qualify as a REIT, the Board of Trustees may revoke or otherwise terminate the Trust's REIT election pursuant to Section 856(g) of the Code.

                                   ARTICLE VI
                         SHARES OF BENEFICIAL INTEREST

    Section 6.1 AUTHORIZED SHARES. The beneficial interest of the Trust shall be divided into shares of beneficial interest (the "Shares"). The total number of Shares that the Trust has authority to issue is 60,000,000 common shares of beneficial interest, $.01 par value per share ("Common Shares"), and 10,000,000 preferred shares of beneficial interest, $.01 par value per share ("Preferred Shares"). If shares of one class of beneficial interest are classified or reclassified into shares of another class of beneficial interest pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of beneficial interest of all classes that the Trust has authority to issue shall not be more than the total number of shares of beneficial interest set forth in the second sentence of this Section 6.1.

    Section 6.2 COMMON SHARES. Subject to the voting powers of any other class or series of Shares as set by the Board of Trustees, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote. The Board of Trustees may reclassify any unissued Common Shares from time to time in one or more classes or series of Shares.

    Section 6.3 PREFERRED SHARES. The Board of Trustees may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more classes or series of Shares.

    Section 6.4 CLASSIFIED OR RECLASSIFIED SHARES. Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the "SDAT"). Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 6.4 may be made dependent upon facts ascertainable outside the

Declaration of Trust (including the occurrence of any event, including a determination or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.

    Section 6.5 AUTHORIZATION BY BOARD OF SHARE ISSUANCE. The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws of the Trust.

    Section 6.6 DIVIDENDS AND DISTRIBUTIONS. The Board of Trustees may from time to time authorize and declare to shareholders with respect to each class or series of Shares such dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine. The Board of Trustees shall endeavor to declare and pay such dividends and distributions as shall be necessary for the Trust to qualify as a REIT under the Code; however, shareholders shall have no right to any dividend or distribution unless and until authorized and declared by the Board. The exercise of the powers and rights of the Board of Trustees pursuant to this Section 6.6 shall be subject to the provisions of any class or series of Shares at the time outstanding. Notwithstanding any other provision in the Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute "transferable shares" or "transferable certificates of beneficial interest" under Section 856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

    Section 6.7 GENERAL NATURE OF SHARES. All Shares shall be personal property entitling the shareholders only to those rights provided in the Declaration of Trust. The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a shareholder shall not terminate the Trust. The Trust is entitled to treat as shareholders only those persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust.

    Section 6.8 FRACTIONAL SHARES. The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

    Section 6.9 DECLARATION AND BYLAWS. All shareholders are subject to the provisions of the Declaration of Trust and the Bylaws of the Trust.

    Section 6.10 DIVISIONS AND COMBINATIONS OF SHARES. Subject to an express provision to the contrary in the terms of any class or series of beneficial interest hereafter authorized, the Board of Trustees shall have the power to divide or combine the outstanding shares of any class or series of beneficial interest, without a vote of shareholders, so long as the number of shares combined into one share in any such combination or series of combinations within
any period of twelve months is not greater than      .

                                  ARTICLE VII
                RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

    Section 7.1 DEFINITIONS. For the purpose of this Article VII, the following terms shall have the following meanings:

    AGGREGATE SHARE OWNERSHIP LIMIT. The term "Aggregate Share Ownership Limit" shall mean (i) with respect to the Common Shares, 9.8 percent of the total number of outstanding Common Shares, and (ii) with respect to any class or series of Preferred Shares, 9.8 percent of the total number of outstanding Shares of such class or series of Preferred Shares.

    BENEFICIAL OWNERSHIP. The term "Beneficial Ownership" shall mean ownership of Equity Shares by a Person, whether the ownership interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include constructive ownership of Equity Shares where an ownership interest in Equity Shares would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

    BUSINESS DAY. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

    CHARITABLE BENEFICIARY. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 170(b)(1)(A) of the Code (other than clauses (vii) or (viii) thereof) and named as beneficiaries of the Charitable Trust pursuant to Section 7.3.6.

    CHARITABLE TRUST. The term "Charitable Trust" shall mean any trust provided for in Section 7.3.1.

    CHARITABLE TRUSTEE. The term "Charitable Trustee" shall mean a Person unaffiliated with the Trust and with any Prohibited Owner, that is appointed by the Trust to serve as trustee of the Charitable Trust.

    CODE. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

    CONSTRUCTIVE OWNERSHIP. The term "Constructive Ownership" shall mean ownership of Equity Shares by a Person, whether the ownership interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include constructive ownership of Equity Shares where an ownership interest in Equity Shares would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

    DECLARATION OF TRUST. The term "Declaration of Trust" shall mean this Amended and Restated Declaration of Trust as filed for record with the SDAT, and any amendments thereto.

    EQUITY SHARES. The term "Equity Shares" shall mean Shares of the Trust that are either Common Shares or Preferred Shares.

    EXCEPTED HOLDER. The term "Excepted Holder" shall mean a shareholder of the Trust for whom an Excepted Holder Limit is created by this Article VII or by the Board of Trustees pursuant to Section 7.2.7.

    EXCEPTED HOLDER LIMIT. The term "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Trustees pursuant to Section 7.2.7, and subject to adjustment pursuant to Section 7.2.7, the percentage limit established by the Board of Trustees pursuant to Section 7.2.7.

    INITIAL DATE. The term "Initial Date" shall mean the date upon which this Amended and Restated Declaration of Trust containing this Article VII is accepted for record by the SDAT.

    MARKET PRICE. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding Equity Shares, the Closing Price for such Equity Shares on such date. The "Closing Price" on any date shall mean the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Equity Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Shares are listed or admitted to trading or, if such Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Shares selected by the Board of Trustees or, in the event that no trading price is available for such Equity Shares, the fair market value of Equity Shares, as determined in good faith by the Board of Trustees.

    NON-TRANSFER EVENT. The term "Non-Transfer Event" shall mean an event (other than a purported Transfer) that would cause (i) any Person (other than an Excepted Holder) to Beneficially Own or Constructively Own Equity Shares in excess of the Aggregate Share Ownership Limit or (ii) the Excepted Holder to Beneficially Own or Constructively Own Equity Shares in excess of the Excepted Holder Limit, including, but not limited to, a change in the capital structure of the Trust, a change in the relationship between two or more Persons that causes a change in ownership of Equity Shares by application of Section 544 of the Code, as modified by Section 856(h) of the Code, the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Shares or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Shares.

    NYSE.  The term "NYSE" shall mean the New York Stock Exchange.

    PERSON. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

    PROHIBITED OWNER. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own Equity Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Equity Shares that the Prohibited Owner would have so owned.

    REIT. The term "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

    RESTRICTION TERMINATION DATE. The term "Restriction Termination Date" shall mean the first day after the Initial Date on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership. Transfers of Equity Shares and Non-Transfer Events set forth herein is no longer required in order for the Trust to qualify as a REIT.

    SDAT. The term "SDAT" shall mean the State Department of Assessments and Taxation of Maryland.

    TRANSFER. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Equity Shares or the right to vote or receive dividends on Equity Shares, including (a) the granting or exercise of any option or warrant (or any disposition of any option or warrant) pledge, security interest or similar right to acquire Equity Shares, (b) any disposition of any securities or rights convertible into or exchangeable for Equity Shares or any interest in Equity Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Equity Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

    Section 7.2  EQUITY SHARES.

    Section 7.2.1 OWNERSHIP LIMITATIONS. During the period from and after the Initial Date and prior to the Restriction Termination Date:

        (a) BASIC RESTRICTIONS.

            (i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Equity Shares in excess of the Aggregate Share Ownership Limit, and (2) no Excepted Holder shall Beneficially Own or Constructively Own Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.

            (ii) No Person shall Beneficially or Constructively Own Equity Shares to the extent that such Beneficial or Constructive Ownership of Equity Shares would result in the Trust being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

           (iii) Notwithstanding any other provisions contained herein, any Transfer of Equity Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in Equity Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be null and void AB INITIO, and the intended transferee shall acquire no rights in such Equity Shares.

        (b) Transfer in Trust. If any Transfer of Equity Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) or Non-Transfer Event occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in violation of Section 7.2.1(a)(i) or
    (ii),

            (i) then that number of Equity Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii)(rounded to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the

       Business Day prior to the date of such Transfer, and such Person shall acquire no rights (or, in the case of a Non-Transfer Event, cease to have rights) in such Equity Shares; or

            (ii) if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of Equity Shares that otherwise would cause any Person to violate
       Section 7.2.1(a)(i) or (ii) shall be void AB INITIO, and the intended transferee shall acquire no rights in such Equity Shares.

    Section 7.2.2 REMEDIES FOR BREACH. If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer, Non-Transfer Event or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Equity Shares in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, Non-Transfer Event or other event, including, without limitation, causing the Trust to redeem Equity Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; PROVIDED, HOWEVER, that any Transfers, attempted Transfers, Non-Transfer Events, attempted Non-Transfer Events or other events in violation of Section 7.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer or Non-Transfer Event (or other event) shall be null and void AB INITIO as provided above irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.

    Section 7.2.3 NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Equity Shares that will or may violate Section 7.2.1(a), or any Person who would have owned Equity Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(b), shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such acquisition or ownership on the Trust's status as a REIT.

    Section 7.2.4 OWNERS REQUIRED TO PROVIDE INFORMATION. From and after the Initial Date and prior to the Restriction Termination Date:

        (a) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Equity Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Equity Shares Beneficially Owned and a description of the manner in which such Equity Shares are held; provided, however, that any shareholder of record who holds outstanding Equity Shares as a nominee for another Person, which other Person is required to include in gross income the dividends received with respect to such Shares for federal income tax purposes (an "Actual Owner"), shall give written notice to the Trust stating the name and address of such Actual Owner and the number of Equity Shares of such Actual Owner for which the shareholder of record is nominee. Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust's status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit.

        (b) each Person who is a Beneficial or Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

    Section 7.2.5 REMEDIES NOT LIMITED. Subject to Section 5.1 of the Declaration of Trust, nothing contained in this Section 7.2 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders in preserving the Trust's status as a REIT.

    Section 7.2.6 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Trustees shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 with respect to any situation based on the facts known to it. In the event
Section 7.2 or 7.3 requires an action by the Board of Trustees and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 7.1,
7.2 or 7.3.

    Section 7.2.7  EXCEPTIONS.

        (a) Subject to Section 7.2.1(a)(ii), the Board of Trustees, in its sole discretion, may exempt a Person from the Aggregate Share Ownership Limit, and may establish or increase an Excepted Holder Limit for such Person if:

            (i) the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial or Constructive Ownership of such Equity Shares will violate Section 7.2.1(a)(ii);

            (ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Trust (or a tenant of any entity owned or controlled by the Trust) that would cause the Trust to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Trustees obtains such representations and undertakings from such Person as it determines are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Trust (or an entity owned or controlled by the Trust) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Trustees, rent from such tenant would not adversely affect the Trust's ability to qualify as a REIT, shall not be treated as a tenant of the Trust); and

           (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such Equity Shares being automatically transferred to a Charitable Trust in accordance with Sections 7.2.1(b) and 7.3.

        (b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

        (c) Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Equity Shares (or securities convertible into or exchangeable for Equity Shares) may Beneficially Own or Constructively Own Equity Shares (or securities convertible into or exchangeable for Equity Shares) in excess of the Aggregate Share Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

        (d) The Board of Trustees may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Share Ownership Limit.

    Section 7.2.8 LEGEND. Each certificate for Equity Shares shall bear substantially the following legend:

       The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Trust's maintenance of its status as a Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Trust's Declaration of Trust, (i) no Person may Beneficially or Constructively Own Common Shares of the Trust in excess of 9.8 percent (in number of Shares) of the total outstanding Common Shares of the Trust unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Shares of any class or series of Preferred Shares of the Trust in excess of 9.8 percent (in number of Shares) of the total outstanding Shares of such class or series of Preferred Shares of the Trust unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Equity Shares that would result in the Trust being "closely held" under Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT; and (iv) no Person may Transfer Equity Shares if such Transfer would result in Equity Shares of the Trust being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Equity Shares which cause or will cause a Person to Beneficially or Constructively Own Equity Shares in excess or in violation of the above limitations must immediately notify the Trust. If any of the restrictions on transfer or ownership are violated, the Equity Shares represented hereby will be automatically transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers or Non-Transfer Events in violation of the restrictions described above may be void AB INITIO. All capitalized terms in this legend have the meanings defined in the Trust's Declaration of Trust, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Equity Shares of the Trust on request and without charge.

    Instead of the foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

    Section 7.3  TRANSFER OF EQUITY SHARES IN TRUST.

    Section 7.3.1 OWNERSHIP IN TRUST. Upon any purported Transfer, Non-Transfer Event or other event described in Section 7.2.1(b) that would result in a transfer of Equity Shares to a Charitable Trust, such Equity Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2.1(b). The Charitable Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.3.6.

    Section 7.3.2  STATUS OF EQUITY SHARES HELD BY THE CHARITABLE
TRUSTEE. Equity Shares held by the Charitable Trustee shall be issued and outstanding Equity Shares of the Trust. The Prohibited Owner shall have no rights in the Equity Shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Equity Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Equity Shares held in the Charitable Trust.

    Section 7.3.3 DIVIDEND, DISTRIBUTION, VOTING AND LIQUIDATION RIGHTS. (a) The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Equity Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trustee shall be paid with respect to such Equity Shares to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. The Trust shall take all measures it determines reasonably necessary to recover the amount of any such dividend or distribution paid to the Prohibited Owner, and the Trust shall, as soon as reasonably practical after such recovery, pay over such amounts to the Charitable Trust for the benefit of the Charitable Beneficiary. Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Equity Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Equity Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible trust action, then the Charitable Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Trust has received notification that Equity Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its Share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

    (b) Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Trust, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Shares of each class or series of Equity Shares that is held in the Charitable Trust, that portion of the assets of the Trust available for distribution to the holders of such class or series (determined based upon the ratio that the number of Shares of such class or series of Equity Shares held by the Charitable Trustee bears to the total number of Shares of such class or series of Equity Shares then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the Equity Shares held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of, the Trust in accordance with Section 7.3.4.

    Section 7.3.4 SALE OF EQUITY SHARES BY CHARITABLE TRUSTEE. Within 20 days of receiving notice from the Trust that Equity Shares have been transferred to the Charitable Trust, the Charitable Trustee of the Charitable Trust shall sell the Equity Shares held in the Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the Equity Shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the Equity Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section
7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Equity Shares or, if the Prohibited Owner did not give value for the Equity Shares in connection with the event causing the Equity Shares to be held in the Charitable Trust (E.G., in the case of a gift, devise or other such transaction), the Market Price of the Equity Shares on the day of the event causing the Equity Shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee from the sale or other disposition of the Equity Shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trustee, such Equity Shares are sold by a Prohibited Owner, then (i) such Equity Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Equity Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this
Section 7.3.4, such excess shall be paid to the Charitable Trustee upon demand. The Trust shall take all measures it determines reasonably necessary to recover the amount of any such excess sales proceeds received by the Prohibited Owner, and the Trust shall, as soon as reasonably practical after such recovery, pay over such amounts to the Charitable Trust for the benefit of the Charitable Beneficiary.

    Section 7.3.5 PURCHASE RIGHT IN EQUITY SHARES TRANSFERRED TO THE CHARITABLE TRUSTEE. Equity Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer until the Charitable Trustee has sold the Equity Shares held in the Charitable Trust pursuant to Section 7.3.4. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the Equity Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

    Section 7.3.6 DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Charitable Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Equity Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 170(b)(1)(A) of the Code (other than clauses (vii) or (viii) thereof).

    Section 7.4 NYSE TRANSACTIONS. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

    Section 7.5 ENFORCEMENT. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this
Article VII.

    Section 7.6 NON-WAIVER. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

                                  ARTICLE VIII

                                  SHAREHOLDERS

    Section 8.1 MEETINGS. There shall be an annual meeting of the shareholders, to be held on proper notice at such time (after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Except as otherwise provided in the Declaration of Trust, special meetings of shareholders may be called in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

    Section 8.2 VOTING RIGHTS. Subject to the provisions of any class or series of Shares then outstanding, the shareholders shall be entitled to vote only on the following matters: (a) election of Trustees as provided in Section
5.2 and the removal of Trustees as provided in Section 5.3; (b) amendment of the Declaration of Trust as provided in Article X; (c) termination of the Trust as provided in Section 12.2;

(d) merger or consolidation of the Trust, or the sale or disposition of substantially all of the Trust Property, as provided in Article XI; and (e) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Board of Trustees.

    Section 8.3 PREEMPTIVE AND APPRAISAL RIGHTS. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.4 or otherwise by contract, no holder of Shares shall, as such holder, (a) have any preemptive right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell or (b), except as expressly required by Title 8, have any right to require the Trust to pay such holder the fair value of his Shares in an appraisal or similar proceeding.

    Section 8.4 EXTRAORDINARY ACTIONS. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

    Section 8.5 BOARD APPROVAL. The submission of any action to the shareholders for their consideration shall first be approved by the Board of Trustees.

    Section 8.6 ACTION BY SHAREHOLDERS WITHOUT A MEETING. The Bylaws of the Trust may provide that any action required or permitted to be taken by the shareholders may be taken without a meeting by the written consent of the shareholders entitled to cast a sufficient number of votes to approve the matter as required by statute, the Declaration of Trust or the Bylaws of the Trust, as the case may be.

                                   ARTICLE IX

                     LIABILITY LIMITATION, INDEMNIFICATION
                        AND TRANSACTIONS WITH THE TRUST

    Section 9.1 LIMITATION OF SHAREHOLDER LIABILITY. No shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of his being a shareholder.

    Section 9.2 LIMITATION OF TRUSTEE AND OFFICER LIABILITY. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of the Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any shareholder, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that (a) the Trustee or officer actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received; or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

    Section 9.3 INDEMNIFICATION. The Trust shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former shareholder, Trustee or officer of the Trust or (b) any individual who, while a Trustee of the Trust and at the request of the Trust, serves or has served as a director, officer, partner, trustee, employee or agent of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, Trustee or officer of the Trust. The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust.

    Section 9.4 TRANSACTIONS BETWEEN THE TRUST AND ITS TRUSTEES, OFFICERS, EMPLOYEES AND AGENTS. Subject to any express restrictions in the Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

                                   ARTICLE X
                                   AMENDMENTS

    Section 10.1 GENERAL. The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any Shares. All rights and powers conferred by the Declaration of Trust on shareholders, Trustees and officers are granted subject to this reservation. An amendment to the Declaration of Trust
(a) shall be signed and acknowledged by at least a majority of the Trustees, or an officer duly authorized by at least a majority of the Trustees, (b) shall be filed for record as provided in Section 13.5 and (c) shall become effective as of the later of the time the SDAT accepts the amendment for record or the time established in the amendment, not to exceed 30 days after the amendment is accepted for record. All references to the Declaration of Trust shall include all amendments thereto.

    Section 10.2 BY TRUSTEES. The Trustees may amend the Declaration of Trust from time to time, in the manner provided by Title 8, without any action by the shareholders, to qualify as a REIT under the Code or under Title 8 and as otherwise provided in the Declaration of Trust.

    Section 10.3 BY SHAREHOLDERS. Except as otherwise provided in the Declaration of Trust, any amendment to the Declaration of Trust shall be valid only if approved by the shareholders by the affirmative vote required in Section 8.4.

                                   ARTICLE XI
                MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

    Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge the Trust into another entity, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell, lease, exchange or otherwise transfer all or substantially all of the Trust Property.

                                  ARTICLE XII
                       DURATION AND TERMINATION OF TRUST

    Section 12.1 DURATION. The Trust shall continue perpetually unless terminated pursuant to Section 12.2 or pursuant to any applicable provision of Title 8.

    Section 12.2  TERMINATION.

        (a) Subject to the provisions of any class or series of Shares at the time outstanding, after approval by a majority of the entire Board of Trustees, the Trust may be terminated at any meeting of shareholders, by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Upon the termination of the Trust:

            (i) The Trust shall carry on no business except for the purpose of winding up its affairs.

            (ii) The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under the Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust's contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

           (iii) After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trust may distribute the remaining property of the Trust among the shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

        (b) After termination of the Trust, the liquidation of its business and the distribution to the shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust's records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all shareholders shall cease.

                                  ARTICLE XIII
                                 MISCELLANEOUS

    Section 13.1 GOVERNING LAW. The Declaration of Trust is executed by the undersigned Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

    Section 13.2 RELIANCE BY THIRD PARTIES. Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or shareholders; (d) a copy of the Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to the Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact relating to the affairs of the Trust. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

    Section 13.3  SEVERABILITY.

        (a) The provisions of the Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the "Conflicting Provisions") are in conflict with the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment of the Declaration of Trust pursuant to Article X and without affecting or impairing any of the remaining provisions of the Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination. In the event of any such determination by the Board of Trustees, the Board shall amend the Declaration of Trust in the manner provided in Section 10.2.

        (b) If any provision of the Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Declaration of Trust in any jurisdiction.

    Section 13.4 CONSTRUCTION. In the Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Declaration of Trust. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland. In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6 and 7, of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of "corporation" for purposes of such provisions.

    Section 13.5 RECORDATION. The Declaration of Trust and any amendment hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record the Declaration of Trust or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Declaration of Trust or any amendment hereto. A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.

                                                                      APPENDIX C

                              FORM OF TRUST BYLAWS
                                   ARTICLE I
                                    OFFICES

    Section 1. PRINCIPAL OFFICE. The principal office of the Trust shall be located at such place or places as the Trustees may designate.

    Section 2. ADDITIONAL OFFICES. The Trust may have additional offices at such places as the Board of Trustees may from time to time determine or the business of the Trust may require.

                                   ARTICLE II
                            MEETINGS OF SHAREHOLDERS

    Section 1. PLACE. All meetings of shareholders shall be held at the principal office of the Trust or at such other place within the United States as shall be stated in the notice of the meeting.

    Section 2. ANNUAL MEETING. An annual meeting of the shareholders for the election of Trustees and the transaction of any business within the powers of the Trust shall be held during the month of May of each year, after the delivery of the annual report, referred to in Section 12 of this Article II, at a convenient location and on proper notice, on a date and at the time set by the Trustees, beginning with the year 1999. Failure to hold an annual meeting does not invalidate the Trust's existence or affect any otherwise valid acts of the Trust.

    Section 3. SPECIAL MEETINGS. The president, chief executive officer or one-third of the Trustees may call special meetings of the shareholders. Special meetings of shareholders shall also be called by the secretary upon the written request of the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at such meeting. Such request shall state the purpose of such meeting and the matters proposed to be acted on at such meeting. The secretary shall inform such shareholders of the reasonably estimated cost of preparing and mailing notice of the meeting and, upon payment by such shareholders to the Trust of such costs, the secretary shall give notice to each shareholder entitled to notice of the meeting. Unless requested by shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any meeting of the shareholders held during the preceding twelve months.

    Section 4. NOTICE. Not less than ten nor more than 90 days before each meeting of shareholders, the secretary shall give to each shareholder entitled to vote at such meeting and to each shareholder not entitled to vote who is entitled to notice of the meeting written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, either by mail or by presenting it to such shareholder personally or by leaving it at his residence or usual place of business. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the shareholder at his post office address as it appears on the records of the Trust, with postage thereon prepaid.

    Section 5. SCOPE OF NOTICE. Any business of the Trust may be transacted at an annual meeting of shareholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of shareholders except as specifically designated in the notice.

    Section 6. ORGANIZATION. At every meeting of the shareholders, the Chairman of the Board, if there be one, shall conduct the meeting or, in the case of vacancy in office or absence of the Chairman of the

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Board, one of the following officers present shall conduct the meeting in the order stated: the Vice Chairman of the Board, if there be one, the President, the Vice Presidents in their order of rank and seniority, or a Chairman chosen by the shareholders entitled to cast a majority of the votes which all shareholders present in person or by proxy are entitled to cast, shall act as Chairman, and the Secretary, or, in his absence, an assistant secretary, or in the absence of both the Secretary and assistant secretaries, a person appointed by the Chairman shall act as Secretary.

    Section 7. QUORUM. At any meeting of shareholders, the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum; but this section shall not affect any requirement under any statute or the Declaration of Trust for the vote necessary for the adoption of any measure. If, however, such quorum shall not be present at any meeting of the shareholders, the shareholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

    Section 8. VOTING. A plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to elect a Trustee. Each share may be voted for as many individuals as there are Trustees to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required herein or by statute or by the Declaration of Trust. Unless otherwise provided in the Declaration of Trust, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

    Section 9. PROXIES. A shareholder may cast the votes entitled to be cast by the shares owned of record by him either in person or by proxy executed in writing by the shareholder or by his duly authorized agent. Such proxy shall be filed with the secretary of the Trust before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

    Section 10. VOTING OF SHARES BY CERTAIN HOLDERS. Shares of the Trust registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, a general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such shares pursuant to a bylaw or a resolution of the governing board of such corporation or other entity or agreement of the partners of the partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such shares. Any trustee or other fiduciary may vote shares registered in his name as such fiduciary, either in person or by proxy.

    Shares of the Trust directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

    The Trustees may adopt by resolution a procedure by which a shareholder may certify in writing to the Trust that any shares registered in the name of the shareholder are held for the account of a specified person other than the shareholder. The resolution shall set forth the class of shareholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the share transfer books, the time after the record date or closing of the share transfer books within which the certification must be received by the Trust; and any other provisions with respect to the procedure which the Trustees consider necessary or desirable. On receipt of such certification, the person specified in the

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
certification shall be regarded as, for the purposes set forth in the certification, the shareholder of record of the specified shares in place of the shareholder who makes the certification.

    Notwithstanding any other provision contained herein or in the Declaration of Trust or these Bylaws, Title 3, Subtitle 7 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute) shall not apply to any acquisition by any person of shares of beneficial interest of the Trust. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

    Section 11. INSPECTORS. At any meeting of shareholders, the chairman of the meeting may appoint one or more persons as inspectors for such meeting. Such inspectors shall ascertain and report the number of shares represented at the meeting based upon their determination of the validity and effect of proxies, count all votes, report the results and perform such other acts as are proper to conduct the election and voting with impartiality and fairness to all the shareholders.

    Each report of an inspector shall be in writing and signed by him or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be PRIMA FACIE evidence thereof.

    Section 12. REPORTS TO SHAREHOLDERS. The Trustees shall submit to the shareholders at or before the annual meeting of shareholders a report of the business and operations of the Trust during such fiscal year, containing a balance sheet and a statement of income and surplus of the Trust, accompanied by the certification of an independent certified public accountant, and such further information as the Trustees may determine is required pursuant to any law or regulation to which the Trust is subject. Within the earlier of 20 days after the annual meeting of shareholders or 120 days after the end of the fiscal year of the Trust, the Trustees shall place the annual report on file at the principal office of the Trust and with any governmental agencies as may be required by law and as the Trustees may deem appropriate.

    Section 13.  NOMINATIONS AND PROPOSALS BY SHAREHOLDERS.

    (a) ANNUAL MEETINGS OF SHAREHOLDERS. (1) Nominations of persons for election to the Board of Trustees and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (i) pursuant to the Trust's notice of meeting, (ii) by or at the direction of the Trustees or
(iii) by any shareholder of the Trust who was a shareholder of record both at the time of giving of notice provided for in this Section 13(a) and at the time of the annual meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 13(a).

        (2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (a)
    (1) of this Section 13, the shareholder must have given timely notice thereof in writing to the secretary of the Trust and such other business must otherwise be a proper matter for action by shareholders. To be timely, a shareholder's notice shall be delivered to the secretary at the principal executive offices of the Trust not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date or if the Trust has not previously held an annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Trust. In no event shall the public announcement of a postponement or adjournment of an annual meeting to a later date or time commence a new time period for the giving of a shareholder's notice as described above. Such shareholder's notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a Trustee all information relating to such person that is required to be disclosed in solicitations of proxies for election of Trustees in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Trustee if elected);
    (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such shareholder, as they appear on the Trust's books, and of such beneficial owner and (y) the number of each class of shares of the Trust which are owned beneficially and of record by such shareholder and such beneficial owner.

        (3) Notwithstanding anything in the second sentence of paragraph (a) (2) of this Section 13 to the contrary, in the event that the number of Trustees to be elected to the Board of Trustees is increased and there is no public announcement by the Trust naming all of the nominees for Trustee or specifying the size of the increased Board of Trustees at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this Section 13(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the Trust not later than the close of business on the tenth day following the day on which such public announcement is first made by the Trust.

    (b) SPECIAL MEETINGS OF SHAREHOLDERS. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Trust's notice of meeting. Nominations of persons for election to the Board of Trustees may be made at a special meeting of shareholders at which Trustees are to be elected (i) pursuant to the Trust's notice of meeting (ii) by or at the direction of the Board of Trustees or (iii) provided that the Board of Trustees has determined that Trustees shall be elected at such special meeting, by any shareholder of the Trust who was a shareholder of record both at the time of giving of notice provided for in this
Section 13(b) and at the time of the special meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this
Section 13(b). In the event the Trust calls a special meeting of shareholders for the purpose of electing one or more Trustees to the Board of Trustees, any such shareholder may nominate a person or persons (as the case may be) for election to such position as specified in the Trust's notice of meeting, if the shareholder's notice containing the information required by paragraph (a) (2) of this Section 13 shall be delivered to the secretary at the principal executive offices of the Trust not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Trustees to be elected at such meeting. In no event shall the public announcement of a postponement or adjournment of a special meeting to a later date or time commence a new time period for the giving of a shareholder's notice as described above.

    (c) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 13 shall be eligible to serve as Trustees and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 13. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 13 and, if any proposed nomination or business is not in compliance with this Section 13, to declare that such nomination or proposal shall be disregarded.

        (2) For purposes of this Section 13, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed by the Trust with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

        (3) Notwithstanding the foregoing provisions of this Section 13, a shareholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 13. Nothing in this Section 13 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Trust's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

    Section 14. INFORMAL ACTION BY SHAREHOLDERS. Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing, setting forth such action, is signed by each shareholder entitled to vote on the matter and any other shareholder entitled to notice of a meeting of shareholders (but not to vote thereat) has waived in writing any right to dissent from such action, and such consent and waiver are filed with the minutes of proceedings of the shareholders.

    Section 15. VOTING BY BALLOT. Voting on any question or in any election may be viva voce unless the presiding officer shall order or any shareholder shall demand that voting be by ballot.

                                  ARTICLE III
                                    TRUSTEES

    Section 1. GENERAL POWERS; QUALIFICATIONS; TRUSTEES HOLDING OVER. The business and affairs of the Trust shall be managed under the direction of its Board of Trustees. A Trustee shall be an individual at least 21 years of age who is not under legal disability. In case of failure to elect Trustees at an annual meeting of the shareholders, the Trustees holding over shall continue to direct the management of the business and affairs of the Trust until their successors are elected and qualify. It shall be the duty of the Board of Trustees to ensure that the Trust satisfies the requirements for qualification as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), including, but not limited to, the ownership of outstanding shares of its beneficial interest, the nature of its assets, the sources of its income and the amount and timing of its distributions to shareholders. The Board of Trustees shall take no action to disqualify the Trust as a REIT under the Code or otherwise revoke the Trust's election to be taxed as a REIT under the Code without the affirmative vote of the holders of a majority of the shares entitled to vote on the matter at a meeting of shareholders.

    Section 2. NUMBER. At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Trustees may establish, increase or decrease the number of Trustees.

    Notwithstanding anything herein to the contrary, at all times (except during a period not to exceed 60 days following the death, resignation, incapacity or removal from office of a Trustee prior to the expiration of the Trustee's term of office), a majority of the Board of Trustees shall be comprised of persons who are not officers or employees of the Trust (each such person serving on the Board of Trustees being an "Independent Trustee").

    Section 3. ANNUAL AND REGULAR MEETINGS. An annual meeting of the Trustees shall be held immediately after and at the same place as the annual meeting of shareholders, no notice other than this Bylaw being necessary. The Trustees may provide, by resolution, the time and place, either within or without the State of Maryland, for the holding of regular meetings of the Trustees without other notice than such resolution.

    Section 4. SPECIAL MEETINGS. Special meetings of the Trustees may be called by or at the request of the chairman of the board or the president or by a majority of the Trustees then in office. The person or persons authorized to call special meetings of the Trustees may fix any place, either within or without the State of Maryland, as the place for holding any special meeting of the Trustees called by them.

    Section 5. NOTICE. Notice of any special meeting shall be given by written notice delivered personally, telegraphed, facsimile-transmitted or mailed to each Trustee at his business or residence address. Personally delivered or telegraphed notices shall be given at least two days prior to the meeting. Notice by mail shall be given at least five days prior to the meeting. Telephone or facsimile-transmission notice shall be given at least 24 hours prior to the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. If given by telegram, such notice shall be deemed to be given when the telegram is delivered to the telegraph company. Telephone notice shall be deemed given when the Trustee is personally given such notice in a telephone call to which he is a party. Facsimile-transmission notice shall be deemed given upon completion of the transmission of the message to the number given to the Trust by the Trustee and receipt of a completed answer-back indicating receipt. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Trustees need be stated in the notice, unless specifically required by statute or these Bylaws.

    Section 6. QUORUM. A majority of the Trustees shall constitute a quorum for transaction of business at any meeting of the Trustees, provided that, if less than a majority of such Trustees are present at said meeting, a majority of the Trustees present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to the Declaration of Trust or these Bylaws, the vote of a majority of a particular group of Trustees is required for action, a quorum must also include a majority of such group.

    The Trustees present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough Trustees to leave less than a quorum.

    Section 7. VOTING. The action of the majority of the Trustees present at a meeting at which a quorum is present shall be the action of the Trustees, unless the concurrence of a greater proportion is required for such action by applicable statute.

    Section 8. TELEPHONE MEETINGS. Trustees may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

    Section 9. INFORMAL ACTION BY TRUSTEES. Any action required or permitted to be taken at any meeting of the Trustees may be taken without a meeting, if a consent in writing to such action is signed by each Trustee and such written consent is filed with the minutes of proceedings of the Trustees.

    Section 10. VACANCIES. If for any reason any or all the Trustees cease to be Trustees, such event shall not terminate the Trust or affect these Bylaws or the powers of the remaining Trustees hereunder (even if fewer than two Trustees remain). Any vacancy (including a vacancy created by an increase in the number of Trustees) shall be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the Trustees. Notwithstanding the foregoing, Independent Trustees shall nominate replacements for vacancies among the Independent Trustees' positions. Any individual so elected as Trustee shall hold office until the next annual meeting of shareholders and until his successor is elected and qualifies.

    Section 11.  COMPENSATION; FINANCIAL ASSISTANCE.

    (a) COMPENSATION. Trustees shall not receive any stated salary for their services as Trustees but, by resolution of the Trustees, may receive compensation per year and/or per meeting and/or per visit to real property owned or to be acquired by the Trust and for any service or activity they performed or engaged in as Trustees. Trustees may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Trustees or of any committee thereof; and for their expenses, if any, in connection with each property visit and any other service or activity performed or engaged in as Trustees; but nothing herein contained shall be construed to preclude any Trustees from serving the Trust in any other capacity and receiving compensation therefor.

    (b) FINANCIAL ASSISTANCE TO TRUSTEES. The Trust may lend money to, guarantee an obligation of or otherwise assist a Trustee or a trustee of its direct or indirect subsidiary. The loan, guarantee or other assistance may be with or without interest, unsecured, or secured in any manner that the Board of Trustees approves, including a pledge of Shares.

    Section 12. REMOVAL OF TRUSTEES. The shareholders may, at any time, remove any Trustee in the manner provided in the Declaration of Trust.

    Section 13. LOSS OF DEPOSITS. No Trustee shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with whom moneys or shares have been deposited.

    Section 14. SURETY BONDS. Unless required by law, no Trustee shall be obligated to give any bond or surety or other security for the performance of any of his duties.

    Section 15. RELIANCE. Each Trustee, officer, employee and agent of the Trust shall, in the performance of his duties with respect to the Trust, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel or upon reports made to the Trust by any of its officers or employees or by the adviser, accountants, appraisers or other experts or consultants selected by the Trustees or officers of the Trust, regardless of whether such counsel or expert may also be a Trustee.

    Section 16. INTERESTED TRUSTEE TRANSACTIONS. Section 2-419 of the Maryland General Corporation Law (the "MGCL") shall be available for and apply to any contract or other transaction between the Trust and any of its Trustees or between the Trust and any other trust, corporation, firm or other entity in which any of its Trustees is a trustee or director or has a material financial interest.

    Section 17.  CERTAIN RIGHTS OF TRUSTEES, OFFICERS, EMPLOYEES AND
AGENTS. The Trustees shall have no responsibility to devote their full time to the affairs of the Trust. Any Trustee or officer, employee or agent of the Trust (other than a full-time officer, employee or agent of the Trust), in his personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar or in addition to those of or relating to the Trust.

                                   ARTICLE IV
                                   COMMITTEES

    Section 1. NUMBER, TENURE AND QUALIFICATIONS. The Trustees may appoint from among its members an Executive Committee, an Audit Committee, a Compensation Committee and other committees, composed of two or more Trustees, to serve at the pleasure of the Trustees.

    Section 2.  POWERS.  The Trustees may delegate to committees appointed under
Section 1 of this Article any of the powers of the Trustees, except as prohibited by law.

    Section 3. MEETINGS. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another Trustee to act in the place of such absent member. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Trustees.

    One-third, but not less than two, of the members of any committee shall be present in person at any meeting of such committee in order to constitute a quorum for the transaction of business at such meeting, and the act of a majority present shall be the act of such committee. The Board of Trustees may designate a chairman of any committee, and such chairman or any two members of any committee may fix the time and place of its meetings unless the Board shall otherwise provide. In the absence or disqualification of any member of any such committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another Trustee to act at the meeting in the place of such absent or disqualified members.

    Each committee shall keep minutes of its proceedings and shall report the same to the Board of Trustees at the next succeeding meeting, and any action by the committee shall be subject to revision and alteration by the Board of Trustees, provided that no rights of third persons shall be affected by any such revision or alteration.

    Section 4. TELEPHONE MEETINGS. Members of a committee of the Trustees may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

    Section 5. INFORMAL ACTION BY COMMITTEES. Any action required or permitted to be taken at any meeting of a committee of the Trustees may be taken without a meeting, if a consent in writing to such action is signed by each member of the committee and such written consent is filed with the minutes of proceedings of such committee.

    Section 6. VACANCIES. Subject to the provisions hereof, the Board of Trustees shall have the power at any time to change the membership of any committee, to fill all vacancies, to designate alternate members to replace any absent or disqualified member or to dissolve any such committee.

                                   ARTICLE V
                                    OFFICERS

    Section 1. GENERAL PROVISIONS. The officers of the Trust shall include a president, a secretary and a treasurer and may include a chairman of the board, a vice chairman of the board, a chief executive officer, a chief operating officer, a chief financial officer, one or more vice presidents, one or more assistant secretaries and one or more assistant treasurers. In addition, the Trustees may from time to time appoint such other officers with such powers and duties as they shall deem necessary or desirable. The officers of the Trust shall be elected annually by the Trustees at the first meeting of the Trustees held after each annual meeting of shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient. Each officer shall hold office until his successor is elected and qualifies or until his death, resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. In their discretion, the Trustees may leave unfilled any office except that of president and secretary. Election of an officer or agent shall not of itself create contract rights between the Trust and such officer or agent.

    Section 2. REMOVAL AND RESIGNATION. Any officer or agent of the Trust may be removed by the Trustees if in their judgment the best interests of the Trust would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Trust may resign at any time by giving written notice of his resignation to the Trustees, the chairman of the board, the president or the secretary. Any resignation shall take effect at any time subsequent to the time specified therein or, if the time when it shall become effective is not specified therein, immediately upon its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Trust.

    Section 3. VACANCIES. A vacancy in any office may be filled by the Trustees for the balance of the term.

    Section 4. CHIEF EXECUTIVE OFFICER. The Trustees may designate a chief executive officer from among the elected officers. The chief executive officer shall have responsibility for implementation of the policies of the Trust, as determined by the Trustees, and for the administration of the business affairs of the Trust. In the absence of both the chairman and vice chairman of the board, the chief executive officer shall preside over the meetings of the Trustees and of the shareholders at which he shall be present.

    Section 5. CHIEF OPERATING OFFICER. The Trustees may designate a chief operating officer from among the elected officers. Said officer will have the responsibilities and duties as set forth by the Trustees or the chief executive officer.

    Section 6. CHIEF FINANCIAL OFFICER. The Trustees may designate a chief financial officer from among the elected officers. Said officer will have the responsibilities and duties as set forth by the Trustees or the chief executive officer.

    Section 7. CHAIRMAN AND VICE CHAIRMAN OF THE BOARD. The chairman of the board shall preside over the meetings of the Trustees and of the shareholders at which he shall be present and shall in general oversee all of the business and affairs of the Trust. In the absence of the chairman of the board, the vice chairman of the board shall preside at such meetings at which he shall be present. The chairman and the vice chairman of the board may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Trustees or by these Bylaws to some other officer or agent of the Trust or shall be required by law to be otherwise executed. The chairman of the board and the vice chairman of the board shall perform such other duties as may be assigned to him or them by the Trustees.

    Section 8. PRESIDENT. In the absence of the chairman, the vice chairman of the board and the chief executive officer, the president shall preside over the meetings of the Trustees and of the shareholders at which he shall be present. In the absence of a designation of a chief executive officer by the Trustees, the president shall be the chief executive officer and shall be ex officio a member of all committees that may, from time to time, be constituted by the Trustees. The president may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Trustees or by these Bylaws to some other officer or agent of the Trust or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Trustees from time to time.

    Section 9. VICE PRESIDENTS. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to him by the president or by the Trustees. The Trustees may designate one or more vice presidents as executive vice president or as vice president for particular areas of responsibility.

    Section 10. SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the shareholders, the Trustees and committees of the Trustees in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law;
(c) be custodian of the trust records and of the seal of the Trust; (d) keep a register of the post office address of each shareholder which shall be furnished to the secretary by such shareholder; (e) have general charge of the share transfer books of the Trust; and (f) in general perform such other duties as from time to time may be assigned to him by the chief executive officer, the president or by the Trustees.

    Section 11. TREASURER. The treasurer shall have the custody of the funds and securities of the Trust and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Trust and shall deposit all moneys and other valuable effects in the name and to the credit of the Trust in such depositories as may be designated by the Trustees.

    He shall disburse the funds of the Trust as may be ordered by the Trustees, taking proper vouchers for such disbursements, and shall render to the president and Trustees, at the regular meetings of the Trustees or whenever they may require it, an account of all his transactions as treasurer and of the financial condition of the Trust.

    If required by the Trustees, he shall give the Trust a bond in such sum and with such surety or sureties as shall be satisfactory to the Trustees for the faithful performance of the duties of his office and for the restoration to the Trust, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, moneys and other property of whatever kind in his possession or under his control belonging to the Trust.

    Section 12. ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the president or the Trustees. The assistant treasurers shall, if required by the Trustees, give bonds for the faithful performance of their duties in such sums and with such surety or sureties as shall be satisfactory to the Trustees.

    Section 13. SALARIES. The salaries and other compensation of the officers shall be fixed from time to time by the Trustees and no officer shall be prevented from receiving such salary or other compensation by reason of the fact that he is also a Trustee.

                                   ARTICLE VI
                     CONTRACTS, LOANS, CHECKS AND DEPOSITS

    Section 1. CONTRACTS. The Trustees may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Trust and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document executed by one or more of the Trustees or by an authorized person shall be valid and binding upon the Trustees and upon the Trust when authorized or ratified by action of the Trustees.

    Section 2. CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Trust shall be signed by such officer or agent of the Trust in such manner as shall from time to time be determined by the Trustees.

    Section 3. DEPOSITS. All funds of the Trust not otherwise employed shall be deposited from time to time to the credit of the Trust in such banks, trust companies or other depositories as the Trustees may designate.

                                  ARTICLE VII

                                     SHARES

    Section 1. CERTIFICATES. Each shareholder shall be entitled to a certificate or certificates which shall represent and certify the number of shares of each class of beneficial interests held by him in the Trust. Each certificate shall be signed by the chief executive officer, the president or a vice president and countersigned by the secretary or an assistant secretary or the treasurer or an assistant treasurer and may be sealed with the seal, if any, of the Trust. The signatures may be either manual or facsimile. Certificates shall be consecutively numbered; and if the Trust shall, from time to time, issue several classes of shares, each class may have its own number series. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. Each certificate representing shares which are restricted as to their transferability or voting powers, which are preferred or limited as to their dividends or as to their allocable portion of the assets upon liquidation or which are redeemable at the option of the Trust, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate. In lieu of such statement or summary, the Trust may set forth upon the face or back of the certificate a statement that the Trust will furnish to any shareholder, upon request and without charge, a full statement of such information.

    Section 2. TRANSFERS. Certificates shall be treated as negotiable and title thereto and to the shares they represent shall be transferred by delivery thereof to the same extent as those of a Maryland stock corporation. Upon surrender to the Trust or the transfer agent of the Trust of a share certificate duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Trust shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

    The Trust shall be entitled to treat the holder of record of any share or shares as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

    Notwithstanding the foregoing, transfers of shares of beneficial interest of the Trust will be subject in all respects to the Declaration of Trust and all of the terms and conditions contained therein.

    Section 3. REPLACEMENT CERTIFICATE. Any officer designated by the Trustees may direct a new certificate to be issued in place of any certificate previously issued by the Trust alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing the issuance of a new certificate, an officer designated by the Trustees may, in his discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or the owner's legal representative to advertise the same in such manner as he shall require and/or to give bond, with sufficient surety, to the Trust to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.

    Section 4. CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE. The Trustees may set, in advance, a record date for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or determining shareholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of shareholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of shareholders not less than ten days, before the date on which the meeting or particular action requiring such determination of shareholders of record is to be held or taken.

    In lieu of fixing a record date, the Trustees may provide that the share transfer books shall be closed for a stated period but not longer than 20 days. If the share transfer books are closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books shall be closed for at least ten days before the date of such meeting.

    If no record date is fixed and the share transfer books are not closed for the determination of shareholders, (a) the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting, whichever is the closer date to the meeting; and (b) the record date for the determination of shareholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the Trustees, declaring the dividend or allotment of rights, is adopted.

    When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof, except when (i) the determination has been made through the closing of the transfer books and the stated period of closing has expired or (ii) the meeting is adjourned to a date more than 120 days after the record date fixed for the original meeting, in either of which case a new record date shall be determined as set forth herein.

    Section 5. STOCK LEDGER. The Trust shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate share ledger containing the name and address of each shareholder and the number of shares of each class held by such shareholder.

    Section 6. FRACTIONAL SHARES; ISSUANCE OF UNITS. The Trustees may issue fractional shares or provide for the issuance of scrip, all on such terms and under such conditions as they may determine. Notwithstanding any other provision of the Declaration of Trust or these Bylaws, the Trustees may issue units consisting of different securities of the Trust. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Trust, except that the Trustees may provide that for a specified period securities of the Trust issued in such unit may be transferred on the books of the Trust only in such unit.

                                  ARTICLE VIII

                                ACCOUNTING YEAR

    The Trustees shall have the power, from time to time, to fix the fiscal year of the Trust by a duly adopted resolution.

                                   ARTICLE IX

                                 DISTRIBUTIONS

    Section 1. AUTHORIZATION. Dividends and other distributions upon the shares of beneficial interest of the Trust may be authorized and declared by the Trustees, subject to the provisions of law and the Declaration of Trust. Dividends and other distributions may be paid in cash, property or shares of the Trust, subject to the provisions of law and the Declaration of Trust.

    Section 2. CONTINGENCIES. Before payment of any dividends or other distributions, there may be set aside out of any funds of the Trust available for dividends or other distributions such sum or sums as the Trustees may from time to time, in their absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of the Trust or for such other purpose as the Trustees shall determine to be in the best interest of the Trust, and the Trustees may modify or abolish any such reserve in the manner in which it was created.

                                   ARTICLE X

                               INVESTMENT POLICY

    Subject to the provisions of the Declaration of Trust, the Board of Trustees may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Trust as it shall deem appropriate in its sole discretion.

                                   ARTICLE XI

                                      SEAL

    Section 1. SEAL. The Trustees may authorize the adoption of a seal by the Trust. The seal shall have inscribed thereon the name of the Trust and the year of its formation. The Trustees may authorize one or more duplicate seals and provide for the custody thereof.

    Section 2. AFFIXING SEAL. Whenever the Trust is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word "(SEAL)" adjacent to the signature of the person authorized to execute the document on behalf of the Trust.

                                  ARTICLE XII

                    INDEMNIFICATION AND ADVANCE OF EXPENSES

    To the maximum extent permitted by Maryland law in effect from time to time, the Trust shall indemnify (a) any Trustee, officer or shareholder or any former Trustee, officer or shareholder (including among the foregoing, for all purposes of this Article XII and without limitation, any individual who, while a Trustee, officer or shareholder and at the express request of the Trust, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder, partner or trustee of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any Trustee or officer or any former Trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) each shareholder or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the Trust shall, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a Trustee, officer or shareholder or former Trustee, officer or shareholder made a party to a proceeding by reason such status, provided that, in the case of a Trustee or officer, the Trust shall have received (i) a written affirmation by the Trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Trust as authorized by these Bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Trust if it shall ultimately be determined that the applicable standard of conduct was not met. The Trust may, with the approval of its Trustees, provide such indemnification or payment or reimbursement of expenses to any Trustee, officer or shareholder or any former Trustee, officer or shareholder who served a predecessor of the Trust and to any employee or agent of the Trust or a predecessor of the Trust. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Declaration of Trust or these Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of this Article with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

    Any indemnification or payment or reimbursement of the expenses permitted by these Bylaws shall be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the MGCL for directors of Maryland corporations. The Trust may provide to Trustees, officers and shareholders such other and further indemnification or payment or reimbursement of expenses, as the case may be, to the fullest extent permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

                                  ARTICLE XIII

                                WAIVER OF NOTICE

    Whenever any notice is required to be given pursuant to the Declaration of Trust or Bylaws or pursuant to applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

                                  ARTICLE XIV

                              AMENDMENT OF BYLAWS

    The Trustees shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws; provided that any amendment of
Article III, Section 2 hereof or Article III, Section 11 hereof must be approved by at least a majority of the Trustees, including at least a majority of the Independent Trustees.

                                   ARTICLE XV

                                 MISCELLANEOUS

    All references to the Declaration of Trust shall include any amendments thereto.

P R O X Y                    GREAT LAKES REIT, INC.

The undersigned stockholder of Great Lakes REIT, Inc., a Maryland corporation (the "Company"), hereby appoints Richard A. May and Richard L. Rasley as proxies for the undersigned, with the full power of substitution in each of them, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held on July 17, 1998 at 10:00 a.m., Central Time, at the Hyatt Regency Woodfield Hotel, 1800 East Golf Road, Schaumburg, Illinois, and otherwise to represent the undersigned at the Annual Meeting with all powers possessed by the undersigned if personally present at the Annual Meeting, and at any and all adjournments or postponements thereof, upon the following matters that are more fully described in the accompanying Proxy Statement/Prospectus. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement/Prospectus and revokes any proxy heretofore given with respect to the Annual Meeting. The votes entitled to be cast by the undersigned will be cast in the manner directed below. If this proxy is executed but no direction is made, the votes entitled to be cast by the undersigned will be cast for Proposal 1 and for each of the nominees for Director, and in the discretion of the proxy holder on any other matter that may come before the Annual Meeting or any adjournment or postponement thereof.

1.         PROPOSAL TO APPROVE THE MERGER (AS SUCH TERM IS DEFINED IN THE ACCOMPANYING PROXY STATEMENT/
           PROSPECTUS) AND THE MERGER AGREEMENT (AS SUCH TERM IS DEFINED IN THE ACCOMPANYING PROXY
           STATEMENT/PROSPECTUS), THE PROVISIONS OF WHICH ARE DESCRIBED IN THE ACCOMPANYING PROXY
           STATEMENT/PROSPECTUS.
           / /  FOR                    / /  AGAINST                    / /  ABSTAIN
2.         ELECTION OF DIRECTORS.         / /        FOR all nominees listed below            / /
                                                     (except as marked to the contrary
                                                     below)
    (Instruction: To withhold authority to vote for any individual nominee mark the box next to the nominee's name below)
           / /  Richard A. May      / /  James J. Brinkerhoff      / /  Patrick R.
           Hunt      / /  Daniel E. Josephs
           / /  Daniel P. Kearney             / /  Edward Lowenthal             / /  Donald E.
           Phillips

1.
2.         WITHHOLD AUTHORITY to vote for
           all nominees listed below
    (Inst


3.         TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL
           MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE DISCRETION OF THE PROXY HOLDERS.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                              Number of Shares:
                                              Name of Stockholder:
                                              ----------------------------------
                                              Signature of Stockholder

                                              ----------------------------------
                                              Date

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

    Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

    The Declaration of Trust authorizes the Trust, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former trustee or officer or (b) any individual who, while a trustee of the Trust and at the request of the Trust, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or that such person may incur by reason of his status as a present or former trustee or officer of the Trust. The Trust Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee of the Trust and at the request of the Trust, serves or has served another real estate investment trust, corporation partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Declaration of Trust and Trust Bylaws also permit the Trust to indemnify and advance expenses to any person who served a predecessor of the Trust in any of the capacities described above and to any employee or agent of the Trust or a predecessor of the Trust. The Trust Bylaws require the Trust to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

    Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as is permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  2.1  Agreement and Plan of Merger, dated as of June 5, 1998, between Great
         Lakes REIT, Inc. and Great Lakes Merger Trust (included as Appendix A to the Proxy Statement/ Prospectus that is part of this Registration
         Statement).

  3.1  Declaration of Trust of the Trust.

  3.2 Form of Amended and Restated Declaration of Trust of the Trust (included as Appendix B to the Proxy Statement/Prospectus that is part of this Registration Statement).

  3.3  Bylaws of the Trust (included as Appendix C to the Proxy
         Statement/Prospectus that is part of this Registration Statement).

  3.4 Articles of Amendment and Restatement of the Company filed with the Maryland State Department of Assessments and Taxation on September 23,
         1997 (incorporated by reference to Exhibit 3.1 to the Company's
         Quarterly Report on Form 10-Q for the period ended June 30, 1997).

  3.5  Amended and Restated Bylaws of the Company dated September 11, 1997
         (incorporated by reference to Exhibit 4.2 to the Company's Registration
         Statement on Form S-3 (File No. 333-40129) filed with the Securities and
         Exchange Commission on November 13, 1997).

  4.1 Registration Rights Agreement, dated as of August 20, 1996, by and among the Company, Fortis Benefits Insurance Company, Morgan Stanley
         Institutional Fund, Inc.--U.S. Real Estate Portfolio, Morgan Stanley
         SICAV Subsidiary SA, Wellsford Karpf Zarrilli Ventures, L.L.C., Logan,
         Inc. and Pension Trust Account No. 104972 Held by Bankers Trust Company as Trustee (incorporated by reference to Exhibit 2 to the Company's
         Current Report on Form 8-K dated August 28, 1996).

  5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the securities being registered.

  8.1  Tax opinion of Jones, Day, Reavis & Pogue.

  8.2  Tax opinion of Jones, Day, Reavis & Pogue.

 23.1  Consent of Ernst & Young LLP.

 23.2 Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in their opinion filed as Exhibit 5.1).

 23.3  Consent of Jones, Day, Reavis & Pogue (included in their opinion filed as
         Exhibit 8.1).

 23.4  Consent of Jones, Day, Reavis & Pogue (included in their opinion filed as
         Exhibit 8.2).

 24.1  Powers of Attorney (set forth on the signature page hereof).

ITEM 22.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (d) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statements through the date of responding to the request.

    (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the 5th day of June, 1998.

                                GREAT LAKES MERGER TRUST

                                By:              /s/ RICHARD A. MAY
                                     -----------------------------------------
                                                   Richard A. May
                                        CHIEF EXECUTIVE OFFICER AND TRUSTEE

    Each person whose signature appears below constitutes and appoints Richard
A. May, Richard L. Rasley and James Hicks, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 5th day of June, 1998.

                                                    TITLE
                                ----------------------------------------------

      /s/ RICHARD A. MAY
------------------------------  Chief Executive Officer and Trustee (Principal
        Richard A. May            Executive Officer)

                                Senior Vice President--Finance, Chief
       /s/ JAMES HICKS            Financial Officer and Treasurer (Principal
------------------------------    Financial Officer and Principal Accounting
         James Hicks              Officer)

                                 EXHIBIT INDEX

      2.1  Agreement and Plan of Merger, dated as of June 5, 1998, by and between Great Lakes
             REIT, Inc. and Great Lakes Merger Trust (included as Appendix A to the Proxy
             Statement/ Prospectus that is part of this Registration Statement).

      3.1  Declaration of Trust of the Trust.

      3.2  Form of Amended and Restated Declaration of Trust of the Trust (included as Appendix B to the Proxy Statement/Prospectus that is part of this Registration Statement).

      3.3  Bylaws of the Trust (included as Appendix C to the Proxy Statement/Prospectus that is part of this Registration Statement).

      3.4  Articles of Amendment and Restatement of the Company filed with the Maryland State
             Department of Assessments and Taxation on September 23, 1997 (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the
             period ended June 30, 1997).

      3.5  Amended and Restated Bylaws of the Company dated September 11, 1997 (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-3 (File
             No. 333-40129) filed with the Securities and Exchange Commission on November 13,
             1997).

      4.1  Registration Rights Agreement, dated as of August 20, 1996, by and among the Company,
             Fortis Benefits Insurance Company, Morgan Stanley Institutional Fund, Inc.--U.S.
             Real Estate Portfolio, Morgan Stanley SICAV Subsidiary SA, Wellsford Karpf Zarrilli
             Ventures, L.L.C., Logan, Inc. and Pension Trust Account No. 104972 Held by Bankers
             Trust Company as Trustee (incorporated by reference to Exhibit 2 to the Company's
             Current Report on Form 8-K dated August 28, 1996).

      5.1  Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the securities being registered.

      8.1  Tax opinion of Jones, Day, Reavis & Pogue.

      8.2  Tax opinion of Jones, Day, Reavis & Pogue.

     23.1  Consent of Ernst & Young LLP.

     23.2  Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in their opinion filed as
             Exhibit 5.1).

     23.3  Consent of Jones, Day, Reavis & Pogue (included in their opinion filed as Exhibit
             8.1).

     23.4  Consent of Jones, Day, Reavis & Pogue (included in their opinion filed as Exhibit
             8.2).

     24.1  Power of Attorney (set forth on the signature page hereof).